Exhibit 99.1

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt about the Offer or the action you should take, you are recommended to seek your own financial advice immediately from your stockbroker, bank manager, solicitor, accountant, fund manager or other independent financial adviser authorised under the Financial Services and Markets Act 2000 or, if you are not resident in the United Kingdom, from another appropriately authorised independent financial adviser.

If you have sold or otherwise transferred all your Heritage Shares, please forward this document and the accompanying documentation as soon as possible to the purchaser or transferee, or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for delivery to the purchaser or transferee. These documents should not, however, be mailed or otherwise distributed or sent into any jurisdiction if to do so would constitute a violation of the laws of such jurisdiction. If you have sold or otherwise transferred only part of your holding of Heritage Shares, you should retain these documents.

This document should be read in conjunction with the accompanying Form of Acceptance if your shares are held in certificated form. Certain words and terms used in this document are defined in Appendix V of this document. All times referred to are London times unless otherwise stated.

You should read the whole of this document carefully. Your attention is drawn to the letter from the Chairman of Heritage, which is set out in Part I of this document and which contains the unanimous recommendation of the Heritage Directors to accept the Offer.

Recommended Cash Offer

by

Argo Acquisition, Limited

(a wholly owned subsidiary of

Argo Group International Holdings, Ltd)

for

Heritage Underwriting Agency plc

HSBC Bank plc, which is authorised and regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Argo Acquisition and Argo and for no one else in connection with the Offer and will not be responsible to anyone other than Argo Acquisition and Argo for providing the protections afforded to its customers or for providing advice in relation to the Offer or in relation to the contents of this document or any transaction or arrangement referred to herein.

KBC Peel Hunt Ltd and Hines Associates Limited, which are authorised and regulated in the United Kingdom by the Financial Services Authority, are acting exclusively for Heritage and for no one else in connection with the Offer and will not be responsible to anyone other than Heritage for providing the protections afforded to their customers or for providing advice in relation to the Offer or in relation to the contents of this document or any transaction or arrangement referred to herein.

The procedure for acceptance of the Offer is set out in Paragraph 15 of the letter from Argo Acquisition set out in Part II of this document and (in the case of certificated Heritage Shares) in the accompanying Form of Acceptance. A reply-paid envelope for use within the United Kingdom is enclosed for your convenience. To accept the Offer, if you hold your Heritage Shares in certificated form (that is, not in CREST), the accompanying Form of Acceptance should be completed and returned by post to the Receiving Agent at Computershare Investor Services PLC, Corporate Actions Projects, Bristol BS99 6AH or (during normal business hours) by hand to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE, as soon as possible and, in any event so as to be received no later than 1.00 p.m. (London time) on 8 May 2008. If you hold your Heritage Shares in uncertificated form (that is, in CREST), you should read Paragraph 15 of the letter from Argo Acquisition in Part II of this document and Part D of Appendix I to this document and follow the procedure for electronic acceptance through CREST so that the TTE Instruction settles no later than 1.00 p.m. (London time) on 8 May 2008. If you are a CREST sponsored member, you should refer to your CREST sponsor as only your CREST sponsor will be able to send the necessary TTE Instruction to Euroclear in relation to your Heritage Shares.

IMPORTANT NOTICES

The laws of relevant jurisdictions may affect the availability of the Offer to persons who are not citizens, residents or nationals of the United Kingdom. Persons who are not resident in the UK, or who are citizens, residents or nationals of a jurisdiction outside the UK, or who are otherwise subject to the laws of any jurisdiction other than the UK, or who are a nominee of, or custodian or trustee for, any citizen, resident or national of any country other than the UK (in each case, an “Overseas Person”), should inform themselves about and observe any applicable legal and regulatory requirements. It is the responsibility of any such Overseas Person to satisfy itself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including the obtaining of any governmental, exchange control or other consents which may be required and the compliance with other necessary formalities. Any Overseas Person will be responsible for the payment of any issue, transfer or other taxes or duties due in that jurisdiction of whomsoever payable and Argo, Argo Acquisition and HSBC and any person acting on their behalf shall be fully indemnified and held harmless by such person for any such issue, transfer or other taxes as such person may be required to pay. If you are an Overseas Person and you are in doubt about your position, you should consult your professional adviser in the relevant jurisdiction. Any failure to comply with the laws and regulatory requirements of the relevant jurisdiction may constitute a violation of the securities laws of any such jurisdiction.

The release, publication or distribution of this document in jurisdictions other than the UK may be restricted by law and/or regulation and therefore any persons who are subject to the laws and regulations of any jurisdiction other than the UK or Heritage Shareholders who are not resident in the UK should inform themselves about, and observe, any applicable requirements.

Unless otherwise determined by Argo Acquisition or required by the City Code and permitted by applicable law and regulation, the Offer is not being, and will not be made, directly or indirectly, in or into Canada, Australia, Japan or any other Restricted Jurisdiction, and the Offer may not be capable of acceptance from or within Canada, Australia, Japan or any other Restricted Jurisdiction. Accordingly, unless otherwise determined by Argo Acquisition or required by the City Code and permitted by applicable law and regulation, copies of this document, the Form of Acceptance and any other documents related to the Offer are not being, and must not be, indirectly or directly, mailed, transmitted or otherwise forwarded, distributed or sent in, into or from Canada, Australia, Japan or any other Restricted Jurisdiction. All persons (including, without limitation, custodians, nominees and trustees) receiving this document, the Form of Acceptance and any other documents related to the Offer should observe these restrictions and any applicable legal or regulatory requirements of their jurisdiction and must not mail or otherwise forward, send or distribute this document, the Form of Acceptance and any other documents related to the Offer in, into or from Canada, Australia, Japan or any other Restricted Jurisdiction. Any person (including, without limitation, any custodian, nominee or trustee) who would, or otherwise intends to, or may have a contractual or legal obligation to, forward this document and/or the Form of Acceptance and/or other related document to any jurisdiction outside the UK should inform themselves of, and observe, any applicable legal or regulatory requirements of such jurisdiction and should also seek appropriate advice and read Paragraph 14 of Part II of this document and Paragraph 6 of Part B of Appendix I to this document before doing so.

The Offer is made by Argo Acquisition solely through this document and the Form of Acceptance, which together contain the full terms and conditions of the Offer, including details of how to accept the Offer. Any acceptance or other response to the Offer should be made only on the basis of the information contained in this document and the Form of Acceptance.

This document has been prepared for the purpose of complying with English law and the City Code and the information disclosed may not be the same as that which would have been disclosed if this document had been prepared in accordance with the laws of a jurisdiction outside England.

NOTICE TO US HOLDERS OF HERITAGE SHARES

The Offer is being made in the United States pursuant to an exemption provided by Rule 14d-1(d) from compliance with certain US tender offer rules under the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Offer is subject to UK disclosure requirements, which are different from those of the US. The financial information on Heritage included in this document has been prepared in accordance with International Financial Reporting Standards (as adopted by the European Union) and thus may not be comparable to financial information of US companies or companies whose financial statements are prepared in accordance with US generally accepted accounting principles. The Offer is being made in the US pursuant to an exemption from the US tender offer rules and is otherwise being made in accordance with the requirements of the City Code. Accordingly, the Offer is subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments, that are different from those applicable under US domestic tender offer procedures and law.

The receipt of cash pursuant to the Offer by a US holder of Heritage Shares may be a taxable transaction for US federal income tax purposes and under applicable US state and local, as well as foreign and other tax laws. Each holder of Heritage Shares is urged to consult his independent professional adviser immediately regarding the tax consequences of acceptance of the Offer.

It may be difficult for US holders of Heritage Shares to enforce their rights and any claim arising out of the US federal securities laws, since Argo, Argo Acquisition and Heritage are located in a non-US country, and some or all of their officers and directors may be residents of a non-US country. US holders of Heritage Shares may not be able to sue a non-US company or its officers or directors in a non-US court for violations of the US securities laws. Further, it may be difficult to compel a non-US company and its affiliates to subject themselves to a US court’s judgment.

In accordance with normal UK practice and pursuant to Rule 14e-5(b) of the Exchange Act, Argo, Argo Acquisition or their nominees or brokers (acting as agents) may from time to time make certain purchases of, or arrangements to purchase, Heritage Shares outside the United States, other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. In addition, HSBC and HSBC Financial Products (France) SNC are connected exempt market makers and/or connected exempt principal dealers, as such terms are used in the City Code, and may from time to time make certain purchases of, or arrangements to purchase, Heritage Shares other than pursuant to the Offer, before or during the period in which the Offer remains open for acceptance. Such purchases or arrangements to purchase Heritage Shares must comply with English law, the City Code and other applicable law. Any information about such purchases will be disclosed as required in the UK, will be reported to a Regulatory Information Service and will be available on the London Stock Exchange website, www.londonstockexchange.com.

FORWARD LOOKING STATEMENTS

This document may contain certain statements the are “forward-looking statements” within the meaning of US federal securities laws concerning the Offer, the Argo Group and the Heritage Group. Generally, the words “will”, “may”, “should”, “could”, “would”, “can”, “continue”, “opportunity”, “believes”, “expects”, “intends”, “anticipates”, “estimates” or similar expressions identify forward-looking statements. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally, and completion of the Offer in particular, and also may materially differ from actual future experience involving any one or more of such statements. The inclusion of a forward-looking statement herein should not be regarded as a representation by the Argo Group or the Heritage Group that the Argo Group’s or the Heritage’s Group’s objectives will be achieved. Argo, Argo Acquisition and Heritage assume no obligation and do not intend to publicly update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by the City Code or pursuant to applicable law.

These forward-looking statements have not been reviewed by the auditors of Argo, Argo Acquisition or of Heritage. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of any such person, or industry results, to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. These forward-looking statements are based on numerous assumptions regarding the present and future business strategies of such persons and the environment in which each will operate in the future. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date they were made. All subsequent oral or written forward-looking statements attributable to Argo, Argo Acquisition or Heritage or any of their members or any persons acting on their behalf are expressly qualified in their entirety by the cautionary statement above. All forward-looking statements included in this document are based on information available to the relevant parties on the date of this document. Investors should not place undue reliance on such forward-looking statements.

DEALING DISCLOSURE REQUIREMENTS

Under the provisions of Rule 8.3 of the City Code, if any person is, or becomes, “interested” (directly or indirectly) in one per cent. or more of any class of “relevant securities” of Heritage, all “dealings” in any “relevant securities” of Heritage (including by means of an option in respect of, or a “derivative” referenced to, any such “relevant securities”) must be publicly disclosed by no later than 3.30pm (London time) on the Business Day following the date of the relevant transaction. This requirement will continue until the date on which the Offer becomes, or is declared, unconditional as to acceptances, lapses or is otherwise withdrawn or on which the “Offer period” otherwise ends. If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire an “interest” in “relevant securities” of Heritage, they will be deemed to be a single person for the purpose of Rule 8.3.

Under the provisions of Rule 8.1 of the City Code, all “dealings” in “relevant securities” of Heritage by Argo, Argo Acquisition or Heritage, or by any of their respective “associates”, must be disclosed by no later than 12.00 noon (London time) on the Business Day following the date of the relevant transaction.

A disclosure table, giving details of the companies in whose “relevant securities” “dealings” should be disclosed, and the number of such securities in issue, can be found on the Panel’s website at http://www.thetakeoverpanel.org.uk.

“Interests in securities” arise, in summary, when a person has long economic exposure, whether conditional or absolute, to changes in the price of securities. In particular, a person will be treated as having an “interest” by virtue of the ownership or control of securities, or by virtue of any option in respect of, or derivative referenced to, securities.

Terms in this section on dealing disclosure requirements in quotation marks are defined in the City Code, which can also be found on the Panel’s website. If you are in any doubt as to whether or not you are required to disclose a “dealing” under Rule 8, you should consult the Panel.

HOW TO ACCEPT THE OFFER

If you hold Heritage Shares in certificated form (that is, not in CREST):

(1)	complete the Form of Acceptance in accordance with Paragraph 15(a) of the letter from Argo Acquisition set out in Part II of this document; and

(2)	return the completed Form of Acceptance (along with any appropriate documents of title), by post to the Receiving Agent at Computershare Investor Services PLC, Corporate Actions Projects, Bristol BS99 6AH or by hand (during normal business hours) to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE as soon as possible and, in any event, so as to be received no later than 1.00 p.m. (London time) on 8 May 2008. A reply-paid envelope for use in the UK only is enclosed for your convenience.

If you hold Heritage Shares in uncertificated form (that is, in CREST): acceptances should be made electronically through CREST so that the TTE Instruction settles no later than 1.00 p.m. (London time) on 8 May 2008.

If you are in any doubt as to the action you should take to accept the Offer, please contact an independent financial adviser authorised under FSMA if you are resident in the UK or, if you are not resident in the UK, another appropriately authorised independent financial adviser.

THE FIRST CLOSING DATE OF THE OFFER IS 1.00 p.m. (London time) on 8 May 2008.

PART I

LETTER OF RECOMMENDATION FROM THE CHAIRMAN OF HERITAGE UNDERWRITING AGENCY PLC

HERITAGE UNDERWRITING AGENCY PLC

(Incorporated in England and Wales under the Companies Act 1985 with registered number 3741768)

Directors:	Registered Office:
John Kavanaugh (Chairman)	3(rd) Floor
Richard Pexton (Chief Executive Officer)	Knollys House
Nicholas Denniston (Chief Financial	47 Mark Lane
Officer)	London EC3R 7QQ
Barry Cook (Non-Executive Director)
Miriam Greenwood OBE DL (Non- Executive
Director)
James Hays (Non-Executive Director)
Christopher Garth James (Non-Executive
Director)
Simon Shaw (Non-Executive Director)
17 April 2008

To Heritage Shareholders and, for information only, to holders of Heritage Warrants, holders of Heritage Preference Shares and to participants in the Heritage Share Schemes

Dear Heritage Shareholder,

RECOMMENDED CASH OFFER

1. Introduction

On 5 December 2007, the Heritage Board announced that it had received an approach regarding a potential offer for Heritage. On 2 April 2008, after discussions with a number of potential offerors, the Boards of Argo and Heritage announced the terms of a recommended cash offer to be made by Argo Acquisition, a wholly-owned subsidiary of Argo, for the entire issued and to be issued ordinary share capital of Heritage not already owned by Argo Acquisition. This letter sets out the background to the Offer and the reasons why the Heritage Directors, who have been so advised by KBC Peel Hunt and Hines Associates, consider the terms of the Offer to be fair and reasonable and are unanimously recommending that you accept the Offer. In providing such advice, KBC Peel Hunt and Hines Associates have taken into account the commercial assessments of the Heritage Directors.

2. Summary of the Offer

The Offer, which is subject to the conditions and further terms set out in Appendix I to this document and (if you hold your Heritage Shares in certificated form) in the accompanying Form of Acceptance, is contained in the letter from Argo Acquisition set out in Part II of this document.

The Offer is being made on the following basis:

For each Heritage Share    154p in cash

In addition, Heritage Shareholders on the register at the close of business on 28 March 2008 will remain entitled to receive the Final Dividend.

The Offer values Heritage’s entire issued and to be issued ordinary share capital at approximately £136 million (on an ex-dividend basis) and approximately £141 million (on a cum dividend basis), assuming the exercise of all outstanding options relating to Heritage Shares and the Heritage Warrants.

3. Background

The Heritage Directors believe that Heritage has developed considerably since its admission to AIM in August 2006. Management processes have been streamlined, its two main syndicates merged and its underwriting profile increasingly diversified by class and geography. A number of high quality teams have been recruited and capacity has expanded at the same time as Heritage’s percentage ownership of this capacity has increased. However, the Heritage Directors believe that, in current market conditions, it is attractive for Heritage Shareholders to have the opportunity to realise cash for their investment in Heritage at a premium both to the prevailing market price and to the market price prior to 4 December 2007, the last business day prior to Heritage confirming that it had received an approach regarding a possible offer for Heritage.

Since Heritage’s admission to AIM in August 2006 at an issue price of 75 pence per share Heritage Shareholders have enjoyed a significant return on their investment. The Offer Price, together with the value of the Final Dividend to be retained by Heritage Shareholders on the register at the close of business on 28 March 2008, represents:

•

a premium of approximately 46 per cent. to the Closing Price of 109.5 pence per Heritage Share on 4 December 2007, the last business day prior to Heritage confirming that it had received an approach regarding a possible offer for Heritage; and

•	a premium of approximately 38 per cent. to the average Closing Price of 116 pence per Heritage Share over the last 30 days prior to 4 December 2007.

In recent years, Heritage has developed a successful and profitable underwriting business. The Heritage Directors are confident that the business will continue to thrive under the ownership of Argo, as part of a diversified group with significant US and international platforms and access to capital.

4. Management and employees

The Board of Argo has given assurances to the Heritage Directors that, on the Offer becoming or being declared wholly unconditional, the existing employment rights and terms and conditions of employment of all management and employees of Heritage will be safeguarded and pension obligations complied with. Given the limited overlap of business written by the Argo Group and the Heritage Group, Argo’s plans for Heritage do not involve any immediate change in the conditions or location of employment of Heritage employees, including the executive Directors, and it is Argo’s intention that employees of Heritage will continue to enjoy terms and conditions that overall are as favourable as those that currently apply.

Following the Offer becoming or being declared unconditional in all respects, Argo intends the Heritage management team to remain in place.

Following the Offer becoming or being declared unconditional in all respects, it is the intention that the non-executive Heritage Directors will, if required by Argo Acquisition, resign as Heritage Directors.

5. Heritage Share Schemes, Heritage Warrants and Heritage Preference Shares

The Offer extends to any Heritage Shares which are unconditionally allotted or issued pursuant to the exercise of options under the Heritage Share Schemes or otherwise while the Offer remains open for acceptance (or such earlier date as Argo Acquisition may, subject to the City Code, decide).

In accordance with the rules of the relevant Heritage Share Scheme, options which have been granted but which are not yet exercisable may become exercisable, at the exercise price specified at grant, for a period following the Offer becoming or being declared unconditional in all respects or otherwise in accordance with the rules of the relevant scheme. On the expiry of that period, unexercised options may lapse.

Appropriate proposals will be made to participants in the Heritage Share Schemes in connection with the Offer. Details of these proposals will be set out in separate letters which will be sent to the holders of options under the Heritage Share Schemes in due course.

In addition, the Offer extends to any Heritage Shares which are unconditionally allotted or issued pursuant to the exercise of the Heritage Warrants. In accordance with their terms, the Heritage Warrants are currently exercisable at a price of 75 pence per Heritage Share, at any time up to 30 June 2009.

KBC Peel Hunt, as the holder of all the Heritage Warrants, intends to exercise all the Heritage Warrants upon the Offer becoming or being declared unconditional in all respects and to accept the Offer in respect of all the resulting Heritage Shares.

As the Heritage Preference Shares are a class of non-voting, non-equity share capital, no proposal will be made by Argo Acquisition to the holders of Heritage Preference Shares for the acquisition of any of their Heritage Preference Shares.

6. Inducement fee

Heritage has agreed to pay Argo and Argo Acquisition jointly an inducement fee equal to the lower of: (i) £1,362,378.65 (inclusive of VAT to the extent that such VAT is not recoverable by Heritage); and (ii) such sum as may be lawfully paid by Heritage to Argo and Argo Acquisition. Further details of the agreement are set out in Paragraph 6 of Part II of this document, including the circumstances in which it is payable by Heritage.

7. Irrevocable undertakings and Argo Acquisition’s purchase of Heritage Shares

Your attention is drawn to Paragraphs 4 and 5 of the letter from Argo Acquisition set out in Part II of this document and to Paragraph 8 of Appendix IV.

8. Taxation

Your attention is drawn to Paragraph 13 of the letter from Argo Acquisition set out in Part II of this document. If you are in any doubt as to your own tax position or if you are resident in a jurisdiction other than the UK you should seek appropriate independent professional advice.

9. Compulsory acquisition, cancellation of trading and re-registration

Your attention is drawn to Paragraph 12 of the letter from Argo Acquisition set out in Part II of this document in relation to Argo Acquisition’s intentions regarding the compulsory acquisition of Heritage Shares, the cancellation of admission of Heritage Shares to trading on AIM and the re-registration of Heritage as a private company under the relevant provisions of the Companies Acts.

The cancellation of Heritage’s admission to trading on AIM would significantly reduce the liquidity and marketability of Heritage Shares in respect of which acceptances of the Offer are not submitted.

10. Further information

Your attention is drawn to the letter from Argo Acquisition set out in Part II of this document, to the Form of Acceptance (if you hold your Heritage Shares in certificated form) and to Appendices I to V to this document. In particular, your attention is drawn to the procedure for accepting the Offer, which is set out in Paragraph 15 of the letter from Argo Acquisition set out in Part II of this document.

11. Action to be taken

If you hold your Heritage Shares in certificated form you may only accept the Offer in respect of such shares by completing, signing and returning the Form of Acceptance in accordance with the instructions printed thereon, by post to the Receiving Agent at Computershare Investor Services PLC, Corporate Actions Projects, Bristol BS99 6AH or (during normal business hours only) by hand to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE together with the relevant share certificate(s) and/or other document(s) of title as soon as possible and, in any event, so as to be received no later than 1.00pm on 8 May 2008. A reply-paid envelope for use in the UK only is enclosed for your convenience.

Any Form of Acceptance received in an envelope post-marked in Canada, Australia, Japan or any other Restricted Jurisdiction or otherwise appearing to Argo Acquisition or its agents to have been sent from any of these jurisdictions may be rejected as an invalid acceptance of the Offer.

If you hold your Heritage Shares in uncertificated form (that is, in CREST) you may only accept the Offer in respect of such shares by TTE instruction in accordance with the procedure set in Paragraph 15(b) of the letter from Argo Acquisition set out in Part II of this document. You should NOT return the Form of Acceptance.

If you are in any doubt as to the procedure for acceptance of the Offer, please contact the Receiving Agent by telephone on 0870 707 1033 (or +44 870 707 1033, if telephoning from outside the UK) or at the address referred to above.

12. Recommendation

The Heritage Directors, who have been so advised by KBC Peel Hunt and Hines Associates, consider the terms of the Offer to be fair and reasonable. In providing advice to the Heritage Directors, KBC Peel Hunt and Hines Associates have taken into account the commercial assessments of the Heritage Directors.

Accordingly, the Heritage Directors unanimously recommend that Heritage Shareholders accept the Offer as the Heritage Directors have irrevocably undertaken to do in respect of their own existing beneficial holdings of issued Heritage Shares which amount, in aggregate, to 2,578,627 Heritage Shares, representing approximately 3.3 per cent. of the existing issued ordinary share capital of Heritage, and in respect of their options to acquire Heritage Shares.

Yours sincerely

LOGO

John Kavanaugh

Chairman

PART II

LETTER FROM ARGO ACQUISITION, LIMITED (A WHOLLY OWNED SUBSIDIARY OF

ARGO GROUP INTERNATIONAL HOLDINGS, LTD)

ARGO ACQUISITION, LIMITED

(Incorporated in England and Wales with registered number 06543704)

Directors:	Registered Office:
Mark E. Watson III (Chairman)	20 Blackfriars Lane London EC4V 6HD
Andrew Carrier (Director)
17 April 2008

To Heritage Shareholders and, for information only, to holders of Heritage Warrants, holders of Heritage Preference Shares and to participants in the Heritage Share Schemes

Dear Heritage Shareholder,

Recommended Cash Offer by Argo Acquisition, Limited

(a wholly owned subsidiary of Argo Group International Holdings, Ltd)

for Heritage Underwriting Agency plc

1. Introduction

On 2 April 2008, the boards of Argo and Heritage announced the terms of a recommended cash offer to be made by Argo Acquisition (a wholly owned subsidiary of Argo) for the entire issued and to be issued ordinary share capital of Heritage not already owned by Argo Acquisition. Your attention is drawn to the letter from the Chairman of Heritage, set out in Part I of this document. That letter, amongst other things, confirms that the Heritage Directors, who have been so advised by KBC Peel Hunt and Hines Associates, consider the terms of the Offer to be fair and reasonable and explains why the Heritage Directors unanimously recommend all Heritage Shareholders to accept the Offer.

This letter and Appendix I to this document contain the formal Offer for your Heritage Shares. They are accompanied by, and should be read in conjunction with, the Form of Acceptance (which sets out further terms and conditions to the Offer for Heritage Shareholders who hold Heritage Shares in certificated form) and the rest of this document, which contains financial and other information on Argo, Argo Acquisition and Heritage. The procedures for acceptance of the Offer and settlement of the consideration due under the Offer are set out in Paragraph 15 of this letter and (if you hold your Heritage Shares in certificated form) the Form of Acceptance.

2. The Offer

Argo Acquisition hereby offers to acquire, on the terms and subject to the conditions set out or referred to in this document and, in the case of Heritage Shares held in certificated form, in the accompanying Form of Acceptance, the entire issued and to be issued ordinary share capital of Heritage not already owned by Argo Acquisition, on the following basis:

For each Heritage Share    154 pence in cash

The Offer values Heritage’s entire issued and to be issued ordinary share capital at approximately £136 million (on an ex-dividend basis) and £141 million (on a cum dividend basis), assuming the exercise of all outstanding options and the Heritage Warrants.

In addition, Heritage Shareholders on the register at the close of business on 28 March 2008 will remain entitled to receive the Final Dividend of 6.0 pence per Heritage Share announced on 11 March 2008.

The Offer Price, together with the value of the Final Dividend to be retained by Heritage Shareholders on the register at the close of business on 28 March 2008, represents:

•

a premium of approximately 46 per cent. to the Closing Price of 109.5 pence per Heritage Share on 4 December 2007, the last business day prior to Heritage confirming that it had received an approach regarding a possible offer for Heritage;

•	a premium of approximately 38 per cent. to the average Closing Price of 116 pence per Heritage Share over the last 30 days prior to 4 December 2007.

The Offer Price represents a premium of approximately 15% to Heritage’s Closing Price of 133.5 pence per Heritage Share (on an ex-dividend basis) as at 1 April 2008, the last business day prior to the announcement of the Offer.

The Offer extends to all Heritage Shares unconditionally allotted or issued (including pursuant to the exercise of options granted under the Heritage Share Schemes) after the date of this document and before the time at which the Offer ceases to be open for acceptance (or before such earlier time as Argo Acquisition may, in accordance with the terms and conditions of the Offer and subject to the rules of the City Code, decide).

The Heritage Shares that are subject to the Offer will be acquired by Argo Acquisition fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other third party rights and interests of any nature whatsoever and together with all rights now or hereafter attaching thereto, including, without limitation, voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after 2 April 2008, other than the Final Dividend.

3. Background to and Reasons for the Offer

Heritage is a successful quoted Lloyd’s insurer with a core team of underwriters who have a track record of profitable underwriting results across the underwriting cycle.

Combining Heritage with the Argo Group provides Heritage with access to a Bermudian underwriting platform and additional capital for strategic development within the Lloyd’s business lines. The additional capital within the enlarged Argo Group could also present new opportunities for business to be written by the Heritage Syndicate 1200 underwriting team beyond the range of the current syndicate profile.

Given Heritage’s position in the Lloyd’s market and the limited duplication of business written by the Heritage Group and the Argo Group, the board of Argo believes that the combination of Argo and Heritage will fulfil a strategic objective of Argo to diversify into additional product areas and new geographic markets. This combination will extend Argo’s reach by supplementing its distribution network with that of Heritage.

The combined business will have greater scale and breadth of underwriting skills base which is expected to provide the enlarged Argo Group with more flexibility to take advantage of opportunities in specific classes throughout the insurance cycle as they arise.

The acquisition of Heritage pursuant to the Offer is expected to enhance Argo’s earnings per share in 2008 (on an annualised basis) by approximately 15 per cent. Argo’s 2008 return on equity is expected to be increased by 1.2 to 1.5 percentage points. Nothing in these statements should be interpreted to mean that Argo’s earnings per share or return on equity in 2008 will necessarily be greater than in 2007.

4. Irrevocable Undertakings

Argo Acquisition has received the following irrevocable undertakings to accept the Offer in respect of a total of 49,746,882 issued Heritage Shares, representing, in aggregate, approximately 64.0 per cent. of Heritage’s existing issued ordinary share capital:

(a)

the Heritage Directors have irrevocably undertaken to accept the Offer in respect of their entire existing beneficial holdings of issued Heritage Shares which amount to, in aggregate, 2,578,627 Heritage Shares, representing approximately 3.3 per cent. of the existing issued ordinary share capital of Heritage. The Heritage Directors have also given irrevocable undertakings to accept the Offer in respect of any new Heritage Shares which are issued to them on the exercise of options under the Heritage Share Schemes following the Offer becoming or being declared unconditional in all respects or otherwise in accordance with the rules of the relevant Heritage Share Scheme. In addition, the Heritage Directors have agreed, if so directed by Argo Acquisition, to transfer to Argo Acquisition (or as it may direct), all Heritage Shares held by that Heritage Director, in consideration for payment of an amount per share equal to the Offer Price. These irrevocable undertakings will continue to be binding if a higher Competing Offer is made for Heritage. However, these irrevocable undertakings will cease to be binding immediately upon the Offer lapsing or being withdrawn.

(b)	the Hays Investors, HCC and certain other Heritage Shareholders have irrevocably undertaken to accept the Offer in respect of, in aggregate, 47,168,255 issued Heritage Shares over which they have discretionary control, representing approximately 60.7 per cent. of the existing issued ordinary share capital of Heritage. These irrevocable undertakings will cease to be binding immediately upon the Offer lapsing or being withdrawn. These irrevocable undertakings will also cease to be binding (a) if a Competing Offer is made which values the Heritage Shares at a price per share being at least 10 per cent. higher than 160 pence (being an amount equal to the aggregate of the Offer Price plus the Final Dividend) as at the date on which such third party offer is announced; or (b) after such time as an acceptor would be entitled to withdraw his acceptance of the Offer pursuant to Rule 34 of the City Code, provided that a Competing Offer which values the Heritage Shares at a price per share being at least 10 per cent. higher than 160 pence has at that time been or is subsequently announced.

5. Argo Acquisition’s purchase of Heritage Shares

Since the announcement of the Offer, Argo Acquisition has acquired, in aggregate, 7,691,703 Heritage Shares at a maximum price of 154 pence per Heritage Share, representing approximately 9.9 per cent. of the issued ordinary share capital of Heritage. Therefore, following this acquisition of Heritage Shares by Argo Acquisition, Argo Acquisition owns or has received irrevocable undertakings to accept the Offer in respect of 57,438,585 Heritage Shares, representing approximately 73.9 per cent. of Heritage’s issued ordinary share capital.

6. Inducement fee

Argo and Argo Acquisition entered into a letter agreement with Heritage dated 1 April 2008, under which Heritage has agreed to pay to Argo and Argo Acquisition jointly an inducement fee equal to the lower of: (i) £1,362,378.65 (inclusive of VAT to the extent that such VAT is not recoverable by Heritage); and (ii) such sum as may be lawfully paid to Argo and Argo Acquisition. The inducement fee is payable by Heritage upon the occurrence of one of the following two circumstances before either: (i) the Offer becomes or is declared unconditional in all respects; or (ii) the Offer lapses or is otherwise withdrawn in accordance with its terms:

(a)	the Heritage Directors withdraw or adversely change or adversely qualify the terms of their recommendation of the Offer (or recommend any independent competing offer); or

(b)	the Heritage Directors continue to recommend the Offer but an independent competing offer subsequently becomes or is declared unconditional in all respects.

For the purposes of this Paragraph 6, “independent competing offer” means an offer, merger, scheme of arrangement, recapitalisation or other transaction for or in respect of some or all of the Heritage Shares which is made by a party other than Argo (or any subsidiary undertaking of Argo), or other than HSBC on behalf of Argo (or any subsidiary undertaking of Argo), or other than a person acting in concert with Argo, in each case by way of an announcement of such transaction (whether or not subject to any preconditions) made in accordance with Rule 2.5 of the City Code and (in each case) at a value of 154 pence or more per Heritage Share.

7. Information relating to the Argo Group

Headquartered in Hamilton, Bermuda, Argo (Nasdaq GS: AGII) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. The Argo Group offers a full line of high-quality products and services designed to meet the unique coverage and claims handling needs of businesses in three primary segments: Excess and Surplus Lines, Select Markets, and International Specialty. Information on Argo and its subsidiaries is available at www.argolimited.com. As at 31 December 2007,

Argo had shareholders’ equity of $1,385 million (£692.5 million). Argo is the combined international holding company resulting from the merger of Argonaut Group, Inc. and PXRE Group, Ltd. on 7 August 2007.

8. Information relating to the Heritage Group

Heritage is a specialist insurer based in London. Its business is focused on underwriting worldwide property and non-US liability risks. The worldwide property unit concentrates mainly on short-tail risks with an emphasis on commercial property. The Heritage Board believes that this unit has a flexible approach to underwriting and can respond to opportunities in territories and classes of business as they arise. The liability unit underwrites non-US professional indemnity insurance and other liability classes. The majority of the Heritage Group’s core underwriting team has worked together successfully for more than 10 years and has a history of achieving profitable underwriting results across the underwriting cycle in their respective classes at Lloyd’s.

The Heritage Group’s underwriting activities are carried out through Syndicate 1200. Heritage now owns £174 million of capacity (2007: £139 million), part of a total managed capacity of £325 million (2007: £315 million).

In the financial year ended 31 December 2007, Heritage had gross written premium of £175.3 million (2006: £110.9 million) and net earned premium of £135.1 million (2006: £75.1 million) attributable to Heritage Shareholders. The business maintained a combined ratio of 90 per cent. in both 2006 and 2007. Pre-tax profits and fully diluted earnings per share increased in 2007 to £23.3 million and 21.8 pence from £10.3 million and 16.9 pence respectively in 2006. The business generated return on equity in the financial year ended 31 December 2007 of 26 per cent. As at 31 December 2007, net tangible assets attributable to shareholders were £77.0 million (2006: £58.0 million) and fully diluted net tangible assets per share was 96.1 pence (2006: 77.7 pence).

9. Heritage management, employees and locations

The Board of Argo has given assurances to the Heritage Directors that, on the Offer becoming or being declared wholly unconditional, the existing employment rights and terms and conditions of employment of all management and employees of Heritage will be safeguarded and pension obligations complied with. Given the limited overlap of business written by Argo and Heritage, Argo’s plans for Heritage do not involve any immediate change in the conditions or location of employment of Heritage employees, including the executive Directors, and it is Argo’s intention that employees of Heritage will continue to enjoy terms and conditions that overall are as favourable as those that currently apply.

Following the Offer becoming or being declared unconditional in all respects, Argo intends the Heritage management team to remain in place.

Following the Offer becoming or being declared unconditional in all respects, it is the intention that the non-executive Heritage Directors will, if required by Argo Acquisition, resign from the Heritage Board.

10. Heritage Share Schemes, Heritage Warrants and Heritage Preference Shares

The Offer extends to any Heritage Shares which are unconditionally allotted or issued pursuant to the exercise of options under the Heritage Share Schemes or otherwise while the Offer remains open for acceptance (or such earlier date as Argo Acquisition may, subject to the City Code, decide).

In accordance with the rules of the relevant Heritage Share Scheme, options which have been granted but which are not yet exercisable may become exercisable, at the exercise price specified at grant, for a period following the Offer becoming or being declared unconditional in all respects or otherwise in accordance with the rules of the relevant scheme. On the expiry of that period, unexercised options may lapse.

Appropriate proposals will be made to participants in the Heritage Share Schemes in connection with the Offer. Details of these proposals will be set out in separate letters which will be sent to the holders of options under the Heritage Share Schemes in due course.

In addition, the Offer extends to any Heritage Shares which are unconditionally allotted or issued pursuant to the exercise of the Heritage Warrants. In accordance with their terms, the Heritage Warrants are currently exercisable at an exercise price of 75 pence per Heritage Share, up to 30 June 2009.

KBC Peel Hunt, as the holder of all the Heritage Warrants, intends to exercise all the Heritage Warrants upon the Offer becoming or being declared unconditional in all respects and to accept the Offer in respect of all the resulting Heritage Shares.

As the Heritage Preference Shares are a class of non-voting, non-equity share capital, no proposal is required to, nor will be made by Argo Acquisition to the holders of Heritage Preference Shares to acquire any of their Heritage Preference Shares.

11. Financing of the Offer

The consideration payable under the Offer will be funded using Argo’s existing resources. HSBC is satisfied that the necessary financial resources are available to Argo Acquisition to enable it to satisfy in full the consideration payable under the terms of the Offer.

12. Compulsory acquisition, cancellation of trading and re-registration

Subject to Argo Acquisition acquiring, by virtue of the Offer or otherwise, Heritage Shares carrying not less than 75 per cent. of the voting rights of Heritage, and subject to the Offer becoming or being declared unconditional in all respects, Argo Acquisition intends (subject to the agreement of the London Stock Exchange) to give notice in accordance with the AIM Rules for the cancellation of the admission to trading of Heritage Shares on AIM. It is intended that Heritage Shares will cease to be admitted to trading on AIM shortly after the Offer is declared wholly unconditional.

If Argo Acquisition receives acceptances under the Offer in respect of, or otherwise acquires, 90 per cent. or more of the Heritage Shares to which the Offer relates, Argo Acquisition intends to exercise its rights pursuant to Chapter 3 of Part 28 of the Companies Act 2006 to acquire compulsorily the remaining Heritage Shares in respect of which the Offer has not been accepted.

It is also intended that, following the Offer becoming or being declared unconditional in all respects and after the cancellation referred to above becoming effective, Heritage will be re-registered as a private company under the relevant provisions of the Companies Acts.

The cancellation of admission of Heritage Shares to trading on AIM will significantly reduce the liquidity and marketability of any Heritage Shares not assented to the Offer and the value of such Heritage Shares may be adversely affected as a consequence.

13. United Kingdom taxation

Set out below is a summary of certain aspects of the UK tax treatment of Heritage Shareholders in connection with the Offer. They are based on current UK law and published HM Revenue & Customs practice currently in force. They are intended as a general guide and apply only to Heritage Shareholders who are resident or (if individuals) ordinarily resident for tax purposes in the UK (or who, although neither resident nor ordinarily resident in the UK, carry on a trade, profession or vocation through a branch, agency or permanent establishment in the UK for the purposes of which they have used, held or acquired their Heritage Shares), who hold Heritage Shares as an investment (otherwise than under any scheme which benefits from special tax exemptions) and not as trading stock and who are the beneficial owners of those Heritage Shares. The summary may not apply to certain classes of Heritage Shareholders such as brokers, dealers in securities and persons regarded as having obtained their Heritage Shares by reason of their employment. This section is not intended to be, and should not be construed to be, legal or taxation advice to any Heritage Shareholder. Heritage Shareholders who are in any doubt about their taxation position, or who are resident or otherwise subject to taxation in a jurisdiction outside the UK, should consult their own independent professional adviser immediately.

(a) UK Taxation of Chargeable Gains

A Heritage Shareholder who accepts the Offer will make a disposal of Heritage Shares for the purposes of UK taxation of chargeable gains. Such disposal may, depending on the Heritage Shareholder’s individual circumstances (including the availability of exemptions, reliefs and allowable losses), give rise to a liability to UK taxation of chargeable gains.

Heritage Shareholders who are neither resident nor ordinarily resident in the UK for UK tax purposes are not subject to UK tax on chargeable gains unless: (i) at the time of disposal, they carry on a trade, profession or vocation in the UK through a branch or agency or permanent establishment and the Heritage Shares disposed of are used in or for the purposes of the trade, profession or vocation at or before the time when the chargeable gain accrued, or (ii) at the time of disposal, they were temporary non-residents falling within Section 10A of the Taxation of Chargeable Gains Act 1992.

(i) Corporation taxpayers

In the case of a Heritage Shareholder which is within the charge to UK corporation tax on a disposal of its Heritage Shares for cash, such Heritage Shareholder should be entitled to an indexation allowance.

(ii) Other UK taxpayers

An indexation allowance is not available to UK taxpayers other than UK corporation taxpayers. Taper relief ceased to be available to UK taxpayers for disposals after 5 April 2008. Other reliefs, depending on the Heritage Shareholder’s individual circumstances, may be available to reduce the amount of gains subject to tax.

(b) Heritage Share Schemes

Special tax provisions may apply to Heritage Shareholders who have acquired or acquire their Heritage Shares by exercising options under the Heritage Share Schemes, including provisions imposing a charge to UK income tax. Such Heritage Shareholders are encouraged to seek advice from their own independent professional adviser.

(c) Stamp Duty and Stamp Duty Reserve Tax (“SDRT”)

No stamp duty or SDRT will be payable by Heritage Shareholders as a result of accepting the Offer.

14. Overseas Shareholders

The availability of the Offer to Heritage Shareholders who are citizens or residents of jurisdictions outside the United Kingdom may be affected by the laws of their jurisdiction. Such persons should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction. If you remain in any doubt, you should consult your professional adviser in the relevant jurisdiction without delay.

The attention of Heritage Shareholders who are citizens or residents of jurisdictions outside the UK or who are holding shares for such citizens or residents and any person (including, without limitation, any custodian, nominee or trustee) who may have an obligation to forward any document in connection with the Offer outside the UK, is drawn to Paragraph 6 of Part B of Appendix I to this document and (in the case of Heritage Shares held in certificated form) to the relevant provisions of the Form of Acceptance, which they should read before taking any action.

This Offer is being made in the US pursuant to an exemption provided by Rule 14d-1(d) from compliance with US tender offer rules under the Exchange Act.

Unless otherwise determined by Argo Acquisition or required by the City Code and permitted by applicable law and regulation, the Offer is not being, and will not be, made directly or indirectly, in or into or by the use of the mails of, or by any other means including, without limitation, electronic mail, facsimile transmission, telex, telephone, internet or other forms of electronic communication of interstate or foreign commerce of, or any facility of a national securities exchange of, any jurisdiction (including, without limitation, any Restricted Jurisdiction) where to do so would violate the laws of that jurisdiction and will not be capable of acceptance by any such use, means or facility or from within any such jurisdiction. Accordingly, Heritage Shareholders who are unable to give the representations and warranties set out in Paragraph (c) of Part C or (as the case may be) Part D of Appendix I to this document may be deemed not to have validly accepted the Offer.

Unless otherwise determined by Argo Acquisition or required by the City Code and permitted by applicable law and regulation, the Offer is not being, and will not be, made directly or indirectly, in or into, Canada, Australia, Japan or any other Restricted Jurisdiction, and the Offer may not be capable of acceptance from or within Canada, Australia, Japan or any Restricted Jurisdiction. Accordingly, unless otherwise determined by Argo Acquisition or required by the City Code and permitted by applicable law and regulation, copies of this document, the Form of Acceptance and any other documents related to the Offer are not being, and must not be, indirectly or directly, mailed, transmitted or otherwise forwarded, distributed or sent in, into or from Canada, Australia, Japan or any Restricted Jurisdiction. All persons (including, without limitation, custodians, nominees and trustees) receiving this document, the Form of Acceptance and any other documents related to the Offer should observe these restrictions and any applicable legal or regulatory requirements of their jurisdiction and must not mail or otherwise forward, send or distribute this document, the Form of Acceptance or any other document related to the Offer in, into or from Canada, Australia, Japan or any Restricted Jurisdiction. Any person (including without limitation, any custodian, nominee or trustee) who would, or otherwise intends to, or may have a contractual or legal obligation to forward this document and/or the Form of Acceptance and/or other related document to any jurisdiction outside the UK should inform themselves of, and observe, any applicable legal or regulatory requirements of such jurisdiction and should also inform themselves of, and observe, any applicable legal or regulatory requirements of such jurisdiction and should also seek appropriate advice and also read Paragraph 6 of Part B of Appendix I to this document before doing so.

15. Procedure for Acceptance of the Offer

This Paragraph 15 should be read together with Appendix I to this document and, in respect of Heritage Shares held in certificated form, the Form of Acceptance (which is deemed to be incorporated in, and form part of, the terms of the Offer).

If you hold Heritage Shares in certificated form (that is, not in CREST), you may only accept the Offer in respect of such Heritage Shares by completing, signing and returning the enclosed Form of Acceptance in accordance with the procedure set out in Paragraph 15(a) below. If you hold Heritage Shares in certificated form, but under different designations, you should complete a separate Form of Acceptance in respect of each designation.

Additional Forms of Acceptance are available from the Receiving Agent by telephone on 0870 707 1033 (or +44 870 707 1033 if telephoning from outside the UK) or at the address referred to in Paragraph 15(a)(iii) below.

If you hold your Heritage Shares in uncertificated form (that is, in CREST), you may only accept the Offer in respect of such Heritage Shares by TTE Instruction in accordance with the procedure set out in Paragraph 15(b) below and Part D of Appendix I to this document and, if those shares are held under different member account IDs, you should send a separate TTE Instruction for each member account ID. You are reminded that, if you are a CREST sponsored member, you should contact your CREST sponsor as only your CREST sponsor will be able to send the necessary TTE instructions to Euroclear.

(a)	To accept the Offer in relation to Heritage Shares held in certificated form (that is, not in CREST)

(i) Completion of the Form of Acceptance (in respect of all of your Heritage Shares)

To accept the Offer in respect of all of your Heritage Shares, you must complete Boxes 1 and 3 and, if appropriate, Boxes 4 and/or 5, and sign Box 2, of the Form of Acceptance in the presence of a witness (in the case of an individual), who should also sign in accordance with the instructions printed thereon. Any Heritage Shareholder which is a company should execute the Form of Acceptance in accordance with the instructions printed on it. If you do not insert a number in Box 1 of the Form of Acceptance, or if you insert in Box 1 a number which is greater than the number of certificated Heritage Shares that you hold and you have signed Box 2, your acceptance will be deemed to be in respect of all of the Heritage Shares held by you in certificated form.

(ii) Completion of Form of Acceptance (in respect of less than all of your Heritage Shares)

To accept the Offer in respect of less than all of your Heritage Shares held in certificated form, you must insert in Box 1 of the enclosed Form of Acceptance such lesser number of Heritage Shares in respect of which you wish to accept the Offer in accordance with the instructions printed thereon. You should then follow the procedure set out in Paragraph 15(a)(i) above in respect of such lesser number of Heritage Shares. If you do not insert a number in Box 1 of the Form of Acceptance, or if you insert in Box 1 a number which is greater than the number of the Heritage Shares that you hold and you have signed Box 2, your acceptance will be deemed to be in respect of all of the Heritage Shares held by you.

(iii) Return of the Form of Acceptance

You must then return the Form of Acceptance duly completed, signed and witnessed (in the case of an individual or joint individual holders). The completed, signed and witnessed Form of Acceptance, together (subject to Paragraph 15(a)(iv) below) with the share certificate(s) for your Heritage Shares and/or other document(s) of title, should be returned by post to the Receiving Agent at Computershare Investor Services PLC, Corporate Actions Projects, Bristol BS99 6AH or by hand (during normal business hours) to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE as soon as possible and, in any event, so as to be received no later than 1.00 p.m. on 8 May 2008. A reply-paid envelope for use in the UK only is enclosed for your convenience. No acknowledgement of receipt of documents will be given.

The Form of Acceptance is issued only to the addressee(s) with the unique designated account printed on it. The Form of Acceptance is a personalised form and is not transferable between different accounts or uniquely designated accounts. Argo and Argo Acquisition accept no liability for any instructions that do not comply with the conditions set out in this document, the Form of Acceptance and enclosed materials.

Any Form of Acceptance received in an envelope post-marked in Canada, Australia, Japan or any Restricted Jurisdiction or otherwise appearing to Argo Acquisition or its agents to have been sent from any of those jurisdictions may be rejected as an invalid acceptance of the Offer. For further information for Overseas Shareholders, see Paragraph 14 of this letter.

(iv) Share certificates not readily available or lost

If your Heritage Shares are in certificated form, the completed, signed and witnessed Form of Acceptance should be accompanied by the relevant share certificate(s) and/or other document(s) of title. If for any reason your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, you should nevertheless complete, sign and lodge the Form of Acceptance as stated above so as to be received by the Receiving Agent at the address referred to in Paragraph 15(a)(iii) above as soon as possible but in any event not later than 1.00 p.m. on 8 May 2008, together with any share certificate(s) and/or other document(s) of title that you do have available, accompanied by a letter stating that the remaining document(s) will follow as soon as possible or that you have lost one or more of your relevant share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter. In the case of loss, you should complete and return the Form of Acceptance as referred to above and then write as soon as possible to Heritage’s Registrars at Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS99 6ZZ, requesting a letter of indemnity for lost share certificate(s) and/or other document(s) of title which, when completed in accordance with the instructions given, should be returned to the Receiving Agent as stated in Paragraph 15(a)(iii) above.

(v) Validity of acceptances

Without prejudice to Parts B and C of Appendix I to this document and subject to the terms of the Offer and the provisions of the City Code, Argo Acquisition reserves the right to treat as valid, in whole or in part, any acceptance of the Offer in relation to Heritage Shares held in certificated form which are not entirely in order or which are not accompanied by the relevant share certificate(s) and/or other document(s) of title. In that event, no payment of cash under the Offer will be made until after the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Argo Acquisition have been received.

If you are in any doubt as to the procedure for acceptance, please contact the Receiving Agent by telephone on 0870 707 1033 or, if you are calling from outside the United Kingdom, on +44 870 707 1033 or at the address set out in Paragraph 15(a)(iii) above.

(b)	To accept the Offer in relation to Heritage Shares held in uncertificated form (that is, in CREST)

If your Heritage Shares are held in uncertificated form (that is in CREST), to accept the Offer, you should take (or procure to be taken) the action set out below to transfer the Heritage Shares in respect of which you wish to accept the Offer to an appropriate escrow balance (that is, send a TTE instruction), specifying the Receiving Agent (in its capacity as a CREST participant under the Escrow Agent’s participant ID referred to below) as the Escrow Agent, as soon as possible and, in any event, so that the TTE Instruction settles no later than 1.00 p.m. on 8 May 2008. Please note that settlement cannot take place at weekends or bank holidays (or other times at which the CREST system is non-operational). You should therefore ensure that you time the input of any TTE Instruction(s) accordingly.

The input and settlement of a TTE Instruction in accordance with this Paragraph 15(b) will (subject to satisfying the requirements set out in Parts B and D of Appendix I to this document) constitute an acceptance of the Offer in respect of the number of Heritage Shares so transferred to escrow.

If you are a CREST sponsored member, you should refer to your CREST sponsor before taking any action. Only your CREST sponsor will be able to confirm details of your participant ID and the member account ID under which your Heritage Shares are held. In addition, only your CREST sponsor will be able to send the TTE Instruction(s) to Euroclear in relation to your Heritage Shares.

After settlement of a TTE Instruction, you will not be able to access the Heritage Shares concerned in CREST for any transaction or charging purposes. If the Offer becomes or is declared unconditional in all respects, the Escrow Agent will transfer the Heritage Shares concerned to Argo Acquisition in accordance with Paragraph (i)(i) of Part D of Appendix I to this document.

You are recommended to consult the CREST Manual for further information on the CREST procedures outlined below.

You should note that Euroclear does not make available special procedures in CREST for any particular corporate action. Normal system timings and limitations will therefore apply in connection with a TTE Instruction and its settlement. You should therefore ensure that all necessary action is taken by you (or by your CREST sponsor) to enable a TTE Instruction relating to your Heritage Shares to settle prior to 1.00 p.m. on 8 May 2008. In this regard, you are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

(i) To accept the Offer

To accept the Offer in respect of your Heritage Shares held in uncertificated form, you should send (or, if you are a CREST sponsored member, procure that your CREST sponsor sends) to Euroclear a TTE Instruction which must be properly authenticated in accordance with Euroclear’s specifications and which must contain, in addition to the other information that is required for a TTE Instruction to settle in CREST, the following details:

(A)	the number of Heritage Shares in respect of which you wish to accept the Offer (i.e. the number of Heritage Shares to be transferred to an escrow balance);

(B)	your member account ID;

(C)	your participant ID;

(D)	the participant ID of the Escrow Agent, in its capacity as a CREST receiving agent. This is 3RA32;

(E)	the member account ID of the Escrow Agent for the Offer. This is HERARG01;

(F)	the corporate action ISIN number for the Heritage Shares, which is GB00B18CPX20;

(G)	the intended settlement date, which should be as soon as possible and, in any event, no later than 1.00 p.m. on 8 May 2008;

(H)	the corporate action number of the Offer, which is allocated by Euroclear and can be found by viewing the relevant corporate action details in CREST;

(I)	input with standard delivery instruction priority of 80; and

(J)	contact name and telephone number inserted in the shared note field.

(ii) Validity of acceptances

A Form of Acceptance which is received in respect of Heritage Shares held in uncertificated form (that is, in CREST) will not constitute a valid acceptance of the Offer and will be disregarded. Holders of Heritage Shares in uncertificated form (that is, in CREST) who wish to accept the Offer should note that a TTE Instruction will only be a valid acceptance of the Offer as at the relevant closing date if it has settled on or before that date. Argo Acquisition reserves the right, subject to the terms of the Offer and the provisions of the City Code and without prejudice to Parts B, C and D of Appendix I to this document, to treat as valid a TTE Instruction that settles after 1.00 p.m. on 8 May 2008 (or such later date to which the Offer may be extended) but before the relevant closing date of the Offer.

(c) General

Argo Acquisition will make an appropriate announcement if any of the details contained in Paragraphs 15(a) and 15(b) alter for any reason.

Normal CREST procedures (including timings) apply in relation to any Heritage Shares that are, or are to be, converted from uncertificated to certificated form, or from certificated to uncertificated form, during the course of the Offer (whether any such conversion arises as a result of a transfer of Heritage Shares or otherwise). Heritage Shareholders who are proposing to convert any such Heritage Shares are recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Heritage Shares as a result of the conversion to take all necessary steps in connection with an acceptance of the Offer (in particular, as regards delivery of share certificate(s) or other document(s) of title or transfers to an escrow balance in the manner referred to in Paragraphs 15(a) and 15(b)) prior to 1.00 p.m. on 8 May 2008.

If you are in any doubt as to the procedure for acceptance of the Offer, please contact the Receiving Agent by telephone on 0870 707 1033 (or +44 870 707 1033 if telephoning from outside the UK) or at the address referred to above.

16. Settlement

The settlement procedure with respect to the Offer will comply with the rules of the City Code. Subject to the Offer becoming or being declared unconditional in all respects (and except as provided in Paragraph 6 of Part B of Appendix I to this document in the case of certain Overseas Shareholders), settlement of the consideration to which any Heritage Shareholder (or the first-named Heritage Shareholder in the case of joint holders) is entitled under the terms of the Offer will be effected by the despatch of cheques or crediting of CREST accounts as applicable (i) in the case of acceptances of the Offer received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date or (ii) in the case of acceptances of the Offer received, complete in all respects, after such date but while the Offer remains open for acceptance, within 14 days of such receipt and, in either case, in the manner described in Paragraphs 16(a) and 16(b) below.

(a) Heritage Shares held in certificated form (that is, not in CREST)

Where an acceptance relates to Heritage Shares held in certificated form, the settlement of any cash consideration due will be despatched (but not in or into Canada, Australia, Japan or any other Restricted Jurisdiction) by first class post (or by such other method as the Panel may approve). All such cash payments will be made in pounds sterling by cheque drawn on a branch of a UK clearing bank.

In the case of joint holders of Heritage Shares, cheques will be despatched to the joint holder whose name and address is pre-printed and appears first at the top of the relevant Form of Acceptance or the first name and address completed in Box 3 or of the relevant Form of Acceptance or, if no such name and address is set out, to the first-named holder at his registered address.

(b) Heritage Shares held in uncertificated form (that is, in CREST)

Where an acceptance relates to Heritage Shares held in uncertificated form, the cash consideration to which the accepting Heritage Shareholder is entitled will be paid in pounds sterling by means of CREST by Argo Acquisition procuring the creation of a payment obligation in favour of the accepting Heritage Shareholder’s payment bank in respect of the cash consideration due, in accordance with the CREST payment arrangements.

Argo Acquisition reserves the right to settle all or any part of the consideration referred to in this Paragraph 15(b) for all or any accepting Heritage Shareholder(s) in the manner referred to in Paragraph 15(a) above, if, for any reason, it wishes to do so.

(c) General

If the Offer does not become and/or is not declared unconditional in all respects, (i) in the case of Heritage Shares held in certificated form, share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel), within 14 days of the Offer lapsing or being withdrawn, to the person or agent whose name and address (outside Canada, Australia, Japan and all other Restricted Jurisdictions) is set out in Box 3 of the Form of Acceptance or if none is set out, to the first-named holder at his registered address (outside Canada, Australia, Japan and all other Restricted Jurisdictions) and (ii) in the case of Heritage Shares held in uncertificated form, the Escrow Agent will, immediately after the lapsing or withdrawal of the Offer (or within such longer period, not exceeding 14 days after the lapsing or withdrawal of the Offer, as the Panel may approve), give the TFE Instructions to Euroclear to transfer all Heritage Shares held in escrow balances in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the Heritage Shareholders concerned.

All communications, notices, certificates, documents of title and remittances sent by, to or from Heritage Shareholders or their appointed agents will be sent at their own risk.

Except with the consent of the Panel, settlement of the consideration to which any Heritage Shareholder is entitled under the Offer will be settled in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Argo Acquisition may otherwise be, or claim to be, entitled as against such Heritage Shareholder.

17. Further Information

Your attention is drawn to the Appendices to this document, which contain further information in relation to the Offer, and (in the case of Heritage Shares held in certificated form) to the accompanying Form of Acceptance. The Appendices and the Form of Acceptance contain material information which may not be summarised elsewhere in this document.

18. Action to be Taken to Accept the Offer

To accept the Offer, if you hold Heritage Shares in certificated form (that is, not in CREST), the Form of Acceptance must be completed, signed and returned in accordance with the instructions printed thereon, by post to the Receiving Agent at Computershare Investor Services PLC, Corporate Actions Projects, Bristol BS99 6AH or (during normal business hours) by hand to Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE as soon as possible and, in any event, so as to be received no later than 1.00 p.m. on 8 May 2008. If you hold your Heritage Shares in uncertificated form (that is, in CREST), you should take the action set out in Paragraph 15(b) of this letter and ensure that the relevant TTE instruction is made by you or on your behalf and is settled no later than 1.00 p.m. on 8 May 2008.

Full details of action to be taken to accept the Offer are set out in Paragraph 15 of this letter, Appendix I and (if your Heritage Shares are in certificated form) in the Form of Acceptance.

If you have any queries relating to completion of the Form of Acceptance or acceptance of the Offer, please contact the Receiving Agent on 0870 707 1033 or, from the outside the UK, +44 870 707 1033.

Yours faithfully

Mark E. Watson III

Chairman,

Argo Acquisition, Limited

APPENDIX I

CONDITIONS AND FURTHER TERMS OF THE OFFER

The Offer will comply with the applicable rules and regulations of the City Code, the Panel and the FSA and will be governed by English law and will be subject to the jurisdiction of the courts of England. In addition, it will be subject to the terms and conditions set out in this Appendix I, and, in relation to Heritage Shares held in certificated form, the related Form of Acceptance.

PART A

CONDITIONS OF THE OFFER

The Offer is subject to the following conditions:

1.1 Acceptances

Valid acceptances being received (and not, where permitted, withdrawn) by not later than 1.00 pm (London time) on the First Closing Date (or such later time(s) and/or date(s) as Argo Acquisition may, subject to the rules of the City Code or with the consent of the Panel and in accordance with the Exchange Act, decide) in respect of not less than 90 per cent. (or such lower percentage as Argo Acquisition may decide) in nominal value of the Heritage Shares to which the Offer relates, and not less than 90 per cent. (or such lower percentage as Argo Acquisition may decide) of the voting rights carried by the Heritage Shares to which the Offer relates. However, this condition will not be satisfied unless Argo and/or any of its subsidiaries shall have acquired or agreed to acquire, directly or indirectly, and whether pursuant to the Offer or otherwise, Heritage Shares carrying in aggregate more than 50 per cent. of the voting rights then normally exercisable at general meetings of Heritage including for this purpose (to the extent, if any, required by the Panel) any voting rights attaching to any Heritage Shares which are unconditionally allotted or issued before the Offer becomes or is declared unconditional as to acceptances, whether pursuant to the exercise of any outstanding conversion, exchange or subscription rights or otherwise. For the purpose of this condition:

(a)	Heritage Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights they will carry upon issue;

(b)	the expression “Heritage Shares to which the Offer relates” shall be construed in accordance with Chapter 3 of Part 28 of the Companies Act 2006; and

(c)	valid acceptances shall be deemed to have been received in respect of any Heritage Shares which Argo Acquisition and/or its subsidiaries shall, pursuant to s979 of the Companies Act 2006, be treated as having acquired or contracted to acquire by virtue of acceptances of the Offer.

1.2 Competition and Regulatory Issues

Without limitation to the condition set out in Paragraph 1.3:

(a)	the FSA having notified Argo in writing in terms reasonably satisfactory to Argo that it does not object to Argo or any other person becoming a “controller” (within the meaning of section 422 of FSMA) or acquiring control (within the meaning of s179 FSMA) of HMA and HDL or, in the absence of such notice, the three month period set out in section 183 of FSMA within which the FSA may serve a notice of objection under those provisions having elapsed without the FSA having served any such notice of objection;

(b)	the Council of Lloyd’s and the Lloyd’s Franchise Board having notified Argo in writing (in accordance with paragraph 12 of the Membership Byelaw (No. 5 of 2005) and paragraph 43 of the Underwriting Byelaw (No. 2 of 2003), respectively) in terms reasonably satisfactory to Argo that it consents to Argo or any other person becoming a controller (as defined in the Lloyd’s Definitions Byelaw (No. 7 of 2005)) of HMA and the Heritage Corporate Members;

(c)	any pre-conditions attached to the approval of the FSA, the Council of Lloyd’s or the Lloyd’s Franchise Board having been fulfilled;

(d)	any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act 1976 relating to the Offer having expired or been terminated;

(e)	to the extent that the consent of the BMA shall be required to enable Argo to complete the proposed acquisition of Heritage, the BMA having notified Argo in writing, in terms reasonably satisfactory to Argo, of its consent or such consent being deemed to have been given.

1.3 Regulatory intervention

No Relevant Authority having, without the consent or agreement of Argo, taken, instituted, implemented or threatened any legal proceedings, and there not continuing to be outstanding, any such action, proceeding, suit, investigation, enquiry or reference, and no Relevant Authority having enacted, made or proposed any statute, regulation, decision or order or taken any measures or other steps or required any action to be taken or information to be provided or otherwise having done anything in each case which would or might reasonably be expected (in any case to an extent which is material in the context of the Wider Heritage Group, taken as a whole) to:

(a)	make the Offer, its implementation or the acquisition or proposed acquisition by Argo or any member of the Wider Argo Group of any Heritage Shares or other securities in, or control or management of, Heritage or any member of the Wider Heritage Group void, voidable, unenforceable and/or illegal under the laws of any relevant jurisdiction;

(b)	otherwise, directly or indirectly, restrain, restrict, prohibit, delay the same or impose additional conditions or obligations with respect to the Offer or such acquisition, or otherwise challenge, impede or interfere with the Offer or such acquisition or require amendment to the terms of the Offer or such acquisition;

(c)	require a disposal by any member of the Wider Argo Group of any of the shares or other securities in Heritage or any member of the Wider Heritage Group;

(d)	require, prevent, delay or restrict a divestiture or alter the terms envisaged for any proposed divestiture by any member of the Wider Argo Group or by any member of the Wider Heritage Group, in any such case, of all or any part of their respective businesses, assets or properties or impose any limitation on the ability of any of them to conduct or to own, use or operate all or any portion of their respective businesses, assets or properties owned by, or the use or operation of which is enjoyed by any of them, or result in any of them ceasing to be able to carry on business, or being restricted in its carrying on of business, under any name and in any manner under which it currently does so;

(e)	impose any limitation on, or result in a delay in, the ability of any member of the Wider Argo Group to acquire or to hold or to exercise effectively, directly or indirectly, all or any rights of ownership in respect of shares or other securities (or the equivalent) in any member of the Wider Heritage Group or to hold or exercise effectively management control or voting control over any member of the Wider Heritage Group;

(f)	except pursuant to the Offer or Chapter 3 of Part 28 of the Companies Act 2006, require any member of the Wider Argo Group or of the Wider Heritage Group to acquire, or offer to acquire, any Heritage Shares or other securities (or the equivalent) in any member of the Wider Heritage Group or any asset owned by any third party;

(g)	limit the ability of any member of the Wider Heritage Group or the Wider Argo Group to conduct or integrate its business, or any part of it, with the businesses or any part of the businesses of any other member of the Wider Heritage Group; or

(h)	otherwise affect adversely any or all of the business, assets, profits, financial or trading position or prospects of any member of the Wider Heritage Group to an extent which is, in any such case, material in the context of the Offer or the Wider Heritage Group taken as a whole, and all applicable waiting and other time periods (including any extension of such periods) during which any Relevant Authority could decide to, or actually, take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or to take any other step under the laws of any jurisdiction having expired, lapsed or been terminated.

1.4 Filings and authorisations

All:

(a)	notifications, filings and applications which are necessary or are reasonably considered necessary or appropriate by Argo, including such notifications, filings and applications as may be required to be submitted to any Relevant Authorities, having been submitted and all applicable waiting and other time periods (including any extensions of such waiting and other time periods) under any applicable legislation or regulations of any jurisdiction having expired, lapsed or been terminated (as appropriate);

(b)	authorisations and determinations and statutory and regulatory obligations which are necessary or are reasonably considered necessary or appropriate by Argo in any jurisdiction for or in respect of the Offer or its implementation or the acquisition or the proposed acquisition of any shares or other securities (or the equivalent) in, or control of, Heritage or any member of the Wider Heritage Group by any member of the Wider Argo Group or the carrying on by any member of the Wider Heritage Group of its business having been obtained or complied with (as appropriate) on terms and in a form reasonably satisfactory to Argo from all Relevant Authorities or from any persons or bodies with whom any member of the Wider Heritage Group has entered into contractual arrangements and all such authorisations and determinations remaining in full force and effect and there being no notice in writing or intimation of an intention having been received by any member of the Wider Argo Group or Heritage or any other member of the Wider Heritage Group to revoke, withdraw, withhold, suspend, restrict, modify, amend or not to renew such authorisations and determinations.

1.5 Consequences of the Offer

Except as Publicly Announced or Disclosed, there being no provision of any authorisation, arrangement, agreement, licence, permit, lease, franchise or other instrument to which any member of the Wider Heritage Group is a party or by or to which any such member or any of its respective assets is or may be bound, entitled or be subject or any circumstance which, in each case, as a consequence of the Offer or the acquisition or the proposed acquisition by any member of the Wider Argo Group of any shares or other securities (or the equivalent) in, or control of, Heritage or any other member of the Wider Heritage Group or otherwise, would or might reasonably be expected to result in, in any such case to an extent which is or would be material in the context of Heritage Group taken as a whole:

(a)	any monies borrowed by, or any other indebtedness, actual or contingent of, or any grant available to, any member of the Wider Heritage Group being or becoming repayable, or capable of being declared repayable, immediately or earlier than the stated maturity or repayment date, or the ability of any such member to borrow monies or incur any indebtedness being or becoming capable of being withdrawn or inhibited;

(b)	the rights, liabilities, obligations, interests or business of any member of the Wider Heritage Group under any such arrangement, agreement, licence, permit, lease, franchise or instrument or the rights, interests or business of any member of the Wider Heritage Group in or with any other firm or company or body or person (or any agreement or arrangements relating to any such rights, business or interests) being or becoming capable of being terminated or adversely modified or adversely affected or any onerous obligation or liability arising or any adverse action being taken thereunder;

(c)	any member of the Wider Heritage Group ceasing to be able to carry on business under any name or in any manner under which it presently does so;

(d)	any asset, property or interest of, or any asset the use of which is enjoyed by, any member of the Wider Heritage Group being disposed of by or ceasing to be available to any member of the Wider Heritage Group or the Wider Argo Group or any right arising under which any such asset or interest could be required to be disposed of by or changed or could cease to be available to any member of the Wider Heritage Group other than in the ordinary course of business;

(e)	the creation or enforcement of any mortgage, charge or other security interest over the whole or any material part of the business, property or assets of any member of the Wider Heritage Group or any such mortgage, charge or other security interest (whether existing or having arisen) becoming enforceable;

(f)	the financial or trading position or prospects or the value of any member of the Wider Heritage Group being prejudiced or adversely affected;

(g)	the creation or assumption of any liabilities (actual, contingent or prospective) by any member of the Wider Heritage Group other than in the ordinary course of business in a manner which is material in the context of the Wider Heritage Group as a whole; or

(h)	any member of the Wider Heritage Group being required to repay or repurchase any shares in and/or indebtedness of any member of the Wider Heritage Group owned by any third party;

and no event having occurred which, under any provision of any such authorisation, arrangement, agreement, licence, permit, lease, franchise or other instrument, could result in any of the events or circumstances which are referred to in Paragraphs 1.5(a) to (h) (inclusive) in each case, to an extent which is material in the context of the Wider Heritage Group taken as a whole;

1.6 No corporate action taken since the Accounting Date

Since the Accounting Date (except as Publicly Announced or Disclosed), no member of the Wider Heritage Group having:

(a)	issued or agreed to issue, or authorised or proposed the issue of, additional shares of any class, or securities convertible into, or exchangeable for, or rights, warrants or options to subscribe for or acquire, any such shares or convertible securities or transferred or sold any such shares out of treasury (other than as between Heritage and wholly owned subsidiaries of Heritage or between the wholly owned subsidiaries of Heritage and other than on the exercise of rights to subscribe for Heritage Shares or pursuant to any options granted and the issue of Heritage Shares on the exercise of options granted, under any of the Heritage Share Schemes before 2 April 2008 or any shares issued thereafter pursuant to any such options);

(b)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any dividend, bonus issue or other distribution whether payable in cash or otherwise (other than to Heritage or one of its wholly owned subsidiaries), apart from the Final Dividend;

(c)	(save for transactions between members of the Heritage Group) made or authorised any change in its loan capital;

(d)	(save for transactions between members of the Heritage Group) effected or implemented any merger or demerger or acquired, disposed of, transferred, mortgaged, charged or granted security over any body corporate, partnership or business or acquired or disposed of, or, other than in the ordinary course of business, transferred, mortgaged or charged or created any security interest over, any asset or any right, title or interest in any asset (including shares and trade investments) or authorised, proposed or announced any intention to do so which in any such case is material in the context of that member of the Wider Heritage Group;

(e)	(save for transactions between members of the Heritage Group or transactions carried out by members of the Heritage Group in the ordinary course of business) issued, authorised or proposed the issue of or made any change in or to any debentures or incurred or increased any indebtedness or become subject to any liability (actual or contingent) which is material to a member of the Heritage Group;

(f)	entered into or varied or announced its intention to enter into or vary any contract, transaction, arrangement, reconstruction, amalgamation or commitment (whether in respect of capital expenditure or otherwise) which is of a loss making, long term, unusual or onerous nature or magnitude, or which involves or could involve an obligation of such a nature or magnitude or which is other than in the ordinary course of business or which is or could materially restrict the business of any member of the Wider Heritage Group;

(g)	entered into or varied (other than in respect of increases in remuneration required under the terms of the relevant agreement which have been Disclosed) or made any offer (which remains open for acceptance) to enter into or change the terms of any contract, service agreement or arrangement with any director or senior executive (being an employee with an annual remuneration of £135,000 or more) of Heritage or of any other member of the Wider Heritage Group;

(h)	entered into, implemented, effected or authorised, proposed or announced its intention to enter into, implement, effect, authorise or propose any reconstruction, amalgamation, commitment (whether in respect of capital expenditure or otherwise), scheme or other transaction or arrangement in respect of itself or another member of the Wider Heritage Group and which is reasonably likely to impose material restrictions on the business of the Wider Heritage Group or the Wider Argo Group, in either case, taken as a whole;

(i)	purchased, redeemed or repaid or proposed the purchase, redemption or repayment of any of its own shares or other securities (or the equivalent) or reduced or made any other change (not referred to in or excluded by Paragraph 1.6(a) above) to any part of its share capital;

(j)	waived or compromised any claim other than in the ordinary course of business where such claim is material to the Wider Heritage Group taken as a whole;

(k)	made any alteration to its memorandum or articles of association or other constitutional documents except for those changes to the articles of association of Heritage proposed in the notice of its annual general meeting dated 10 March 2008;

(l)	taken or proposed any corporate action or had any legal proceedings instituted or threatened in writing against it or petition presented or order made in any such case for its winding up (voluntary or otherwise), dissolution, reorganisation or for the appointment of any administrator, receiver, administrative receiver, trustee or similar officer or other encumbrancer of all or any of its assets or revenues or any analogous proceedings in any jurisdiction or appointed any analogous person in any jurisdiction;

(m)	been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally or ceased or threatened to cease carrying on all or a substantial part of its business;

(n)	made or agreed or consented to:

(i)	any significant change to the employer contributions payable under the pension scheme(s) established for its directors, employees and/or their dependants (the “Pension Scheme(s)”);

(ii)	the establishment of any new pension scheme or other arrangement for the provision of retirement benefits for its directors, employees and/or their dependants outside the Pension Scheme(s);

(o)	terminated or varied the terms of any agreement or arrangement between any member of the Wider Heritage Group and any other person which is material to any member of the Wider Heritage Group;

(p)	proposed, agreed to provide or modified the terms of any share option scheme or incentive scheme or other material benefit relating to the employment or termination of employment of any person employed by the Wider Heritage Group;

(q)	save for transactions between members of the Heritage Group, granted any material lease in respect of any of the property owned by or occupied by it or transferred or otherwise disposed of any such property; or

(r)	entered into any contract, commitment, agreement or arrangement or passed any resolution or made any offer (which remains open for acceptance) with respect to, or authorised or announced any intention to effect or propose, any of the transactions, matters or events referred to in this Paragraph 1.6.

1.7 Other events since the Accounting Date

Since the Accounting Date (except as Publicly Announced or Disclosed):

(a)	there having been no adverse change or deterioration in the business, assets, financial or trading position or profits or prospects of any member of the Wider Heritage Group which is, in any such case, material in the context of the Wider Heritage Group taken as a whole;

(b)	no litigation, arbitration proceedings, prosecution or other legal proceedings or investigation to which any member of the Wider Heritage Group is or may become a party (whether as plaintiff or claimant or defendant or otherwise) having been threatened in writing, announced or instituted by or against or remaining outstanding against or in respect of any member of the Wider Heritage Group which is, in any such case, material in the context of the Heritage Group;

(c)	no enquiry or investigation by, or complaint or reference to, any Relevant Authority having been threatened in writing, announced, implemented or instituted or remaining outstanding, against or in respect of any member of the Wider Heritage Group;

(d)	no actual, contingent or other liability having arisen or been incurred which would be likely materially and adversely to affect the business, assets, financial or trading position or profits or prospects of any member of the Wider Heritage Group; or

(e)	no material claim being made, and no circumstance having arisen which is likely to lead to a material claim being made under the insurances of any member of the Wider Heritage Group where the effect of such claim would have a material and adverse effect on the Wider Heritage Group taken as a whole.

1.8 Information issues

Except as Disclosed, Argo not having discovered:

(a)	that any financial, business or other information concerning the Wider Heritage Group Publicly Announced or Disclosed is misleading in any material respect, contains a material misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading in any material respect and which was not corrected by being Publicly Announced or Disclosed;

(b)	that any present member of the Wider Heritage Group is subject to any material liability, (whether actual, contingent or prospective) which has not been Publicly Announced and which is outside the ordinary course of business; or

(c)	any information which adversely affects the import of any information Disclosed at any time which is material in the context of the Wider Heritage Group taken as a whole.

1.9 Environmental issues

Save as Disclosed, Argo not having discovered that:

(a)	any past or present member of the Wider Heritage Group has not complied with any applicable legislation or regulations of any jurisdiction with regard to environmental matters or the health and safety of any person, or that there has otherwise been any breach of environmental or health and safety law or that there is any environmental condition which, in any case, would be likely to give rise to any liability (whether actual or contingent) or cost on the part of any member of the Wider Heritage Group which in any case is material in the context of the Heritage Group as a whole; or

(b)	there is, or is likely to be, any liability, whether actual or contingent, to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Wider Heritage Group or any controlled waters under any environmental law or which has or could result in the closure of any property required by any member of the Wider Heritage Group which in any case is material in the context of the Heritage Group as a whole.

2. DEFINITIONS

For the purposes of these conditions:

(a)	“Accounting Date” means 31 December 2007;

(b)	“authorisations” means authorisations, orders, grants, recognitions, determinations, certifications, confirmations, consents, licences, clearances, exemptions, valuations, reports, permissions and approvals;

(c)	“Disclosed” means fairly disclosed in writing to Argo or its advisers by or on behalf of Heritage in connection with the Offer prior to 2 April 2008;

(d)	“Heritage Corporate Members” means each of Heritage (No. 604) Limited, Heritage (No. 607) Limited, Heritage (No. 616) Limited, Heritage (No. 617) Limited, Heritage (No. 703) Limited and Heritage (No. 704) Limited;

(e)	“Lloyd’s Franchise Board” means the board established by the Council of Lloyd’s with that name;

(f)	“Publicly Announced” means disclosed in (i) the preliminary results for Heritage for the year ended 31 December 2007, (ii) the annual reports and accounts for Heritage for the year ended 31 December 2007, or (iii) in any announcement made by or on behalf of Heritage to a Regulatory Information Service prior to 2 April 2008;

(g)	“Wider Argo Group” means Argo and its subsidiary undertakings and associated undertakings and any other undertaking or partnership, company or joint venture in which Argo and/or such subsidiary or associated undertakings (aggregating their interests) have a substantial interest. For these purposes, “subsidiary”, “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given to them by the Companies Act 2006 (but for this purpose ignoring paragraph 19(1)(b) of The Large and Medium-Sized Companies and Groups (Accounts and Reports) Regulations) and “substantial interest” means a direct or indirect interest in 20 per cent. or more of the equity share capital (as defined in that Act) of any undertaking; and

(h)	“Wider Heritage Group” means Heritage and its subsidiary undertakings and associated undertakings and any other undertaking, partnership, company or joint venture in which Heritage and/or such subsidiary or associated undertakings (aggregating their interests) have a substantial interest. For these purposes, “subsidiary”, “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given to them by the Companies Act 2006 (but for this purpose ignoring paragraph 19(1)(b) of The Large and Medium-Sized Companies and Groups (Accounts and Reports) Regulations) and “substantial interest” means a direct or indirect interest in 20 per cent. or more of the equity share capital (as defined in that Act) of any undertaking.

3. RIGHT TO WAIVE CONDITIONS

Subject to the requirements of the Panel, Argo Acquisition reserves the right (but shall be under no obligation) to waive all or any of the above conditions, in whole or in part, except the conditions set out in Paragraphs 1.1 (Acceptances) and 1.2 (Competition and Regulatory Issues).

4. SITUATION WHEN OFFER HAS LAPSED

If the Offer lapses, the Offer will cease to be capable of further acceptance and persons accepting the Offer and Argo Acquisition will cease to be bound by their acceptances submitted on or before the time when the Offer lapses.

5. SEPARATE CONDITIONS

Each of the above conditions shall be regarded as a separate condition and shall not be limited by reference to any other condition.

6. HERITAGE SHARES

The Heritage Shares which are the subject of the Offer, will be acquired fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interests of any nature whatsoever and together with all rights attaching to such Heritage Shares, including without limitation voting rights and the right to receive all dividends (other than the Final Dividend) and other distributions (if any) announced, declared, paid or made on or after 2 April 2008.

7. LAW

The Offer is governed by English law and is subject to the jurisdiction of the English courts, the conditions set out above and the further terms set out in Parts B to D (inclusive) of Appendix I and, in the case of Heritage Shares held in certificated form, the Form of Acceptance.

8. TIMING CONSIDERATIONS UNDER THE EXCHANGE ACT

The Offer will remain open for a minimum of 20 US business days or such longer period as may be required pursuant to Regulation 14E under the Exchange Act.

PART B

FURTHER TERMS OF THE OFFER

Unless the context requires otherwise, any reference in this Part B and in Part C (Forms of Acceptance) and Part D (Electronic Acceptance) of this Appendix I, and in the Form of Acceptance to:

(a)	the “acceptance condition” means the condition set out in Paragraph 1.1 of Part A of Appendix I (Acceptances);

(b)	the “Offer” includes any revision, variation, renewal or extension of the Offer;

(c)	the “Offer becoming unconditional” or similar expression means the Offer becoming or being declared unconditional as to acceptances whether or not any other condition of the Offer remains to be fulfilled and references to the Offer having become or not become unconditional shall be construed accordingly;

(d)	“acceptances of the Offer” includes deemed acceptances of the Offer; and

(e)	the “Offer Period” means, in relation to the Offer, the period commencing on 5 December 2007 until the latest of:

(i)	1:00 p.m. on the First Closing Date;

(ii)	the time and date when the Offer lapses; and

(iii)	the time and date when the Offer becomes or is declared unconditional.

The following further terms and conditions apply to the Offer, unless the contrary is expressed or the context requires otherwise:

1. Acceptance period

(a)	The Offer will initially be open for acceptance until 1:00 p.m. on 8 May 2008. Although no revisions are envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days (or such other period as the Panel may permit) from the date on which written notification of the revision is posted to Heritage Shareholders. Except with the Panel’s consent, no revision of the Offer may be made or posted after 2 June 2008 or, if later, the date falling 14 days before the last date the Offer can become unconditional.

(b)	The Offer, whether revised or not, shall not (except with the Panel’s consent) be capable of becoming unconditional after midnight on 16 June 2008 (or any earlier time(s) and/or date(s) beyond which Argo Acquisition has stated that the Offer will not be extended unless Argo Acquisition has, where permitted, withdrawn that statement or extended the Offer beyond the stated earlier date), nor of being kept open for acceptance after that time and date unless it has previously become unconditional. However, Argo Acquisition reserves the right to extend the final date for the expiry of the Offer to such later time(s) and/or date(s) as the Panel may agree. Except with the Panel’s consent, Argo Acquisition may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of Heritage Shares made, and in respect of which relevant documents have been received by the Receiving Agent after 1.00 p.m. on 16 June 2008 (or any earlier time and/or date beyond which Argo has stated that the Offer will not be extended unless where permitted, it has withdrawn that statement or extended the Offer beyond the stated earlier date) or, if the Offer is so extended, any such later time(s) and/or date(s) as may be agreed with the Panel or as permitted by the City Code. If the latest time at which the Offer may become unconditional is extended beyond midnight on 16 June 2008, acceptances received and purchases of Heritage Shares made in respect of which relevant documents are received by the Receiving Agent after 1.00 p.m. on the relevant date may (except where the City Code otherwise permits) only be taken into account with the Panel’s agreement.

(c)	If the Offer becomes unconditional, it will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated by or on behalf of Argo Acquisition that the Offer will remain open until further notice, then not less than 14 days’ notice in writing will be given, before closing the Offer, to those Heritage Shareholders who have not accepted the Offer.

(d)	If a competitive situation arises after Argo Acquisition has made a “no extension” statement and/or a “no increase” statement (as referred to in the City Code) in relation to the Offer, Argo Acquisition may, if it specifically reserved the right to do so at the time such statement was made, or otherwise with the Panel’s consent, choose not to be bound by or withdraw that statement and extend or revise the Offer (as appropriate) provided that it complies with the requirements of the City Code and, in particular, that:

(i)	it announces such withdrawal and that it is free to extend or revise the Offer (as appropriate) or otherwise gives notice to this effect as soon as possible (and in any event within four Business Days after the firm announcement of the competing offer or other competitive situation) and Heritage Shareholders are informed in writing at the earliest practicable opportunity or, in the case of Heritage Shareholders with registered addresses outside the United Kingdom or whom Argo Acquisition or HSBC know or reasonably believe to be a nominee, trustee or custodian holding Heritage Shares for such persons, by announcement in the United Kingdom at the earliest practicable opportunity; and

(ii)	any Heritage Shareholders who accepted the Offer after the date of the “no extension” or “no increase” statement are given a right of withdrawal in accordance with Paragraph 3(c) (Rights of withdrawal).

Argo Acquisition may, if it has reserved the right to do so, choose not to be bound by a “no increase” or a “no extension” statement if it would otherwise prevent the posting of an increased or improved offer (either as to the value or nature of the consideration offered or otherwise) which is recommended for acceptance by the board of directors of Heritage or in other circumstances permitted by the Panel.

(e)	Unless otherwise determined by the Panel, for the purpose of determining at any particular time whether the acceptance condition has been satisfied, Argo Acquisition shall be entitled to take account only of those Heritage Shares carrying voting rights which have been unconditionally allotted or issued before that time and written notice of allotment or issue of which, containing all the relevant details, has been received before that time by the Receiving Agent from Heritage or its agents at the addresses specified in Paragraph 3(a) (Rights of withdrawal) of this Part B. Telex, e mail or facsimile transmission will not constitute written notice for this purpose.

2. Announcements

(a)	Without prejudice to Paragraph 3(a) (Rights of withdrawal), by 8.00 a.m. on the Business Day (the “relevant day”) following the day on which the Offer is due to expire or becomes unconditional or is revised or extended, as the case may be (or such later time(s) and /or date(s) as the Panel may agree), Argo Acquisition will make an appropriate announcement in the UK and simultaneously inform a Regulatory Information Service of the position. The announcement will also state:

(i)	the number of Heritage Shares for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting in concert with Argo or in respect of Heritage Shares which were subject to an irrevocable commitment or a letter of intent procured by Argo or any of its associates);

(ii)	details of any relevant securities of Heritage in which Argo Acquisition, or any person acting in concert with it has an interest or in respect of which any of them has a right to subscribe, in each case specifying the nature of the interests or rights concerned. Similar details of any short positions (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery, will also be stated;

(iii)	details of any relevant securities of Heritage in respect of which Argo Acquisition or any of its associates has an outstanding irrevocable commitment or letter of intent; and

(iv)	details of any relevant securities of Heritage which Argo Acquisition or any person acting in concert with it has borrowed or lent, save for any borrowed shares which have been either on-lent or sold, and will in each case specify the percentages of each class of relevant securities of Heritage represented by these figures. Any such announcement shall include a prominent statement of the total number of Heritage Shares which Argo Acquisition may count towards the satisfaction of the acceptance condition and the percentage of Heritage Shares represented by this figure.

(b)	Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than, 8.00 a.m. on the relevant day (as defined in Paragraph 2(a)) or such later time(s) and/or date(s) as the Panel may agree. The announcement will state the next expiry date unless the Offer is then unconditional, in which case a statement may instead be made that the Offer will remain open until further notice. In computing the number of Heritage Shares represented by acceptances and/or purchases, there may be included or excluded for announcement purposes acceptances and purchases which are not complete in all respects or which are subject to verification provided that such acceptances or purchases of Heritage Shares may only be included if they could be counted towards fulfilling the acceptance condition in accordance with Paragraph 5(g) (General).

(c)	In this Appendix I, references to the making of an announcement or the giving of notice by or on behalf of Argo Acquisition include the release of an announcement by Argo Acquisition or Argo Acquisition’s public relations consultants or by HSBC, in each case on behalf of Argo Acquisition, to the press and the delivery by hand or telephone or telex or facsimile or other electronic transmission of an announcement to a Regulatory Information Service. An announcement made otherwise than to a Regulatory Information Service shall be notified simultaneously (unless the Panel agrees otherwise) to a Regulatory Information Service.

(d)	Without limiting the manner in which Argo Acquisition may choose to make any public statement and subject to Argo Acquisition’s obligations under applicable law and the City Code, Argo Acquisition will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release to a Regulatory Information Service.

3. Rights of withdrawal

(a)	If Argo Acquisition, having announced the Offer to be unconditional, fails to comply by 3.30 p.m. on the relevant day (as defined in Paragraph 2(a) (Announcements)) (or such later time(s) and/or date(s) as the Panel may agree) with any of the other requirements specified in Paragraph 2(a) (Announcements), an accepting Heritage Shareholder may (unless the Panel agrees otherwise) immediately thereafter withdraw his acceptance of the Offer by, in the case of Heritage Shares held in certificated form, written notice received by the Receiving Agent at Computershare Investor Services PLC, Corporate Actions Projects, Bristol BS99 6AH or (during normal business hours) by hand at Computershare Investor Services PLC, The Pavilions, Bridgwater Road, Bristol BS13 8AE on behalf of Argo Acquisition. Alternatively, in the case of Heritage Shares held in uncertificated form, withdrawals can also be effected in the manner set out in Paragraph 3(f). Subject to Paragraph 1(b) (Acceptance period), this right of withdrawal may be terminated not less than eight days after the relevant day by Argo Acquisition confirming, if that be the case, that the Offer is still unconditional, and complying with the other requirements specified in Paragraph 2(a) (Announcements). If any such confirmation is given, the first period of 14 days referred to in Paragraph 1(c) (Acceptance period) will run from the date of such confirmation and compliance.

(b)	If by 1:00 p.m. on 29 May 2008 (or such later time(s) and/or date(s) as the Panel may agree) the Offer has not become unconditional, an accepting Heritage Shareholder may withdraw his acceptance at any time thereafter by, in the case of Heritage Shares held in certificated form, written notice received by the Receiving Agent on behalf of Argo Acquisition at the address and in the manner referred to in Paragraph 3(a), or, in the case of Heritage Shares held in uncertificated form, in the manner referred to in Paragraph 3(f), before the earlier of (i) the time when the Offer becomes unconditional, and (ii) the final time for lodgement of acceptances which can be taken into account in accordance with Paragraph 1(b) (Acceptance period). An accepting Heritage Shareholder may also be entitled to withdraw his acceptance if so determined by the Panel in accordance with Rule 13.5 of the City Code.

(c)	If a “no extension” statement and/or a “no increase” statement has been withdrawn in accordance with Paragraph 1(d) (Acceptance period), any Heritage Shareholder who accepted the Offer after the date of the statement may withdraw his acceptance thereafter in the manner referred to in Paragraph 3(a) not later than the eighth day after the date on which written notice of withdrawal of the statement is posted to the relevant Heritage Shareholders.

(d)	Except as provided by this Paragraph 3 and Paragraph 4(c) (Revisions of the Offer), acceptances and elections in respect of the Offer shall be irrevocable.

(e)	All questions as to the validity (including time of receipt) of any notice of withdrawal will be determined by Argo Acquisition (acting reasonably), whose determination (except as required by the Panel) will be final and binding. None of Argo Acquisition, Heritage, HSBC, the Receiving Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give such notification.

(f)	In the case of Heritage Shares held in uncertificated form, if withdrawals are permitted pursuant to Paragraphs 3(a), 3(b) or 3(c), a Heritage Shareholder may withdraw his acceptance through CREST by sending (or, if a CREST sponsored member, procuring that his CREST sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance to be withdrawn. Each ESA instruction must, in order for it to be valid and settle, include the following details:

•	the number of Heritage Shares to be withdrawn;

•	the ISIN number of Heritage Shares which is GB00B18CPX20;

•	the member account ID of the Heritage Shareholder;

•	the participant ID of the Heritage Shareholder;

•	the member account ID of the Escrow Agent included in the relevant Electronic Acceptance. This is HERARG01;

•	the participant ID of the Escrow Agent. This is 3RA32;

•	the CREST transaction ID of the Electronic Acceptance to be withdrawn, to be inserted at the beginning of the shared note field;

•	input with standard delivery instruction priority of 80;

•	the corporate action number for the Offer, which is allocated by Euroclear and will be available on screen from Euroclear; and

•	the intended settlement date for the withdrawal.

Any such withdrawal will be conditional upon the Receiving Agent verifying that the withdrawal request is validly made. The Receiving Agent will, on behalf of Argo Acquisition, reject or accept the withdrawal by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message, as appropriate.

(g)	Immediately (or within such longer period, not exceeding 14 days, as the Panel may permit) upon a Heritage Shareholder validly withdrawing his acceptance in respect of Heritage Shares held in uncertificated form, the Receiving Agent will give TFE instructions to Euroclear to transfer all Heritage Shares held in escrow balances, and in relation to which it is the Escrow Agent for the purposes of the Offer, to the original available balances of the Heritage Shareholder concerned and, in respect of Heritage Shares held in certificated form, the Receiving Agent will return by post (or by such other method as may be approved by the Panel) all share certificates and/or other documents of title to the Heritage Shareholder concerned.

(h)	Heritage Shares in respect of which acceptances have been properly withdrawn in accordance with this Paragraph 3 may subsequently be re-assented to the Offer by following one of the procedures described in Paragraph 15 of the letter from Argo Acquisition set out in Part II of this document, at any time while the Offer remains open for acceptance.

(i)	In this Paragraph 3, “written notice” (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Heritage Shareholder(s) or his/their agent(s) duly appointed in writing (evidence of whose appointment is produced with the notice in a form reasonably satisfactory to Argo Acquisition). Telex, e-mail or facsimile or other electronic transmissions or copies will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to Argo Acquisition or its agents to have been sent from, a Restricted Jurisdiction or by a resident or a national of a Restricted Jurisdiction will be treated as valid.

4. Revisions of the Offer

(a)	No revision of the Offer is envisaged. However, if the Offer (in its original or any previously revised form(s)) is revised, either in its terms or conditions or the value or nature of the consideration offered or otherwise (which Argo Acquisition reserves the right to do) and such revision represents on the date on which it is announced (on such basis as Argo Acquisition may reasonably consider appropriate) an improvement or no diminution in the value of the revised Offer compared with the consideration or terms previously offered or in the overall value of the revised Offer compared with the consideration or terms previously offered or in the overall value received and/or retained by a Heritage Shareholder (under the Offer or otherwise), the benefit of the revised Offer will, subject to Paragraphs 4(d) and (e) and Paragraph 6 (Overseas Shareholders), be made available to each Heritage Shareholder who has accepted the Offer in its original or any previously revised form(s) (a “previous acceptor”). The acceptance of the Offer by or on behalf of a previous acceptor in its original or any previously revised form(s) shall, subject as provided in Paragraphs 4(d) and (e) and Paragraph 6 (Overseas Shareholders) be treated as an acceptance of the Offer as so revised and shall also constitute the irrevocable and separate appointment of Argo Acquisition and each of its directors and HSBC and each of its directors as his attorney and/or agent with authority:

(i)	to accept any such revised offer on behalf of such previous acceptor;

(ii)	if such revised Offer includes alternative forms of consideration, to make an election for and/or accept such alternative forms of consideration on his behalf or any combination of such forms of consideration as such attorney and agent in his absolute discretion thinks fit; and

(iii)	to execute on behalf of and in the name of such previous acceptor all such further documents (if any) as may be required to give effect to such acceptance and/or election(s),

and in making any such election and/or acceptance, such attorney and/or agent shall take into account the nature of any previous acceptances made by or on behalf of the previous acceptor and such other facts or matters as he may reasonably consider relevant.

(b)	For the avoidance of doubt, for the purposes of Paragraph 4(a), “revision” shall include any revision of the Offer (i) in its original or revised form, (ii) in its respective terms and conditions, (iii) in the value or nature of the consideration offered or (iv) otherwise.

(c)	Subject to Paragraphs 4(d) and (e), the powers of attorney and authorities conferred by this Paragraph 4 and any acceptance of a revised Offer and/or any election(s) pursuant to the Offer shall be irrevocable unless and until the previous acceptor becomes entitled to withdraw his acceptance under Paragraph 3 (Rights of withdrawal) and duly and validly does so.

(d)	The deemed acceptance and elections referred to in Paragraph 4(a) shall not apply, and the authorities conferred by that paragraph shall be ineffective, to the extent that a previous acceptor:

(i)	in respect of Heritage Shares in certificated form, lodges with the Receiving Agent, within 14 days after the posting of the document containing the revised Offer, a form in which he validly elects to receive the consideration receivable by him in some other manner than that set out in his original or any previous acceptance; or

(ii)	in respect of Heritage Shares in uncertificated form, sends (or, if a CREST sponsored member, procures that his CREST sponsor sends) an ESA instruction to settle in CREST in relation to each Electronic Acceptance in respect of which an election is to be valid. Each ESA instruction must, in order for it to be valid and settle, include the following details:

•	the number of Heritage Shares in respect of which the changed election is made;

•	the ISIN number of the Heritage Shares which is GB00B18CPX20;

•	the member account ID of the previous acceptor;

•	the participant ID of the previous acceptor;

•	the member account ID of the Escrow Agent included in the relevant Electronic Acceptance. This is HERARG01;

•	the participant ID of the Escrow Agent. This is 3RA32;

•	the CREST transaction ID of the Electronic Acceptance in respect of which the election is to be changed;

•	the corporate action number for the Offer which is allocated by Euroclear and will be available on screen from Euroclear; and

•	the intended settlement date for the changed election,

•	input with standard delivery instruction priority of 80,

and in order that the desired change of election can be effected, must include the member account ID of the Escrow Agent relating to the new election.

Any such change of election will be conditional upon the Receiving Agent verifying that the request is validly made. Accordingly, the Receiving Agent will, on behalf of Argo Acquisition, reject or accept the requested change of election by transmitting in CREST a receiving agent reject (AEAD) or receiving agent accept (AEAN) message, as appropriate.

(e)	The deemed acceptances and elections referred to in Paragraph 4(a) shall not apply, and the authorities conferred by that paragraph shall not be exercised if as a result, the previous acceptor would (on such basis as Argo Acquisition may consider appropriate) thereby receive less in aggregate in consideration under the revised Offer than he would have received in aggregate as a result of acceptance of the Offer in the form in which it was previously accepted by him or on his behalf having regard to any election or previous acceptance originally made by him, unless the previous acceptor has previously agreed in writing to the contrary. The authorities conferred by Paragraph 4(a) shall not be exercised in respect of any election available under the revised Offer save in accordance with this paragraph.

(f)	Subject to Paragraphs 4(d) and 4(e), Argo Acquisition reserves the right to treat an executed Form of Acceptance or TTE instruction (in respect of the Offer in its original or any previously revised form(s) which is received (or dated) on or after the announcement of any revised Offer (including, where applicable, a revision of any alternative forms of consideration included in the previously revised Offer)) as a valid acceptance of the revised Offer and/or, where applicable, a valid election for acceptance of any of the alternative forms of consideration. Such acceptances shall constitute an authority in the terms of Paragraph 4(a), mutatis mutandis, on behalf of the relevant Heritage Shareholder.

5. General

(a)	Except with the Panel’s consent, the Offer will lapse unless all of the conditions set out in Appendix I, Part A, (Conditions to the Offer) have been fulfilled or (if capable of waiver) waived or, where appropriate, have been determined by Argo and Argo Acquisition to be or remain fulfilled in each case by midnight on 29 May 2008 or by midnight on the date which is 21 days after the date on which the Offer becomes or is declared unconditional as to acceptances, whichever is the later, or such later date(s) as Argo Acquisition may, with the Panel’s consent, decide provided that neither Argo nor Argo Acquisition shall be under an obligation to waive or treat as satisfied any condition (other than the conditions set out in Paragraphs 1.1 (Acceptances) and 1.2 (Competition and Regulatory Issues) of Part A of this Appendix I, which shall not be capable of waiver) by a date earlier than the latest date specified above for the satisfaction of such condition notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled and that there are, at such earlier date, no circumstances indicating that any such conditions may not be capable of fulfilment.

(b)	The Offer will lapse if it (or any matter arising from the Offer) is referred to the Competition Commission before the later of 1.00 p.m. on the First Closing Date and the date on which the Offer becomes or is declared unconditional as to acceptances.

(c)	If the Offer lapses for any reason:

(i)	it will not be capable of further acceptance; and

(ii)	accepting Heritage Shareholders and Argo Acquisition will not be bound by any acceptances submitted before the time the Offer lapses.

(d)	Except with the Panel’s consent and subject to Paragraph 6 (Overseas Shareholders), settlement of the consideration to which any Heritage Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set off, counterclaim or other analogous right to which Argo Acquisition may otherwise be, or claim to be, entitled as against such Heritage Shareholder and will be effected in the manner described in the letter from Argo Acquisition contained in Part II of this document. No consideration will be sent to an address in a Restricted Jurisdiction.

(e)	The Offer is made by means of this document at 1:00 p.m. on 17 April 2008 and is capable of acceptance from and after that time. Argo reserves the right to notify any matter (including the making of the Offer) to all or any Heritage Shareholder with a registered address outside the United Kingdom, or whom Argo Acquisition knows to be a custodian, nominee or trustee holding Heritage Shares for persons who are citizens, residents or nationals of jurisdictions outside the United Kingdom, by announcement in the United Kingdom, or (in accordance with the provisions of s978 of the Companies Act) by publication of the Offer in the London Gazette or by the publication of a notice in the London Gazette specifying the address of a place or website within the European Economic Area where this document can be inspected and/or a copy of it obtained, in which event (in either case) such notice will be deemed to have been sufficiently given, notwithstanding any failure by any such shareholder(s) to receive or see such notice. All references in this document to notice in writing by or on behalf of Argo Acquisition will be construed accordingly.

(f)	The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance also constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires. The provisions of this Appendix I shall be deemed to be incorporated into and form part of the Form of Acceptance.

(g)	Notwithstanding the right reserved by Argo Acquisition to treat an acceptance of the Offer as valid even though (in the case of Heritage Shares held in certificated form) the relevant Form of Acceptance is not entirely in order or not accompanied by the relevant share certificate(s) and/or other document(s) of title or not accompanied by the relevant TTE instruction (in the case of uncertificated shares) except with the consent of the Panel:

(i)	an acceptance of the Offer will only be counted towards fulfilling the acceptance condition if the requirements of Note 4 and, if applicable, Note 6 of Rule 10 of the City Code are satisfied in respect of it;

(ii)	a purchase of Heritage Shares by Argo Acquisition or its nominee(s) (or, if Argo Acquisition is required to make an offer under Rule 9 of the City Code, a person acting in concert with Argo Acquisition) will only be counted towards fulfilling the acceptance condition if the requirements of Note 5 and, if applicable, Note 6 of Rule 10 of the City Code are satisfied in respect of it; and

(iii)	Heritage Shares which have been borrowed by Argo Acquisition will not be counted towards fulfilling the acceptance condition.

Other than as set out in Paragraph 4(d) (Revisions of the Offer) and Paragraph 6(d) (Overseas Shareholders), the Offer may not be accepted otherwise than by means of a Form of Acceptance or TTE instruction.

(h)	The Offer, all acceptances of it and all elections pursuant to it, this document, the Form of Acceptance, all contracts made pursuant to the Offer, all action taken or made or deemed to be taken or made pursuant to any of these terms and the relationship between a Heritage Shareholder and Argo Acquisition, Argo or the Receiving Agent shall be governed by and interpreted in accordance with English law.

(i)	Execution of a Form of Acceptance (or the making of an Electronic Acceptance) by or on behalf of a Heritage Shareholder will constitute his irrevocable agreement that the courts of England are (subject to Paragraph 5(j)) to have exclusive jurisdiction to settle any dispute which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by the Offer and the Form of Acceptance (or the Electronic Acceptance, as appropriate) or otherwise arising in connection with the Offer and the Form of Acceptance (or the Electronic Acceptance, as appropriate), and for such purposes that he irrevocably submits to the jurisdiction of the English courts.

(j)	Execution of the Form of Acceptance (or the making of an Electronic Acceptance) by or on behalf of an accepting Heritage Shareholder will constitute his agreement that the agreement in Paragraph 5(i) is included for the benefit of Argo Acquisition and the Receiving Agent and accordingly, notwithstanding the exclusion agreement in Paragraph 5(i), Argo Acquisition and the Receiving Agent shall each retain the right to, and may in their absolute discretion, bring proceedings in the courts of any other country which may have jurisdiction and the accepting Heritage Shareholder irrevocably submits to the jurisdiction of the courts of any such country.

(k)	If the expiry date of the Offer is extended, any reference in this document and in the Form of Acceptance to 8 May 2008 shall, except in Appendix I, Part A, Paragraph 1.1 (Acceptance condition) and Paragraph 4 (Alterations to Conditions), and Paragraph 1(a) (Acceptance period) of this Part B and where the context otherwise requires, be deemed to refer to the expiry date of the Offer as so extended.

(l)	Any omission or failure to despatch this document, the Form of Acceptance, any other document relating to the Offer and/or any notice required to be despatched under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such person. Subject to Paragraph 6 (Overseas Shareholders) of this Part B, the Offer extends to any such person and to all Heritage Shareholders to whom this document, the Form of Acceptance and any related documents may not have been despatched or who may not receive such documents, and such persons may collect copies of those documents from the Receiving Agent at the address set out in Paragraph 3(a) (Rights of withdrawal) of this Part B.

(m)	If the Offer does not become unconditional in all respects or lapses or is withdrawn:

(i)	in respect of Heritage Shares held in certificated form, the Form of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as the Panel may approve) within 14 days of the Offer lapsing, at the risk of the Heritage Shareholder concerned, to the person or agent whose name and address (outside a Restricted Jurisdiction) is set out in the relevant box of the Form of Acceptance or, if none is set out, to the first named holder at its registered address (outside a Restricted Jurisdiction);

(ii)	in respect of Heritage Shares held in uncertificated form, the Receiving Agent will, immediately after the Offer lapses (or within such longer period as the Panel may permit), give instructions to Euroclear to transfer all Heritage Shares held in escrow balances and in relation to which it is the Escrow Agent for the purposes of the Offer to the original available balances of the Heritage Shareholders concerned.

(n)	All powers of attorney, appointments as agent and authorities on the terms conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Heritage Shareholder concerned and are irrevocable (in respect of powers of attorney in accordance with s4 Powers of Attorney Act 1971) except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with Paragraph 3 (Rights of withdrawal) of this Part B and duly does so or as specified in Paragraphs 4(d) and (e) (Revisions of the Offer) of this Part B.

(o)	Without prejudice to any other provisions of this Part B, Argo Acquisition reserves the right to treat acceptances of the Offer as valid in whole or in part if not entirely in order or in the correct form or not accompanied by the relevant transfer to escrow or the relevant share certificate(s) and/or other document(s) of title or if received by or on behalf of Argo Acquisition at any place or places or in any manner determined by Argo Acquisition otherwise than as set out in this document or in the Form of Acceptance. In that event, no payment of cash under the Offer will be made until after the acceptance is entirely in order and (as applicable) the relevant transfer to escrow has settled or the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Argo Acquisition have been received by the Receiving Agent.

(p)	All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from any Heritage Shareholders (or their designated agent(s)) will be delivered by or sent to or from them (or their designated agents) at their risk. No acknowledgement of receipt of any Form of Acceptance, transfer by means of CREST, communication, notice, share certificate(s) and/or other document(s) of title will be given by or on behalf of Argo Acquisition.

(q)	Argo Acquisition reserves the right to notify any matter (including the making of the Offer) to all or any Heritage Shareholder(s) with (i) registered addresses outside the United Kingdom or (ii) whom Argo Acquisition knows to be nominees, trustees or custodians for such Heritage Shareholder(s) with registered addresses outside the United Kingdom, by announcement or paid advertisement in any daily newspaper published and circulated in the United Kingdom or any part of the United Kingdom, in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such shareholders to receive or see such notice. All references in this document to notice in writing (other than in Paragraph 3 (Rights of withdrawal)) shall be construed accordingly.

(r)	If sufficient acceptances and voting rights are received and/or sufficient Heritage Shares are otherwise acquired and the Offer has become unconditional in all respects, Argo Acquisition intends to apply the provisions of Part 28 of the Companies Act 2006 to acquire compulsorily any outstanding Heritage Shares to which the Offer relates.

(s)	Argo Acquisition intends, after it announces that all of the conditions to the Offer have been satisfied or (if capable of waiver) waived, to procure that Heritage applies to the London Stock Exchange to cancel admission of its shares to trading on AIM. It is expected that such cancellation will take effect no earlier than 20 Business Days following the Offer becoming or being declared unconditional in all respects.

(t)	Execution of a Form of Acceptance will constitute an instruction to Argo Acquisition that, on the Offer becoming or being declared unconditional in all respects, all mandates and other instructions or notices recorded in Heritage’s records immediately prior to the Offer becoming so unconditional in relation to Heritage Shares will, unless and until revoked or varied, continue in full force.

(u)	If the Panel requires Argo Acquisition to make an offer for Heritage Shares under the provisions of Rule 9 of the City Code, Argo Acquisition may make such alterations to the conditions, including the conditions set out in Paragraph 1.1 (Acceptances), of the Offer as are necessary to comply with the provisions of that Rule.

(v)	All references in this Appendix I to any statute or statutory provision shall include a statute or statutory provision which amends, consolidates or replaces the same (whether before or after the date of this document).

(w)	Unless the context otherwise requires, references in this Paragraph 5 and Paragraph 6 (Overseas Shareholders) to a Heritage Shareholder will include references to the person or persons executing the relevant Form of Acceptance or on whose behalf an Electronic Acceptance is made, and in the event of more than one person executing a Form of Acceptance or on whose behalf an Electronic Acceptance is made, such paragraphs will apply to them jointly and severally.

(x)	In relation to any acceptance of the Offer in respect of a holding of Heritage Shares which are in uncertificated form, Argo Acquisition reserves the right to make such alterations, additions or modifications as may be necessary or desirable to give effect to any purported acceptance of the Offer, whether in order to comply with the facilities or requirements of CREST or otherwise, provided such alterations, additions or modifications are consistent with the requirements of the City Code or are otherwise made with the Panel’s consent.

(y)	Except with the consent of the Panel, the Offer will not become unconditional unless the Receiving Agent has issued a certificate to Argo Acquisition (or its agents) which states the number of Heritage Shares in respect of which acceptances have been received and the number (if any) of Heritage Shares otherwise acquired, whether before or during the Offer Period, which comply with Paragraph 5(g). Copies of such certificate will be sent to the Panel and to HSBC as soon as possible after it is issued.

(z)	For the purposes of this document, the time of receipt of a TTE instruction, an ESA instruction or an Electronic Acceptance shall be the time at which the relevant instruction settles in CREST.

6. Overseas Shareholders

(a)	The making of the Offer to Overseas Shareholders may be prohibited or affected by the laws of the relevant overseas jurisdiction. Overseas Shareholders should inform themselves about and observe any applicable legal or regulatory requirements. It is the responsibility of any Overseas Shareholder wishing to accept the Offer to satisfy himself as to the full observance of the laws and regulatory requirements of the relevant jurisdiction in connection with the Offer, including obtaining any governmental, exchange control or other consents which may be required, or compliance with other necessary formalities needing to be observed and payment of any issue, transfer or other taxes or duties due in such jurisdiction. Any such Overseas Shareholder will be responsible for any such issue, transfer or other taxes or other payments payable and Argo Acquisition (and any person acting on its behalf) shall be fully indemnified and held harmless by such shareholder for any such issue, transfer or other taxes or duties as Argo Acquisition (and any person acting on its behalf) may be required to pay.

If you are an Overseas Shareholder and you are in doubt about your position, you should consult your independent professional adviser in the relevant jurisdiction.

(b)	The Offer is not being made, directly or indirectly, in or into, or by the use of the mails, or by any means or instrumentality (including, without limitation, post, facsimile or electronic transmission, telex, Internet and telephone) of interstate or foreign commerce, or of any facility of a national securities exchange, of a Restricted Jurisdiction and, subject to certain exceptions, the Offer cannot be accepted by any such use, means, instrumentality or facility or from within a Restricted Jurisdiction. Accordingly, Heritage Shareholders (including nominees, trustees and custodians) must not distribute or send this document or the Form of Acceptance in or into or from any Restricted Jurisdiction.

Persons receiving such documents (including without limitation, custodians, trustees and nominees) must not mail, forward, or distribute or send them, directly or indirectly, in, into or from any Restricted Jurisdiction or use the mails of any Restricted Jurisdiction or any such means or instrumentality or facility for any purpose, directly or indirectly, in connection with the Offer. Doing so may invalidate any purported acceptance of the Offer. Persons wishing to accept the Offer must not use such mails or any such means of instrumentality or facility directly or indirectly for any purpose directly or indirectly related to acceptance of the Offer.

Envelopes containing a Form of Acceptance should not be postmarked in any Restricted Jurisdiction or otherwise despatched from any Restricted Jurisdiction and all accepting Heritage Shareholders must provide addresses outside a Restricted Jurisdiction for the remittance of cash, or for the return of the Form of Acceptance, share certificates and/or other document(s) of title.

(c)	A Heritage Shareholder will be deemed not to have validly accepted the Offer if:

(i)	in respect of certificated Heritage Shares, he puts “No” in Box 4 of the Form of Acceptance and thereby does not give the representations and warranties set out in Appendix I, Part C, Paragraph (c) (Form of Acceptance);

(ii)	having inserted in or having completed Box 3 of the Form of Acceptance with a registered address in a Restricted Jurisdiction, he does not insert in Box 5 of the Form of Acceptance the name and address of a person or agent outside a Restricted Jurisdiction to whom he wishes the consideration to which he is entitled under the Offer and/or any documents to be sent;

(iii)	he inserts in Box 5 of the Form of Acceptance the name and address of a person or agent in a Restricted Jurisdiction to whom he wishes the consideration to which he is entitled under the Offer and/or any documents to be sent;

(iv)	in any case, the Form of Acceptance received from him is received in an envelope postmarked in, or which otherwise appears to Argo Acquisition or its agent to have been sent from, a Restricted Jurisdiction; or

(v)	in respect of uncertificated Heritage Shares, he makes a Restricted Escrow Transfer (as defined in Paragraph (d) below) unless he also makes a related Restricted ESA instruction (as defined in Paragraph (d) below) which is accepted by the Receiving Agent.

Argo Acquisition reserves the right, in its sole discretion, to investigate, in relation to any acceptance, whether the representations and warranties set out in Appendix I, Part C, Paragraph (c) (Form of Acceptance) could have been truthfully given by the relevant Heritage Shareholder and, if such investigation is made and, as a result Argo Acquisition cannot satisfy itself that such representation and warranty was true and correct, the acceptance may be rejected as invalid.

Neither Argo Acquisition nor HSBC nor any agent or adviser or director of Argo Acquisition or HSBC nor any person acting on behalf of either or both of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of acceptances of the Offer, whether pursuant to the provisions of this Paragraph 6 or otherwise in connection with the Offer.

(d)

If a Heritage Shareholder holding Heritage Shares in uncertificated form is unable to give the warranty set out in Appendix I, Part D, Paragraph (c), but nevertheless can provide evidence satisfactory to Argo Acquisition that he is able to accept the Offer in compliance with all relevant legal and regulatory requirements, he may only purport to accept the Offer by sending (or, if a CREST sponsored member, procuring that his CREST sponsor sends) both a TTE instruction to a designated escrow balance detailed below (a “Restricted Escrow Transfer”) and one or more valid ESA instructions (each a “Restricted ESA Instruction”). Such purported acceptance will not be treated as a valid acceptance unless the Restricted Escrow Transfer settles in CREST and Argo Acquisition decides, in its absolute discretion, to exercise its rights described in Paragraph 6(g) to waive, vary or modify the terms of the Offer relating to overseas shareholders to the extent required to permit such acceptance to be made during the acceptance period set out in Paragraph 1 (Acceptance period). If Argo Acquisition decides to permit such acceptance to be made, the Receiving Agent will, on behalf of Argo Acquisition, accept the purported acceptance as an Electronic Acceptance on the terms of this document (as so waived, varied or modified) by transmitting in CREST a receiving agent accept (AEAN) message. Otherwise, the Receiving Agent will on behalf of Argo Acquisition reject the purported acceptance as an Electronic Acceptance by transmitting in CREST a receiving agent reject (AEAD) message. Each Restricted Escrow Transfer must, in order for it to be valid and settle, include the following details:

•	the number of Heritage Shares in uncertificated form in respect of which you wish to accept the Offer (i.e. the number of Heritage Shares to be transferred to escrow);

•	the ISIN number for the Heritage Shares. This is GB00B18CPX20;

•	your member account ID;

•	your participant ID;

•	the participant ID of the Escrow Agent. This is 3RA32;

•	the member account ID of the Escrow Agent specific to a Restricted Escrow Transfer. This is RESTRICT;

•	the intended settlement date. This should be as soon as possible and in any event not later than 1.00 p.m. on 8 May 2008;

•	the corporate action number of the Offer. This is allocated by Euroclear and will be available on screen from Euroclear;

•	input with a standard delivery instruction priority of 80; and

•	the contact name and telephone number in the shared note field.

Each Restricted ESA Instruction must, in order for it to be valid and settle, including the following details:

•	the number of Heritage Shares relevant to the Restricted ESA Instruction;

•	the ISIN number for the Heritage Shares, which is GB00B18CPX20;

•	your member account ID;

•	your participant ID;

•	the member account ID of the Escrow Agent set out in the Restricted Escrow Transfer, which is RESTRICT;

•	the participant ID of the Escrow Agent. This is 3RA32;

•	the member account ID of the Escrow Agent relevant to the form of consideration required. This is HERARG01;

•	the CREST transaction ID of the Restricted Escrow Transfer to which the Restricted ESA Instruction relates to be inserted in the shared note field;

•	input with standard delivery instruction priority of 80;

•	the intended settlement date; and

•	the corporate action number of the Offer which is allocated by Euroclear and will be available on screen from Euroclear.

(e)	If, in connection with the making of the Offer, notwithstanding the restrictions described above, any person (including, without limitation, custodians, nominees and trustees), whether pursuant to a contractual or legal obligation or otherwise, forwards this document, the Form of Acceptance or any related offering documents, in, into or from a Restricted Jurisdiction or uses the mails of, or any means or instrumentality (including without limitation, facsimile or electronic transmission, telex, Internet or telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of, any Restricted Jurisdiction in connection with such forwarding, such person should:

(i)	inform the recipient of such fact;

(ii)	explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

(iii)	draw the attention of the recipient to this Paragraph 6.

(f)	If any written notice from a Heritage Shareholder withdrawing his acceptance in accordance with Paragraph 3 (Rights of withdrawal) is received in an envelope postmarked in, or which otherwise appears to Argo Acquisition or its agents to have been sent from, Canada, Japan, Australia or any other Restricted Jurisdiction, Argo Acquisition reserves the right in its absolute discretion to treat that notice as invalid.

(g)	These provisions and any other terms of the Offer relating to Overseas Shareholders may be waived, varied or modified as regards specific Heritage Shareholders or on a general basis by Argo Acquisition in its absolute discretion.

(h)	Subject to Paragraph 6(g), the provisions of this Paragraph 6 supersede any terms of the Offer inconsistent with them.

Any acceptance of the Offer by Heritage Shareholders who are unable to give the representations and warranties set out in Appendix I, Part C, Paragraph (c) (Form of Acceptance) is liable to be disregarded.

PART C

Form of Acceptance

Each Heritage Shareholder by whom, or on whose behalf, a Form of Acceptance is executed irrevocably undertakes, represents, warrants and agrees to and with Argo Acquisition, HSBC and the Receiving Agent (so as to bind him, his personal representatives, heirs, successors and assigns) that:

(a)	the execution of the Form of Acceptance shall constitute:

(i)	an acceptance of the Offer in respect of the number of Heritage Shares in certificated form inserted or deemed to be inserted in Box 1 of the relevant Form of Acceptance;

(ii)	an undertaking to execute any further documents, take any further action and give any further assurances which may be required in connection with the above,

in each case on and subject to the terms and conditions set out or referred to in this document and in the Form of Acceptance and that, subject only to the rights of withdrawal set out or referred to in Appendix I, Part B, Paragraph 3 (Rights of withdrawal) each such acceptance and undertaking shall be irrevocable.

If Box 1 of the Form of Acceptance is left blank or a number greater than such Heritage Shareholder’s registered holding of Heritage Shares in certificated form appears in Box 1 of the Form of Acceptance or the Form of Acceptance is otherwise completed incorrectly, but the Form of Acceptance is signed in Box 2, it will be deemed to be an acceptance by such Heritage Shareholder of the terms of the Offer in respect of the total number of Heritage Shares in certificated form registered in his name;

(b)	he is irrevocably and unconditionally entitled to transfer the Heritage Shares in respect of which the Form of Acceptance is completed and that the Heritage Shares in certificated form in respect of which the Offer is accepted or deemed to be accepted are sold fully paid and free from all liens, charges, encumbrances, equities, rights of pre-emption and any other third party rights of whatsoever nature and together with all rights now or in the future attaching to such Heritage Shares, including voting rights and the right to receive and retain in full all dividends or other distributions, if any, declared, paid or made on or after 2 April 2008, other than the Final Dividend;

(c)	unless “NO” is put in Box 4 of the Form of Acceptance, such Heritage Shareholder:

(i)	was outside a Restricted Jurisdiction when the Form of Acceptance was delivered and at the time of accepting the Offer and is accepting the Offer from outside a Restricted Jurisdiction;

(ii)	in respect of Heritage Shares in certificated form to which the Form of Acceptance relates, is not an agent or fiduciary acting on a non-discretionary basis for a principal who has given any instructions with respect to the Offer from within a Restricted Jurisdiction, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside a Restricted Jurisdiction;

(iii)	has not received or sent copies or originals of this document, the Form of Acceptance or any related offering documents in, into or from a Restricted Jurisdiction, and has not utilised in connection with the Offer, directly or indirectly, the mail of, or any means or instrumentality (including, without limitation, post, facsimile or electronic transmission, telex, internet and telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of a Restricted Jurisdiction; and

(iv)	is accepting the Offer from outside a Restricted Jurisdiction and is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given any instructions with respect to the Offer from outside a Restricted Jurisdiction;

(d)	in relation to Heritage Shares held in certificated form, the execution of the Form of Acceptance and its delivery to the Receiving Agent constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Heritage Shareholder not having validly withdrawn his acceptance, the irrevocable appointment of each of Argo Acquisition and/or HSBC and/or any of their respective directors or agents as such shareholder’s attorney and/or agent (the “attorney”) and an irrevocable instruction and authorisation to the attorney to:

(i)	complete and execute all or any form(s) of transfer and/or renunciation and /or other document(s) at the discretion of the attorney in relation to the Heritage Shares referred to in Paragraph (a) in certificated form in favour of Argo or such other person or persons as Argo Acquisition or its agents may direct;

(ii)	deliver such form(s) of transfer and/or renunciation and / or other document(s) in the attorney’s discretion and/or the certificate(s) and/or other document(s) of title relating to such Heritage Shares for registration within six months of the Offer becoming unconditional in all respects and to execute all such documents; and

(iii)	do all such other acts and things as may in the attorney’s opinion be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest such Heritage Shares in Argo Acquisition or its nominee or as it may direct;

(e)	in relation to Heritage Shares held in certificated form, the execution and delivery of the Form of Acceptance to the Receiving Agent constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Heritage Shareholder not having validly withdrawn his acceptance, a separate and irrevocable authority and request:

(i)	to Heritage or its agents to procure the registration of the transfer of the Heritage Shares referred to in Paragraph (a) above in certificated form pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect of such shares to Argo Acquisition or as it may direct;

(ii)	to Argo Acquisition and its agents, subject to Appendix I, Part B, Paragraph 6 (Overseas Shareholders) to procure the despatch by first class post (or by such other method as is approved by the Panel) of a cheque drawn on a branch of a UK clearing bank for any cash consideration to which such Heritage Shareholder is entitled, at the risk of such shareholder, to the person or agent whose name and address outside a Restricted Jurisdiction is set out in Box 3 of the Form of Acceptance, or, if no name and address is set out in Box 3, to the first named holder at his registered address outside a Restricted Jurisdiction;

(f)	that the execution of the Form of Acceptance and its delivery to the Receiving Agent constitutes a separate authority to any director of Argo Acquisition and/or any director of HSBC and/or their respective agents and the irrevocable appointment of any director of any such director and/or agent as such shareholder’s attorney and/or agent within the terms of Appendix I, Part B, Paragraph 4 (Revisions of the Offer);

(g)	subject to the Offer becoming or being declared unconditional in all respects (or if the Offer will become unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel consents), in respect of the Heritage Shares in certificated form in respect of which the Offer has been accepted, or is deemed to be accepted, and which acceptance has not been validly withdrawn, and which have not been registered in the name of Argo Acquisition:

(i)	Argo Acquisition or its agents shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of Heritage or of any class of its shareholders) attaching to any such Heritage Shares; and

(ii)	the execution of a Form of Acceptance by a Heritage Shareholder constitutes, in respect of such Heritage Shares:

(A)	an irrevocable authority to Heritage and/or its agents from such Heritage Shareholder to send any notice, circular, warrant, document or other communication which may be required to be sent to him as a member of Heritage (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such Heritage Shares into certificated form) to Argo Acquisition at its registered office;

(B)	the irrevocable appointment of Argo Acquisition or any of its directors or agents to sign such documents and do such things as may in the opinion of such person seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to such Heritage Shares (including, without limitation, an authority to sign any consent to short notice of a general or separate class meeting on his behalf and/or to execute a form of proxy in respect of such Heritage Shares appointing any person nominated by Argo Acquisition to attend general or separate class meetings of Heritage or its members or any of them and to exercise the votes attaching to such Heritage Shares on his behalf), such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer; and

(C)	the agreement of such Heritage Shareholder not to exercise any of such rights without the consent of Argo Acquisition and the irrevocable undertaking of such Heritage Shareholder not to appoint a proxy to attend any such general meeting or separate class meeting;

(h)	he will deliver or procure the delivery to the Receiving Agent of his share certificate(s) and/or other document(s) of title in respect of the Heritage Shares referred to in Paragraph (a) above in certificated form held by him in respect of which the Offer has been accepted or is deemed to have been accepted and not validly withdrawn, or an indemnity acceptable to Argo Acquisition in lieu of such share certificate(s) and/or other document(s) of title, as soon as possible and in any event within six months of the Offer becoming unconditional in all respects;

(i)	the terms and conditions of the Offer contained in this document shall be deemed to be incorporated in, and form part of, the Form of Acceptance which shall be read and construed accordingly;

(j)	he will execute all such documents and do all such acts and things as shall be necessary or expedient to vest in Argo Acquisition or its nominee(s) or such other persons as Argo Acquisition may decide the Heritage Shares in respect of which the Offer is accepted or is deemed to be accepted and to enable Argo Acquisition, HSBC and the Receiving Agent to obtain the full benefit of the terms of this Appendix I and/or to perfect any of the authorities expressed to be given under Appendix I or otherwise in connection with his acceptance of the Offer;

(k)	the execution of the Form of Acceptance constitutes an irrevocable authority and request, if the Offer does not become unconditional in all respects, to Argo Acquisition or its agents to return his Form of Acceptance and the relevant share certificate(s) and/or other document(s) of title delivered with or in connection with such Form of Acceptance by ordinary post within 14 days after the Offer has lapsed, at the risk of such shareholder to the person or agent whose name and address are set out in Box 3 of the Form of Acceptance or, if none is set out, to the sole or first-named holder at his registered address;

(l)	he agrees to ratify each and every act or thing which may be done or effected by Argo Acquisition, HSBC or the Receiving Agent or any director of Argo Acquisition, HSBC or the Receiving Agent or their respective agents or Heritage or its agents, as the case may be, in the proper and lawful exercise of any of his, its or their powers and/or authorities conferred by or referred to in Appendix I, Part B (Further terms and conditions of the Offer) or Part C (Form of Acceptance) in relation to his Heritage Shares and to indemnify each such person against any losses arising from the proper and lawful exercise of such powers and/or authorities;

(m)	the execution of the Form of Acceptance constitutes his agreement to the terms of Appendix I, Part B, Paragraphs 5(f), (g) and (h) (General);

(n)	on execution the Form of Acceptance shall take effect as a deed;

(o)	in relation to Heritage Shares held in certificated form, the execution of a Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England and his agreement that nothing shall limit the right of Argo Acquisition or HSBC to bring any action, suit or proceeding arising out of or in connection with the Offer or in any other manner permitted by law or in any court of competent jurisdiction;

(p)	if any provision of Appendix I, Part B (Further terms of the Offer) or of this Part C shall be unenforceable or invalid or shall not operate so as to afford Argo Acquisition, HSBC or the Receiving Agent or any director of any of them the full benefit of the authorities and powers of attorney expressed to be given in Appendix I, Part B (Further terms of the Offer) or of this Part C, he shall with all practicable speed do all such acts and things and execute all such documents as may be required to enable Argo Acquisition and/or HSBC and/or the Receiving Agent and/or any director of any of them to secure the full benefits of Appendix I, Part B (Further terms of the Offer) and this Part C; and

References in this Part C to a Heritage Shareholder shall include references to the person or persons executing a Form of Acceptance, in relation to Heritage Shares held in certificated form, and if more than one person executes a Form of Acceptance, the provisions of this Part C shall apply to them jointly and severally.

PART D

Electronic Acceptance

Each Heritage Shareholder by whom, or on whose behalf, an Electronic Acceptance is made irrevocably undertakes, represents, warrants and agrees to and with Argo Acquisition, HSBC and the Receiving Agent (so as to bind him, his personal representatives, heirs, successors and assigns) that:

(a)	the Electronic Acceptance shall constitute:

(i)	an acceptance of the Offer in respect of the number of Heritage Shares in uncertificated form to which the relevant TTE instruction relates;

(ii)	a representation and warranty that he is the beneficial owner of the number of Heritage Shares to which a TTE instruction relates or, if he is not, he is irrevocably and unconditionally entitled to transfer such Heritage Shares in uncertificated form and that the entire beneficial interest in such shares will be acquired under the Offer;

(iii)	an undertaking to execute any further documents, take any further action and give any further assurances which may be required in connection with the above,

in each case on and subject to the terms and conditions set out or referred to in this document and that, subject only to the rights of withdrawal set out in Appendix I, Part B, Paragraph 3 (Rights of withdrawal) each such acceptance and undertaking shall be irrevocable;

(b)	the Heritage Shares in uncertificated form in respect of which the Offer is accepted or deemed to be accepted are sold fully paid and free from all liens, charges, encumbrances, equities, rights of pre-emption and any other third party rights of whatsoever nature and together with all rights now or in the future attaching to such Heritage Shares, including voting rights and the right to receive and retain in full all dividends or other distributions, if any, declared, paid or made on or after the date of this document other than the Final Dividend;

(c)	that such Heritage Shareholder has not received or sent copies or originals of this document, the Form of Acceptance or any other document relating to the Offer, in, into or from a Restricted Jurisdiction and has not otherwise utilised in connection with the Offer, directly or indirectly, the use of the mail of or any means or instrumentality (including, without limitation, post, facsimile or electronic transmission, telex, internet or telephone) of interstate or foreign commerce of, or any facilities of a national securities exchange of, a Restricted Jurisdiction at the time of the input and settlement of the relevant TTE instruction(s); and in respect of the Heritage Shares to which an Electronic Acceptance relates, is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside a Restricted Jurisdiction;

(d)	if such Heritage Shareholder is not resident in the UK he has observed the laws of all relevant territories, obtained any requisite governmental or other consents, complied with all requisite formalities and paid any issue, transfer or other taxes due from him, in connection with such acceptance in any territory, and that he has not taken or omitted to take any action which will or may result in the Argo Acquisition or any other person acting in breach of any legal or regulatory requirements of any territory in connection with the Offer or his acceptance thereof, provided that the warranties and representations above shall be deemed not to be given if such Heritage Shareholder purports to accept the Offer by sending (or, if a CREST sponsored member, procuring that his CREST sponsor sends) a Restricted Escrow Transfer and a Restricted ESA Instruction pursuant to Part B, Paragraph 6(d) (Overseas Shareholders);

(e)	in relation to Heritage Shares held in uncertificated form, the Electronic Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Heritage Shareholder not having validly withdrawn his acceptance, the irrevocable appointment of each of Argo Acquisition and/or any of its directors or agents as such shareholder’s attorney and/or agent (the “attorney”) and an irrevocable instruction and authoristion to the attorney to do all such acts and things as may in the attorney’s opinion be necessary or expedient for the purpose of, or in connection with, the acceptance of the Offer and to vest such Heritage Shares in Argo Acquisition or its nominee or as it may direct;

(f)	in relation to Heritage Shares held in uncertificated form, the Electronic Acceptance constitutes the irrevocable appointment of the Receiving Agent as the escrow agent with an irrevocable instruction and authority:

(i)	subject to the Offer becoming unconditional in all respects in accordance with its terms and him not having validly withdrawn his acceptance to transfer to itself (or to such other person or persons as Argo Acquisition or its agents may direct) by means of CREST all or any of the Relevant Heritage Shares in uncertificated form (but not exceeding the number of Heritage Shares in uncertificated form in respect of which the Offer is accepted or deemed to be accepted); and

(ii)	if the Offer does not become unconditional in all respects, to give instructions to Euroclear, immediately after the Offer lapses (or within such longer period as the Panel may permit, not exceeding 14 days after the lapsing of the Offer), transfer all Relevant Heritage Shares to the original available balance of the accepting Heritage Shareholder;

(g)	in relation to Heritage Shares held in uncertificated form, the Electronic Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the accepting Heritage Shareholder not having validly withdrawn his acceptance, an irrevocable authority and request, subject to the provisions of Appendix I, Part B Paragraph 6(d) (Overseas Shareholders) to Heritage or its agent to procure the making of a CREST payment obligation in favour of the Heritage Shareholder’s payment bank in accordance with the CREST payment arrangements in respect of any cash consideration to which such shareholder is entitled, provided that Argo Acquisition may (if, for any reason, it wishes to do so) determine that all or any part of any such cash consideration shall be paid by cheque despatched by post and, if the Heritage Shareholder concerned is a CREST member whose registered address is in a Restricted Jurisdiction, any cash consideration to which such shareholder is entitled shall be paid by cheque despatched by post and at the risk of such shareholder, such cheques and/or any relevant share certificate(s) shall be despatched to the first-named holder at an address outside a Restricted Jurisdiction stipulated by such holder or as otherwise determined by Argo Acquisition.

(h)	in relation to Heritage Shares held in uncertificated form, the Electronic Acceptance constitutes a separate authority to any director of Argo Acquisition or director of HSBC and/or their respective agents within the terms of Appendix I, Part B, Paragraphs 4 (Revisions of the Offer) and 5 (General);

(i)	subject to the Offer becoming or being declared unconditional in all respects (or if the Offer will become unconditional in all respects or lapse immediately upon the outcome of the resolution in question or if the Panel consents), in respect of the Heritage Shares in uncertificated form in respect of which the Offer has been accepted, or is deemed to be accepted, and which acceptance has not been validly withdrawn, and which have not been registered in the name of Argo Acquisition:

(i)	Argo Acquisition or its agents shall be entitled to direct the exercise of any votes and any or all other rights and privileges (including the right to requisition the convening of a general meeting of Heritage or of any class of its shareholders) attaching to such Heritage Shares;

(ii)	an Electronic Acceptance by a Heritage Shareholder constitutes, in respect of such Heritage Shares:

(A)	an irrevocable authority to Heritage and/or its agents from such Heritage Shareholder to send any notice, circular, warrant, document or other communication which may be required to be sent to him as a member of Heritage (including any share certificate(s) or other document(s) of title issued as a result of a conversion of such Heritage Shares into certificated form) to Argo Acquisition at its registered office;

(B)	an authority to Argo Acquisition or any of its directors or agents to sign such documents and do such things as may in the opinion of such person seem necessary or desirable in connection with the exercise of any votes or other rights or privileges attaching to such Heritage Shares (including, without limitation, an authority to sign any consent to short notice of a general or separate class meeting on his behalf and/or to execute a form of proxy in respect of such Heritage Shares appointing any person nominated by Argo Acquisition to attend general or separate class meetings of Heritage or its members or any of them and to exercise the votes attaching to such Heritage Shares on his behalf), such votes (where relevant) to be cast so far as possible to satisfy any outstanding condition of the Offer; and

(C)	the agreement of such Heritage Shareholder not to exercise any of such rights without the consent of Argo Acquisition and the irrevocable undertaking of such Heritage Shareholder not to appoint a proxy to attend any such general meeting or separate class meeting;

(j)	in relation to the Heritage Shares held in uncertificated form, if the Offer does not become unconditional in all respects, to give instructions to Euroclear immediately after the lapsing of the Offer (or within such longer period as the Panel may permit, not exceeding 14 days from the lapsing of the Offer) to transfer all Relevant Heritage Shares to the original available balance of the accepting Heritage Shareholder.

As used in this Part D of Appendix I, “Relevant Heritage Shares” means Heritage Shares in uncertificated form and in respect of which a transfer or transfers to escrow has or have been effected pursuant to the procedures described in Paragraph 15 of the letter from the Chairman of Argo Acquisition set out in Part II of this document;

(k)	the creation of a CREST payment obligation in favour of his payment bank in accordance with the CREST payment arrangements referred to in Paragraph (g) of this Part D shall, to the extent of the obligation so created, discharge in full any obligation of Argo Acquisition to pay to him the cash consideration to which he is entitled pursuant to the Offer;

(l)	if he accepts the Offer, he will do all such acts and things as shall be necessary or expedient to vest the Heritage Shares in Argo Acquisition or its nominee(s) or such other persons as it may decide and all such acts and things as may be necessary or expedient to enable the Receiving Agent to perform its functions as escrow agent for the purposes of the Offer;

(m)	he agrees to ratify each and every act or thing which may be done or effected by Argo Acquisition, HSBC or the Receiving Agent or any director of Argo Acquisition, HSBC or the Receiving Agent or their respective agents or Heritage or its agents, as the case may be, in the proper and lawful exercise of any of his, its or their powers and/or authorities conferred by or referred to in this Part D of Appendix I in relation to his Heritage Shares;

(n)	in relation to the Heritage shares in uncertificated form, the making of an Electronic Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Electronic Acceptance, to the jurisdiction of the courts of England and his agreement that nothing shall limit the right of Argo Acquisition or HSBC to bring any action, suit or proceeding arising out of or in connection with the Offer or in any other manner permitted by law or in any court of competent jurisdiction;

(o)	by virtue of the Regulations, the making of an Electronic Acceptance constitutes an irrevocable power of attorney by the relevant holder of Heritage Shares in the terms of all the powers and authorities expressed to be given by Appendix I, Part B (Further terms and conditions of the Offer), this Part D and (where applicable by virtue of Paragraph (i) above) of Appendix I, Part C (Form of Acceptance) of this Appendix I to Argo Acquisition, the Receiving Agent and HSBC and any of their respective directors and agents; and

(p)	if any provision of Appendix I, Part B (Further terms of the Offer) or of this Part D shall be unenforceable or invalid or shall not operate so as to afford Argo Acquisition, HSBC or the Receiving Agent or any director of any of them the benefit of the authorities and powers of attorney expressed to be given in Appendix I, Part B (Further terms of the Offer) or this Part D, he shall with all practicable speed do all such acts and things and execute all such documents as may be required to enable Argo Acquisition and/or HSBC and/or the Receiving Agent and/or any director of any of them to secure the full benefits of Appendix I, Part B (Further terms of the Offer) and this Part D.

References in this Part D to a Heritage Shareholder shall include references to the person or persons making an Electronic Acceptance in respect of Heritage Shares in uncertificated form.

APPENDIX II

FINANCIAL INFORMATION RELATING TO THE HERITAGE GROUP

1. Nature of financial information

The following financial information has been extracted without material adjustment from consolidated audited results of Heritage for the three years ended 31 December 2007. All financial statements from which this information is extracted are prepared in accordance with International Financial Reporting Standards (“IFRS”).

2. Consolidated income statement

	For the year ended 31 December
	2005	2006	2007
	£m	£m	£m
Net earned premium revenue	50.0	86.4	141.8
Net income	55.9	94.5	162.3
Results of operating activities	(6.2)	13.5	28.6
Finance cost	1.6	(3.2)	(5.3)

Profit before tax	(4.6)	10.3	23.3
Income tax	1.1	(3.1)	(6.3)

Profit/(Loss) attributable to ordinary shareholders	(3.5)	7.2	17.0

Earnings per ordinary share attributable to equity holders of parent company	pence	pence	pence
Basic	(13.0)	17.2	22.7
Diluted	(13.0)	16.9	21.8
Dividends per ordinary share (pence)	—	2.5	6.0

3. Consolidated balance sheet

At 31 December 2007

£m
Assets
Cash and cash equivalents	37.2
Financial investments at fair value through income	279.0
Reinsurance assets
— reinsurers’ share of outstanding claims	36.0
— reinsurers’ share of unearned premiums	14.5
Other receivables, including insurance receivables
— debtors arising from direct insurance operations	56.1
— debtors arising from reinsurance operations	97.9
— loans and receivables	98.6
Current income tax assets	1.0
Deferred income tax assets	1.4
Plant and equipment	0.1
Intangible assets	0.2

Total assets	622.0

Shareholders’ equity
Share capital	7.8

Share premium	47.1
Share option reserve	1.0
Retained earnings	21.3

Total shareholders’ equity	77.2

Liabilities
Insurance contracts
— claims outstanding	201.8
— unearned premiums	131.0
Trade and other payables
— other trade and other payables	43.1
— creditors arising from insurance operations	8.0
— creditors arising from reinsurance operations	115.9
Current income tax liabilities	1.8
Financial liabilities
— floating rate loan stock	34.8
— preference shares	—
Deferred income tax liabilities	8.4

Total liabilities	544.8

Total liabilities and shareholders’ funds	622.0

4. Consolidated cash flow statement

For the year ended 31 December 2007

£m
Cash flow from operating activities
Results of operating activities	28.6
Changes in working capital:
(Increase) in trade and other receivables	(44.8)
Increase in payables	23.2
Net increase in technical provisions	83.8

Cash generated from operations	90.8
Income tax paid	(1.8)

Net cash inflow from operating activities	89.0
Cash flows from investing activities
Purchase of intangible assets	(0.1)
Purchase of investments	(93.1)

Net cash used in investing activities	(93.2)
Cash flows from financing activities
Net proceeds from issue of ordinary share capital	3.7
Net proceeds from issue of loan stock	9.9
Interest expense	(2.7)
Dividends paid to Company’s shareholders	(1.9)

Net cash used in financing activities	9.0

Net increase in cash and cash equivalents	4.8
Cash and cash equivalents at 1 January	32.4

Cash and cash equivalents at 31 December	37.2

Group cash above included £2.7m (2006: £1.3m) of cash which is not available to settle liabilities of the Group. These are Funds held for third party capital.

5. Statement of changes in shareholders’ equity

For the year ended 31 December 2007

	Share Capital	Share premium	Share option reserve	Retained earnings	Total
	£m	£m	£m	£m	£m
As at 31 December 2006	7.4	43.8	0.7	6.2	58.1
Net profit	—	—	—	17.0	17.0
Share options — value of employee services	—	—	0.3	—	0.3
Dividends	—	—	—	(1.9)	(1.9)
New ordinary shares issued	0.4	3.3	—	—	3.7

As at 31 December 2007	7.8	47.1	1.0	21.3	77.2

6. Significant accounting policies for the year ended 31 December 2007

The principal accounting policies adopted in the preparation of these financial statements are set out below. These policies have been consistently applied to all the years presented, unless otherwise stated. Where there has been a voluntary change in accounting policy that has an effect on the current or prior period or may have an effect in the future, then the nature of and reasons for the change and impact of the change on current and prior periods are disclosed.

Basis of preparation

The consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS), incorporating IFRIC interpretations endorsed by the European Union (EU) and with those parts of the Companies Act 1985, applicable to companies reporting under IFRS. The financial statements comply with Article 4 of the EU IAS regulation.

The financial statements have been prepared under the historical cost convention. A summary of the more important Heritage Group accounting policies are set out below, together with an explanation of where changes have been made to previous policies on the adoption of new accounting standards in the year.

The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Although these estimates are based on management’s best knowledge of the amount, event or actions, actual results ultimately may differ from these estimates.

The Heritage Group participates in insurance business through its Lloyd’s corporate members. Assets and liabilities arising as a result of the underwriting activities are subject to trust deeds for the benefit of the relevant syndicate’s insurance creditors.

The accounting policies adopted in preparing these financial statements are consistent with those followed in the preparation of the Heritage Group’s annual financial statements for the year ended 31 December 2007 and are consistent with the statement of recommended practice on accounting for insurance business issued by the ABI.

International Financial Reporting Standards

In the current year, the Heritage Group had adopted IFRS 7, Financial Instruments: Disclosures and the related amendments to IAS 1, Presentations of Financial Statements, and IFRS 4, Accounting for Insurance Contracts which are effective for annual reporting periods beginning on or after 1 January 2007. The impact of the adoption of IFRS 7 and the changes to IAS 1 and IFRS 4 have been to expand the disclosures provided in the financial statements regarding the Heritage Group’s management of capital and financial instruments.

Three Interpretations issued by the International Financial Reporting Interpretations Committee (IFRIC) are effective for the current period. These are: IFRIC 8, which clarifies IFRS 2, Share-based Payments; IFRIC 9, Reassessment of Embedded Derivatives; and IFRIC 10, Interim Financial Reporting and Impairment. The adoption of these Interpretations has not led to any changes in the Group’s accounting policies.

At the date of authorisation of these financial statements a number of standards and interpretations had been published but were not yet effective. These include:

•	IFRS 8, Operating Segments;

•	IFRIC 11, IFRS 2: Group and Treasury Share Transactions;

•	IFRIC 12, Service Concession Arrangements;

•	IFRIC 14, IAS 19: The limit of Defined Benefit Asset, Minimum Funding Requirements and their Interaction.

The directors anticipate that the adoption of these standards and interpretations will have no material impact on the financial statements except for additional disclosures.

In accordance with the standard for insurance contracts (IFRS4), the Heritage Group has applied existing accounting practices for insurance contracts, modified, as appropriate, to comply with the IFRS framework and applicable standards and are consistent with the statement of recommended practice on accounting for insurance business issued by the ABI.

Consolidation

The consolidated financial statements incorporate the financial statements of Heritage and entities controlled by Heritage, for the year ended 31 December 2007. Certain subsidiary undertakings underwrite as corporate members of Lloyd’s on syndicates managed by the Heritage Group. The Heritage Group’s share of the transactions, assets and liabilities relating to syndicate participation is included in the consolidated financial statements.

Inter-company transactions, balances and unrealised gains on transactions between the Heritage Group companies are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of impairment of the asset transferred. The financial statements of subsidiaries are prepared for the same reporting year as Heritage. Consolidation adjustments are made to convert subsidiary accounts prepared under UK GAAP to IFRS so as to remove any different accounting policies that may exist.

Details of material subsidiaries included within the consolidated Financial statements can be found in notes to the full accounts to the parent company accounts.

No profit and loss account is presented for Heritage as permitted by Section 230 of the Companies Act 1985. The profit after tax for the year of the parent company was £2.5m (2006: £1.7 m).

Segmental reporting

A business segment is a group of assets and operations engaged in providing the business with a view of how each area of the business is performing that are subject to differing risks and returns of other business segments. A geographical segment is provided for gross premium to illustrate the economic environments that the operating segments participate in. The first analysis shown illustrates the respective underwriting units corporate and stakeholder contribution to the business. The stakeholder analysis is an illustration of how the business is split between stakeholders and illustrates to the ordinary shareholder the true ownership of the assets and liabilities of the Heritage Group. Please refer to the notes to the Consolidated Financial Statements set out in the Heritage Annual Report for the year ended 31 December 2007.

Underwriting

The results are determined on an annual accounting basis whereby the incurred cost of claims, commission and related expenses are charged against the earned proportion of premiums, net of reinsurance as follows:

Premiums written

Gross premiums written and outwards reinsurance premiums relate to policies incepting during the financial year and include estimates of ‘pipeline’ premiums together with any difference between booked premiums for prior years and those previously accrued. Written premiums are stated inclusive of acquisition costs but exclusive of premium taxes.

Unearned premiums

The provision for unearned premium comprises the proportion of gross premiums written in the year which is estimated to be earned after the balance sheet date. The earning of premiums is based primarily on time apportionment, with an adjustment, where appropriate, to reflect the risk profile of certain classes of business particularly those exposed to seasonal weather related events.

Expenses

Acquisition costs which represent commission and other related expenses are deferred over the period in which the related premiums are earned. The deferred acquisition costs “DAC” are subsequently amortised over the life of the contracts in the same way as premium is earned.

Claims Incurred

Claims incurred comprise claims and related expenses paid in the year and changes in the provisions for outstanding claims, including provisions for claims incurred but not reported and related expenses, together with any other adjustments to claims from previous years. Where applicable, deductions are made for salvage and other recoveries.

Claims provisions and related reinsurance recoveries

Provision is made at the year-end for the estimated cost of claims incurred but not settled at the balance sheet date, including the cost of claims incurred but not yet reported to the Heritage Group. The estimated cost of claims includes expenses to be incurred in settling claims and a deduction for the expected value of salvage and other recoveries. The Heritage Group takes all reasonable steps to ensure that it has appropriate information regarding its claims exposures. However, given the uncertainty in establishing claims provisions, it is likely that the final outcome will prove to be different from the original liability established.

The estimation of claims incurred but not reported (“IBNR”) is generally subject to a greater degree of uncertainty than the estimation of the cost of settling claims already notified to the Heritage Group, where more information about the claim event is generally available. Claims IBNR may often not be apparent to the insured until many years after the event giving rise to the claims has happened. Classes of business where the IBNR proportion of the total reserve is high will typically display greater variations between initial estimates and final outcomes because of the greater degree of difficulty of estimating these reserves. Classes of business where claims are typically reported relatively quickly after the claim event tend to display lower levels of volatility. A component of these estimation techniques is usually the estimation of the cost of notified but not paid claims. In estimating the cost of these the Heritage Group has regard to the claim circumstance as reported, any information available from loss adjusters and information on the cost of settling claims with similar characteristics in previous periods.

Large claims impacting each relevant business class are generally assessed separately, being measured on a case by case basis or projected separately in order to allow for the possible distortive effect of the development and incidence of these large claims.

Where possible the Heritage Group adopts multiple techniques to estimate the required level of provisions. This assists in giving greater understanding of the trends inherent in the data being projected. The projections given by the various methodologies also assist in setting the range of possible outcomes. The most appropriate estimation technique is selected taking into account the characteristics of the business class and the extent of the development of each year.

Provisions are calculated gross of any reinsurance recoveries. A separate estimate is made of the amounts that will be recoverable from reinsurers based upon the gross provisions and having due regard to collectability.

Provisions for unexpired risks are made where the costs of outstanding claims and related deferred acquisition costs are expected to exceed the assumed premium provisions carried forward at the balance sheet date. The provision for unexpired risks is calculated separately by reference to classes of business which are managed together, after taking into account relevant investment returns.

Lloyd’s operates a detailed set of regulations regarding solvency and the distribution of profits and payment of losses between syndicates and their members. Lloyd’s continues to require membership of syndicates to be on an underwriting year of account basis and profits and losses belong to members according to their membership of a year of account. Normally profits and losses are transferred between the syndicate and members after results for a year of account are finalised after 36 months. This period may be extended if a year of account goes into run-off.

The syndicate may make earlier on account distributions or cash calls according to the cash flow of a particular year of account and subject to Lloyd’s requirement.

Syndicate closed years of account and reinsurance to close

At the end of the third year an underwriting year of account is normally closed by reinsurance into the following year of account. The amount of the reinsurance to close premium payable is determined by the managing agent. The profit attributable to each underwriting year is capable of being distributed to the members of the syndicates on an annual basis after making an allowance for prudence. Only when a year of account closes are the full profits released to members.

The payment of a reinsurance to close premium does not eliminate the liability of the closed year for outstanding claims. If the reinsuring syndicate was unable to meet its obligations, and the other elements of Lloyd’s chain of security were to fail, then the closed underwriting account would have to settle outstanding claims.

The directors consider the likelihood of such a failure of the reinsurance to close is extremely remote, and consequently, the reinsurance to close has been deemed to settle liabilities outstanding at the closure of an underwriting account. The Heritage Group adjusts its provision for outstanding claims at 36 months for a year of closure to equal its share of the syndicate reinsurance to close, and no further provision is made for any potential variation in the ultimate liability of that year of account.

The portfolio premiums payable and receivable by the Heritage Group arising from the syndicate reinsurance to close are offset and the difference, representing the increase or decrease in the Heritage Group’s capacity on the syndicate, is shown in the technical account as gross premiums written or reinsurance premiums payable.

The 2004 year of account of Worldwide Property and Non US Liability units closed at 31 December 2007. The 2002, 2003 and 2004 years of account of the Runoff unit were closed into a third party syndicate at 31 December 2007.

Run-off years and estimated liabilities

Where an underwriting year of account is not closed at the end of the third year (a “run-off” year of account) a provision is made for the estimated cost of all known and unknown outstanding liabilities for that year. The provision is determined initially by the managing agency on a similar basis to the reinsurance to close. However, any subsequent variation in the ultimate liabilities for that year remains with the corporate member participating thereon. As a result any run-off year will continue to report movements in its results after the third year until such time as it secures a reinsurance to close.

Foreign currency translation

Items included in the financial statements of each of the Heritage Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in millions of pounds sterling, which is the Heritage Group’s functional and presentational currency.

Foreign currency transactions and non-monetary assets and liabilities, including deferred acquisition costs and unearned premiums are translated into the functional currency using monthly average rates of exchange prevailing at the time of the transaction as a proxy for the transactional rates. The translation difference arising on non-monetary asset items is recognised in the income statement.

Monetary items are translated at period end rates, any exchange differences arising from the change in rates of exchange are recognised in the income statement.

Financial instruments

Investments

Investments in marketable securities are stated at their bid-market value at the balance sheet date. The Heritage Group values its financial assets at fair value through profit and loss. Gains or losses on the revaluation of financial assets held at fair value are recognised through profit and loss. Investments in unlisted securities are valued at fair value.

Purchases and sales of investments are recognised on the trade date, which is the date the Heritage Group commits to purchase or sell the assets. These are initially recognised at fair value, and subsequently re-measured at fair value based on quoted bid prices. Changes in the fair value of investments are included in the income statement in the period in which they arise.

Loan stock

Loan stock is held on the balance sheet as a non current liability and the interest payable on this debt is recognised in the income statement as part of finance costs.

Preference shares

Preference shares issued as A shares are classified as liabilities in the balance sheet and the dividends payable on these preference shares are recognised in the income statement as part of finance costs.

Share options

Share-based compensation

The Heritage Group operates an equity-settled share-based compensation plan. The fair value of the employee services received in exchange for the grant of the options is recognised as an expense. The total amount to be expensed over the vesting period is determined by reference to the fair value of the options granted. At each balance sheet date, the entity revises its estimates of the number of options that are expected to become exercisable. It recognises the impact of the revision of original estimates, if any, in the income statement, and a corresponding adjustment to equity over the remaining vesting period. The proceeds received net of any directly attributable transaction costs are credited to share capital (nominal value) and share premium when the options are exercised.

Leases

Leases in which a significant portion of the risks and rewards of ownership are retained by the lessor are classified as operating leases. Payments made under operating leases (net of any incentives received from the lessor) are charged to the income statement on a straight-line basis over the period of the lease.

Property, plant and equipment

All assets included within property, plant and equipment are carried at historical cost. Depreciation is calculated to write down the cost less estimated residual value of office equipment and computer equipment by the straight line method over their expected useful lives.

Office equipment	10 years
Computer equipment	3 years

Intangibles

Intangible fixed assets, which represent establishment expenses of subsidiaries which are corporate capital members, are stated at cost, less any provision for impairment, and amortised on a straight line basis over the useful economic life which is estimated to be five years. No amortisation is charged until transactions are reflected from the activities on the first year of account following formation. The amortisation charge is included within operating expenses on the income statement.

Pensions

The Heritage Group operates a defined contribution plan. The Heritage Group pays contributions to privately administered pension plans on a contractual basis. The Heritage Group has no further payment obligations once the contributions have been paid. The contributions are recognised as an employee benefit expense when they are due. Prepaid contributions are recognised as an asset to the extent that a cash refund or a reduction in the future payments is available.

Performance related remuneration

Performance related remuneration (PRR) is recognised in the financial statements as and when employees become entitled, over the relevant period of employment, to the remuneration concerned. The deferred element of any PRR, being the part to which employees have not yet become entitled, falls within the definition of long-term employee benefits set out in IAS19, and is accordingly not charged in the income statement. Where it is a matter of estimation as to the current entitlements of employees the directors base their estimates on the latest information available to them to make a decision on the charge.

Investments in subsidiaries

Subsidiaries are all entities over which the Heritage Group has the power to govern the financial and operating policies generally accompanying a shareholding of more than one half of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible are considered when assessing whether the Heritage Group controls another entity.

Subsidiaries are fully consolidated from the date on which control is transferred to the Heritage Group.

In the Heritage Group’s financial statements, other financial investments in group undertakings are stated at cost and are reviewed for impairment annually or when events or changes in circumstances indicate the carrying value to be impaired.

The Heritage Group uses the acquisition method of accounting to account for the acquisition of subsidiaries. The cost of an acquisition is measured as the fair value of the assets given, equity instruments issued and liabilities incurred or assumed at the date of exchange, plus costs directly attributable to the acquisition.

The excess of the cost of acquisition over the fair value of the Heritage Group’s share of the identifiable net assets acquired is recorded as goodwill. If the cost of acquisition is less than the fair value of the net assets of the subsidiary acquired, the difference is recognised directly in the income statement. Intra-group transactions, balances and unrealised gains on intra-group transactions are eliminated. Unrealised losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

Cash and cash equivalents

For the purposes of the cash flow statement, cash and cash equivalents comprise cash at bank and other short-term highly liquid investments with a maturity of three months or less from the date of acquisition and bank overdrafts.

Fair value estimation

The fair values of short-term deposits are assumed to approximate to their book values. The fair values of the Heritage Group’s debt securities have been based on quoted market prices for these instruments.

Investment income

Interest receivable from cash and short term deposits and interest payable are accrued to the end of the year.

Underwriting units or syndicates’ investments and cash are held on a pooled basis, the return from which is allocated to underwriting years of account proportionately to the funds contributed by the year of account. Investment income and investment gains and losses relating to syndicate investments and cash are taken to the income statement.

Other operating expenses

All expenses are accounted for on an accruals basis.

Other income

Other income represents agent’s fees and profit commission derived from the management of underwriting syndicates at Lloyd’s.

Agency fees payable to Heritage under agency agreements with members of Lloyd’s is recognised when the contractual right to such fees is established, and to the extent that Heritage’s obligations under those agency agreements have been performed.

Profit commission arising from agency agreements with members of Lloyd’s is recognised when the underwriting profit giving rise to that profit commission is also recognised.

Agency fees that have been received by the Heritage Group, but not yet recognised as income in accordance with the policy described above, are credited to the deferred income account under creditors in the Heritage Group’s balance sheet.

Borrowing costs

The costs of borrowing in each case are amortized over the period up to the first date of which repayment is contractually committed.

Deferred taxation

Deferred income tax is provided in full, using the liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements.

However, if the deferred income tax arises from initial recognition of an asset or liability in a transaction other than a business combination that at the time of the transaction affects neither accounting nor taxable profit or loss, it is not accounted for.

Deferred income tax is determined using tax rates (and laws) that have been enacted or substantively enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realised or the deferred income tax liability is settled.

Deferred income tax assets are recognised to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilised.

APPENDIX III

FINANCIAL INFORMATION RELATING TO THE ARGO GROUP

Information on Argo Acquisition

Argo Acquisition was incorporated in England and Wales on 25 March 2008 with registered number 06543704. It has an authorised share capital of £100,000, comprising 100,000 ordinary shares of £1 each, of which one ordinary share has been issued and fully paid up. It is a wholly-owned indirect subsidiary of Argo. Its registered office is at 20 Blackfriars Lane, London EC4V 6HD, United Kingdom. Argo Acquisition has not traded since incorporation nor has it entered into any obligations, other than in connection with the Offer. It has not produced any financial statements.

Nature of financial information on Argo

The financial information on Argo set out in this Appendix III has been extracted without material adjustment from the audited consolidated financial statements of the Argo Group published in the Form 10-K dated 29 February 2008 and filed with the US Securities and Exchange Commission. The information was prepared in conformity with US generally accepted accounting principles.

Terms used in this Appendix III have the meaning given to them in the “Notes to Consolidated Financial Statements” set out below, unless the context requires otherwise.

All amounts are stipulated in US dollars unless otherwise stated.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except number of shares and per share amounts)

	December 31,
	2007	2006
Assets
Investments:
Fixed maturities, at fair value (cost: 2007 — $2,603.1; 2006 — $2,052.6)	$2,616.0	$2,024.8
Equity securities, at fair value (cost: 2007 — $200.3; 2006 — $166.8)	302.8	260.1
Other investments, at fair value (cost: 2007 — $15.2; 2006 — $16.4)	15.2	16.0
Short-term investments, at fair value, which approximates cost	621.6	213.2

Total investments	3,555.6	2,514.1

Cash	42.2	43.8
Accrued investment income	24.9	19.5
Premiums receivable	223.7	174.5
Reinsurance recoverables	610.1	551.9
Goodwill	106.3	106.3
Deferred tax asset, net	30.3	50.4
Deferred acquisition costs, net	92.0	92.1
Ceded unearned premiums	114.5	114.0
Other assets	67.3	54.9
Assets held for sale	256.6	—

Total assets	$5,123.5	$3,721.5

Liabilities and Shareholders’ Equity
Reserves for losses and loss adjustment expenses	$2,425.5	$2,029.2
Unearned premiums	506.8	516.4
Accrued underwriting expenses	79.3	61.5
Funds held	42.4	53.1
Ceded reinsurance payable, net	49.7	48.4
Borrowing under revolving credit facility	58.0	—
Junior subordinated debentures	311.4	144.3
Current income taxes payable, net	5.1	1.2
Other liabilities	60.0	19.7
Liabilities held for sale	200.8	—

Total liabilities	3,739.0	2,873.8

Shareholders’ equity:
Preferred shares — $1.00 par, 30,000,000 shares authorized; 0 shares issued and outstanding at December 31, 2007 and 3,242,000 shares authorized, Series A mandatory convertible preferred stock — 648,400 shares issued and outstanding at December 31, 2006	—	0.6
Common shares — $1.00 par, 500,000,000 shares authorized; 30,663,037 shares issued and outstanding at December 31, 2007 and 45,388,000 shares authorized, 21,045,452 issued and outstanding at December 31, 2006	30.7	21.0

Additional paid-in capital	685.9	281.6
Retained earnings	592.3	505.7
Accumulated other comprehensive income, net of taxes	75.6	38.8

Total shareholders’ equity	1,384.5	847.7

Total liabilities and shareholders’ equity	$5,123.5	3,721.5

See accompanying notes.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except number of shares and per share amounts)

	For the Years Ended December 31,
	2007	2006	2005
Premiums and other revenue:
Earned premiums	$859.8	$813.0	$699.0
Net investment income	134.3	104.5	83.9
Realized investment and other gains, net	5.9	21.2	3.3

Total revenue	1,000.0	938.7	786.2

Expenses:
Losses and loss adjustment expenses	526.9	477.6	427.2
Underwriting, acquisition and insurance expense	328.1	285.1	262.5
Interest expense and other	25.2	13.0	15.0

Total expenses	880.2	775.7	704.7

Income before income taxes and extraordinary item	119.8	163.0	81.5
Provision for income taxes	42.3	57.0	1.0

Income before extraordinary item	77.5	106.0	80.5
Extraordinary item	66.3	—	—

Net income	$143.8	$106.0	$80.5

Net income per common share — basic:
Income before extraordinary item	$3.05	$5.12	$4.22
Extraordinary item	2.61	—	—

Net income	$5.66	$5.12	$4.22

Net income per common share — diluted:
Income before extraordinary item	$3.01	$4.82	$3.91
Extraordinary item	2.57	—	—

Net income	$5.58	$4.82	$3.91

Dividend declared per common share:	$1.65	$—	$—

Weighted average common shares:
Basic	25,367,004	20,516,261	18,551,651

Diluted	25,773,631	21,981,065	20,587,206

See accompanying notes.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in millions)

	For the Years Ended December 31,
	2007	2006	2005
Net income	$143.8	$106.0	$80.5

Other comprehensive income (loss):
Defined benefit pension plans:
Net gain arising during the period	0.8	—	0.2
Unrealized gains (losses) on securities (1):
Gains (losses) arising during the period	57.9	33.3	(35.7)
Less: reclassification adjustment for gains included in net income	(5.9)	(13.6)	(3.3)

Other comprehensive income (loss) before tax	52.8	19.7	(38.8)
Income tax provision (benefit) related to other comprehensive income (loss)	16.0	6.9	(13.6)

Other comprehensive income (loss), net of tax	36.8	12.8	(25.2)

Comprehensive income	$180.6	$118.8	$55.3

(1)	Included in unrealized gains on securities at December 31, 2007, is $1.6 million of unrealized gains attributable to investments held by PXRE Reinsurance Company which are a component of “Assets held for sale” in the Consolidated Balance Sheet. These investments are non-taxable.

See accompanying notes.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(in millions, except number of shares and per share amounts)

	Preferred Shares	Common Shares	Additional Paid-In Capital	Retained Earnings	Deferred Stock Compensation	Accumulated Other Comprehensive Income (Loss)	Shareholders’ Equity
Balance, January 1, 2005	$1.9	$18.0	$213.5	$322.4	$(6.9)	$54.5	$603.4
Net income	—	—	—	80.5	—	—	80.5
Minimum pension liability, net of taxes	—	—	—	—	—	0.1	0.1
Change in net unrealized appreciation on securities, net of taxes	—	—	—	—	—	(25.3)	(25.3)
Issue 1,610,000 shares common stock in secondary offering, net of offering expenses	—	1.0	40.0	—	—	—	41.0
Series A preferred stock conversion	(0.3)	0.3	—	—	—	—	—
Activity under stock incentive plans	—	0.5	19.9	—	(3.4)	—	17.0
Retirement of common shares (tax payments on non-vested stock)	—	—	(0.5)	—	—	—	(0.5)
Deferred taxes — option exercises	—	—	1.4	—	—	—	1.4
Employee stock purchase plan	—	—	0.7	—	—	—	0.7
Cash dividend declared — preferred shares ($0.84/share)	—	—	—	(2.2)	—	—	(2.2)

Balance, December 31, 2005	1.6	19.8	275.0	400.7	(10.3)	29.3	716.1
Net income	—	—	—	106.0	—	—	106.0
Change in net unrealized appreciation on securities, net of taxes	—	—	—	—	—	12.8	12.8
Common stock secondary offering expenses	—	—	(0.2)	—	—	—	(0.2)
Series A preferred stock conversion	(1.0)	1.0	—	—	—	—	—
Activity under stock incentive plans	—	0.3	15.4	—	—	—	15.7
Retirement of common shares (tax payments on non-vested stock)	—	(0.1)	(0.9)	—	—	—	(1.0)
Deferred taxes — option exercises	—	—	1.8	—	—	—	1.8
Employee stock purchase plan	—	—	0.8	—	—	—	0.8
Cash dividend declared — preferred shares ($0.72/share)	—	—	—	(1.0)	—	—	(1.0)
Adoption of SFAS No 123(R)	—	—	(10.3)	—	10.3	—	—
Adoption of SFAS No. 158, net of tax	—	—	—	—	—	(3.3)	(3.3)

Balance, December 31, 2006	0.6	21.0	281.6	505.7	—	38.8	847.7
Net income	—	—	—	143.8	—	—	143.8
Minimum pension liability, net of taxes	—	—	—	—	—	0.5	0.5
Change in net unrealized appreciation on securities, net of taxes	—	—	—	—	—	36.3	36.3
Series A preferred stock conversion	(0.6)	0.6	—	—	—	—	—
Activity under stock incentive plans	—	0.9	33.4	—	—	—	34.3
Retirement of common shares (tax payments on non-vested stock)	—	—	(4.8)	—	—	—	(4.8)
Deferred taxes — option exercises	—	—	3.0	—	—	—	3.0
Employee stock purchase plan	—	—	0.7	—	—	—	0.7
Equity acquired in merger, net of acquisition expenses	—	8.2	372.0	—	—	—	380.2
Cash dividend declared — preferred shares ($0.21/share)	—	—	—	(0.1)	—	—	(0.1)
Cash dividend declared — common shares ($1.65/share)	—	—	—	(57.1)	—	—	(57.1)

Balance, December 31, 2007	$—	$30.7	$685.9	$592.3	$—	$75.6	$1,384.5

See accompanying notes.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	For the Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$143.8	$106.0	$80.5
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization and depreciation	8.4	10.5	10.0
Share-based payments expense	19.3	8.7	7.4
Excess tax benefits from share-based payments arrangements	(3.3)	(2.3)	—
Deferred federal income tax provision
(benefit)	3.6	7.5	(3.7)
Tax benefit from exercise of stock options	—	—	1.4
Realized gains on investments	(5.9)	(13.6)	(3.3)
Gain on sale of real estate	—	(7.6)	—
Extraordinary gain due to merger	(66.3)	—	—
Change in:
Accrued investment income	(2.9)	(2.1)	(0.5)
Receivables	(62.7)	10.1	110.8
Deferred acquisition costs	0.2	(3.2)	(18.9)
Ceded unearned premiums	3.1	(10.7)	(27.6)
Reserves for losses and loss adjustment expenses	130.3	153.8	267.9
Unearned premiums	(10.3)	40.6	85.0
Ceded reinsurance payable	(1.2)	0.7	15.5
Income taxes payable	7.2	7.2	(0.6)
Accrued underwriting expenses and funds held	(13.2)	(18.8)	(125.5)
Deferred gain, retroactive reinsurance	—	—	(45.1)
Maturities of trading investments	5.2	—	—
Deposit liabilities paid	(2.4)	—	—
Other assets and liabilities, net	13.3	12.2	(20.1)

Cash provided by operating activities	166.2	299.0	333.2

Cash flows from investing activities:
Sales of fixed maturity investments	427.8	79.3	112.2
Maturities and mandatory calls of fixed maturity investments	257.9	207.0	172.1
Sales of equity securities	31.8	4.9	27.6
Sales of other investments	7.0	17.3	0.8
Purchases of fixed maturity investments	(953.8)	(645.4)	(540.5)
Purchases of equity securities	(57.3)	(35.7)	(44.2)
Change in short-term investments	100.6	59.7	(160.2)
Sale of real estate	—	7.7	—
Purchases of fixed assets	(6.7)	(5.3)	(2.2)
Payments received on real estate notes	—	18.1	19.7
Net cash acquired in merger	10.4	—	—
Other, net	(1.0)	—	—

Cash used by investing activities	(183.3)	(292.4)	(414.7)

Borrowing under revolving credit facility	58.0	—	—

Issuance of junior subordinated
debentures	—	—	30.9
Stock options exercised, employee stock purchase plan issuance, and retirement of common shares (tax payments on non-vested stock)	11.4	6.8	9.8
Secondary common stock offering, net of offering expenses	—	(0.2)	41.0
Excess tax benefits from share-based payment arrangements	3.3	2.3	—
Payment of cash dividend to common shareholders	(57.1)	—	—
Payment of cash dividend to preferred shareholders	(0.1)	(1.4)	(2.2)

Cash provided by financing activities	15.5	7.5	79.5

Change in cash	(1.6)	14.1	(2.0)
Cash, beginning of period	43.8	29.7	31.7

Cash, end of period	$42.2	$43.8	$29.7

See accompanying notes.

ARGO GROUP INTERNATIONAL HOLDINGS, LTD. NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Significant Accounting Policies

Business.

On March 14, 2007 (and as amended and restated on June 8, 2007), PXRE Group Ltd. (“PXRE”) and Argonaut Group, Inc. (“Argonaut Group”) entered into a merger agreement (the “Merger Agreement”) pursuant to which Argonaut Group became a wholly-owned subsidiary of PXRE on August 7, 2007 (the “Merger”). PXRE changed its name to Argo Group International Holdings, Ltd. (“Argo Group” or “the Company”) upon the closing of the Merger. Immediately following the Merger, Argonaut Group’s pre-Merger shareholders held approximately 73% of PXRE’s shares, with PXRE’s pre-Merger shareholders retaining approximately 27% of PXRE’s shares. Notwithstanding the fact that PXRE was the legal acquirer under the Merger and remains the registrant for Securities and Exchange Commission (“SEC”) reporting purposes, the Merger was accounted for as a reverse acquisition with Argonaut Group as the accounting acquirer. Argo Group has accounted for the Merger as a purchase business combination, using Argonaut Group’s historical financial information and accounting policies and applying fair value estimates to the acquired assets, liabilities and commitments of PXRE as of August 7, 2007. As a result of the reverse acquisition treatment, the consolidated financial statements presented herein for periods ended prior to the closing of the Merger (and any other financial information presented herein with respect to such pre-Merger dates, unless otherwise specified) are the consolidated financial statements and other financial information of Argonaut Group. The results of operations, comprehensive income, and cash flows reflect those of Argonaut Group for the year ended December 31, 2007 and those of PXRE from the point of acquisition, August 7, 2007 to December 31, 2007. See Note 2, “PXRE-Argonaut Group Merger,” for additional discussion of the Merger and an unaudited pro forma presentation of financial results for the combined company.

In connection with and immediately following completion of the Merger, on August 7, 2007 the Company’s common shares were split 1-for-10 in a reverse stock split. All references in the accompanying consolidated financial statements to share and per share amounts have been retroactively restated to reflect the 1-for-10 reverse stock split.

Argo Group is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Excess and Surplus Lines products are written by Colony Insurance Group, located in Richmond, Virginia, and Argonaut Specialty Insurance Services, headquartered in New York, New York. Select Markets products are written by Argonaut Insurance Company, headquartered in Chicago, Illinois; Argonaut Great Central Insurance Company, headquartered in Peoria, Illinois; Rockwood Casualty Insurance Company, headquartered in Rockwood, Pennsylvania; Grocers Insurance, headquartered in Portland, Oregon and Trident Insurance Services, a wholly-owned subsidiary of the Company, headquartered in San Antonio, Texas. International Specialty products are provided by Peleus Reinsurance Ltd. (“Peleus Re”), a Bermuda-based subsidiary. In addition, the Company has one Run-off Lines segment which includes liabilities associated with other liability policies that were issued in the 1960s, 1970s and into the 1980s, as well as risk management policies written prior to the sale of renewal rights and other business previously written and classified by PXRE as property catastrophe, direct casualty, Lloyd’s of London, international casualty and finite. Results of PXRE are from the point of acquisition, August 7, 2007 to December 31, 2007.

Basis of Presentation.

The consolidated financial statements of the Company and its subsidiaries have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The major estimates reflected in the Company’s consolidated financial statements include, but are not limited to, the reserves for losses and loss adjustment expenses, reinsurance recoverables, including the reinsurance recoverables reserve for doubtful accounts, estimates of written and earned premiums, the fair value of other investments and the Company’s deferred tax asset valuation allowance. Actual results could differ from those estimates.

The financial statements include the accounts and operations of the Company and its subsidiaries. All material intercompany accounts and transactions have been eliminated. Certain items in prior years’ financial statements have been reclassified to conform to the current presentation.

In December 2003, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 46-Revised, “Consolidation of Variable Interest Entities” (“FIN 46-R”). It requires that the assets, liabilities and results of the activity of variable interest entities be consolidated into the financial statements of the company that has a controlling financial interest. It also provides the framework for determining whether a variable interest entity should be consolidated based on voting interest or significant financial support provided to it. The Company evaluated its investment in the following entities: Argonaut Group Statutory Trust, Argonaut Group Statutory Trust III, Argonaut Group Statutory Trust IV, Argonaut Group Statutory Trust V, Argonaut Group Statutory Trust VI, Argonaut Group Statutory Trust VII, Argonaut Group Statutory Trust VIII, Argonaut Group Statutory Trust IX, Argonaut Group Statutory Trust X, PXRE Capital Trust I, PXRE Capital Statutory Trust II, PXRE Capital Trust III, PXRE Capital Statutory Trust V and PXRE Capital Trust VI (collectively, the “Trusts”) and Argonaut Fund to Secure the Future (the “Argonaut Fund”) under the requirements of FIN 46-R. The Company determined that the Trusts and the Argonaut Fund are variable interest entities due to the fact that both the Trusts and the Argonaut Fund do not have sufficient equity to finance their activities without additional subordinate financial support from other parties. The Company is not entitled to receive a majority of the residual returns of the Trusts or the Argonaut Fund. Additionally, the Company is not responsible to absorb the majority of the expected losses of the Trusts or the Argonaut Fund; therefore, the Company is not the primary beneficiary and, accordingly, the Trusts and the Argonaut Fund are not included in the Company’s consolidated financial statements.

Cash.

Cash consists of cash deposited in banks, generally in concentration and operating accounts.

Investments.

Investments in fixed maturities at December 31, 2007 and 2006 include bonds, notes and redeemable preferred stocks. Equity securities include common and nonredeemable preferred stocks. Short-term investments consist of funds in excess of the Company’s near-term operating and claims paying needs and are invested in certificates of deposit, commercial paper, and money market funds. Short-term investments are classified as investments in the consolidated financial statements as they relate principally to the Company’s investment activities.

The amortized cost of fixed maturity securities is adjusted for amortization of premiums and accretion of discounts. This amortization or accretion is included in net investment income.

For the structured securities portion of the fixed maturity securities portfolio, the Company recognizes income using a constant effective yield based on anticipated prepayments and the estimated economic life of the securities. Premium or discount on high investment grade securities (rated AA or higher) is amortized into income using the retrospective method. Premium or discount on lower investment grade securities (rated less than AA) is amortized into income using the prospective method.

Investments are considered available-for-sale and are carried at fair value. The Company measures the fair value of the investments based upon quoted market prices. The cost of securities sold is based on the specific identification method. Unrealized gains and losses associated with the available-for-sale portfolio, as a result of temporary changes in fair value during the period such investments are held, are reflected net of income taxes and reported in other comprehensive income as a separate component of shareholders’ equity. Unrealized losses, associated with the available-for-sale portfolio, which are deemed other than temporary are charged to income in the period they are determined. The Company evaluates its investment portfolio for impairments of individual securities that are deemed to be other than temporary. The Company evaluates each individual security based on a variety of factors, such as trends in the market price, degree to which market price is below cost, length of time security has been trading below cost, changes in dividend and interest payment pattern, and the intent and ability of the Company to hold the security to allow for recovery. For those securities where the Company’s cost or amortized cost is more than fair market value, the Company reviews such securities internally and with its investment advisors. During the year ended December 31, 2007, realized investment gains for the equity and bond portfolios were reduced by $0.8 million and $1.5 million, respectively, due to the recognition of other-than-temporary impairment on certain securities. During the year ended December 31, 2006, realized investment gains for the equity and bond portfolios were reduced by $0.2 million and $1.0 million, respectively, due to the recognition of other-than-temporary impairment on certain securities. During the year ended December 31, 2005, realized investment gains for the equity and bond portfolios were reduced by $0.6 million and $0.4 million, respectively, due to the recognition of other-than-temporary impairment on certain securities.

Receivables.

Premiums receivable, representing amounts due from insureds, are presented net of a reserve for doubtful accounts of $7.0 million and $8.9 million at December 31, 2007 and 2006, respectively.

Reinsurance recoverables represent amounts of paid losses and loss adjustment expenses, case reserves and incurred but not reported amounts ceded to reinsurers under reinsurance treaties. These amounts are presented in the Consolidated Balance Sheets net of a reserve for doubtful accounts of $18.9 million and $19.3 million at December 31, 2007 and 2006, respectively (see Note 5 — Reinsurance for related disclosures).

Premiums receivable and reinsurance recoverables are charged off after a determination has been made that a specific balance will not be collected based upon the collection efforts of Company personnel. An estimate of amounts that are likely to be charged off is established as a reserve for doubtful accounts as of the balance sheet date. The estimate is primarily comprised of specific insured and reinsurance balances that are considered probable to be charged off after all collection efforts have ceased, as well as other industry factors.

Goodwill.

The Company accounts for goodwill under the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 142, “Goodwill and Other Intangible Assets.” As required by SFAS No. 142, the Company performed its annual test for goodwill impairment as of September 30, 2007, and determined that no impairment of goodwill was indicated. If impairment indicators exist between the annual testing periods, management will perform an impairment of goodwill test to determine if the fair value of the reporting unit is below the carrying value and, therefore, requires a write-down of goodwill for that reporting unit.

Earned Premiums.

Premium revenue is recognized ratably over the policy period. Premiums that have yet to be earned are reported as unearned premiums on the Consolidated Balance Sheets.

Assumed reinstatement premiums that reinstate coverage are written and earned at the time the associated loss event occurs. The original premium is earned over the remaining exposure period of the contract. Reinstatement premiums are estimated based upon contract terms for reported losses and estimated for incurred but not reported losses.

Assumed reinsurance and retrocessional contracts that do not transfer significant insurance risk and do not result in the reasonable possibility that the Company or its retrocessionaires may realize a significant loss from the insurance risk assumed are accounted for as deposits with interest income or expense credited or charged to the contract deposits and included in net investment income. These contract deposits are included in “Assets held for sale” in the Consolidated Balance Sheets.

Retrospectively Rated Policies.

The Company has written a number of workers compensation and other liability policies that are retrospectively rated. Under this type of policy, the policyholder may be entitled, subsequent to policy expiration, to a refund or may owe additional premiums based on the amount of losses incurred under the policy. The retrospective premium adjustments are limited to a minimum or maximum premium adjustment, which is calculated as a percentage of the standard amount of premium charged during the life of the policy. Accrued retrospectively rated premiums have been determined based on estimated ultimate loss experience of the individual policyholder accounts. The estimated liability for return of premiums under retrospectively rated workers compensation policies is included in unearned premiums and was $4.6 million at December 31, 2007 and $7.9 million at December 31, 2006. The estimated amount included in premiums receivable for additional premiums due under retrospectively rated policies was $2.1 million at December 31, 2007 and $3.8 million at December 31, 2006.

Deferred Acquisition Costs.

Policy acquisition costs, which include commissions, premium taxes, fees and certain other costs of underwriting policies, are deferred, when such policies are profitable, and amortized over the same period in which the related premiums are earned. Anticipated investment income is considered in determining whether the deferred acquisition costs are recoverable and whether a premium deficiency exists. The Company continually reviews the methods of making such estimates and establishing the deferred costs, and any adjustments are made in the accounting period in which the adjustment arose.

Reserves for Losses and Loss Adjustment Expenses.

Liabilities for unpaid losses and loss adjustment expenses include the accumulation of individual case estimates for claims reported as well as estimates of incurred but not reported claims and estimates of claim settlement expenses. Reinsurance recoverables on unpaid claims and claim expenses represent estimates of the portion of such liabilities that will be recoverable from reinsurers. Amounts recoverable from reinsurers are recognized as assets at the same time and in a manner consistent with the unpaid claims liabilities associated with the reinsurance policy (for additional information, see heading “Reinsurance” below).

Estimates are based upon past claim experience modified for current trends as well as prevailing economic, legal and social conditions. While management believes that amounts included in the accompanying consolidated financial statements are adequate, such estimates may be more or less than the amounts ultimately paid when the claims are settled. The estimates are continually reviewed and any changes are reflected in current operations. Further, the nature of loss exposures involve significant variability due to the long tailed payments on claims related to asbestos and environmental coverages and workers compensation coverages. As such, losses and loss adjustment expenses could vary significantly from the recorded amounts.

Property and Equipment.

Property and equipment used in operations, including certain costs incurred to develop or obtain computer software for internal use, are capitalized and carried at cost less accumulated depreciation. Depreciation is calculated using a straight-line method over the estimated useful lives of the assets, generally 3 to 40 years. The accumulated depreciation for property and equipment was $23.6 million and $21.7 million as of December 31, 2007 and 2006, respectively.

Foreign Currency Translation.

As of December 31, 2007, the Company recorded a loss from foreign currency translation of $0.7 million.

Foreign currency monetary assets and liabilities are translated at the exchange rate in effect at the balance sheet date. Resulting foreign exchange gains and losses are included in net income for the period.

Share-Based Payments.

With the closing of the Merger, all share-based compensation plans of the companies were frozen, resulting in no new grants being issued after the closing date of the Merger. All share-based payment awards outstanding as of the effective date of the Merger were converted into equivalent awards of Argo Group. Plans in effect prior to the Merger included the Argonaut Group, Inc. Amended and Restated Stock Incentive Plan, the Argonaut Group, Inc. Non-Employee Director Stock Option Plan, the PXRE Group Ltd. Incentive Bonus Compensation Plans and the PXRE Group Ltd. Director Stock Plan. Pursuant to the Merger Agreement, non-vested stock awards and options to acquire shares of Argonaut Group common stock were converted into options to acquire a number of Company common shares equal to the exchange ratio under the Merger of 6.4840 shares of PXRE for each share of Argonaut Group (0.6484 shares of PXRE after adjustment for the effect of the 1-for-10 reverse stock split). Additionally, in accordance with the Merger Agreement, all share-based payment awards issued under the PXRE plans were adjusted for the 1-for-10 reverse split. Expenses under the former PXRE plan have been included in the results of operations from the closing date of the Merger through December 31, 2007.

On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123(R) “Share-Based Payment” using the modified prospective transition method. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, non-vested stock grants and employee stock purchase plans that contain a look-back provision and allow employees to purchase stock at a discount, to be recognized in the financial statements based on their fair values. Under the chosen transition method, the Company recognized compensation cost in 2006 that included compensation cost for all share-based payments granted prior to, but not vested as of January 1, 2006. Compensation cost is also recognized for all share-based payments granted after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of SFAS No. 123(R). Additionally, under the requirements of SFAS No. 123(R), the performance non-vested stock awards were no longer subject to variable accounting, as the performance measures are not market based. Effective January 1, 2006, all compensation expense for share-based payments is being recognized on a straight-line basis over each award’s vesting period, replacing the multiple options method used prior to January 1, 2006 (see Note 14 — Share-Based Payments for related disclosures).

Prior to 2006, the Company accounted for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion (“APB”) No. 25, “Accounting for Stock Issued to Employees,” whereby the options that were granted were at market price, and no compensation expense was recognized. Compensation expense for stock options, if any, would have been measured as the excess of the quoted market price of the Company’s stock at the date of grant over the amount an employee must pay to acquire the stock. Non-vested stock awards were recorded as compensation expense over the required vesting period based on the market value on the date of grant. Unearned compensation expense on non-vested stock awards was shown as a reduction to shareholders’ equity. SFAS No. 123, “Accounting for Stock-Based Compensation,” and SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosures,” established accounting and disclosures requirements using a fair-value based method of accounting for stock-based employee compensation plans. The Company utilized the method of accounting prescribed by APB No. 25 and the disclosure requirements of SFAS Nos. 123 and 148.

Income Taxes.

Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period in which the change is enacted.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 prescribes guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes.” Tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. FIN 48 became effective for the Company on January 1, 2007. The Company had no unrecognized tax benefits upon adoption of FIN 48 and has no unrecognized tax benefits as of December 31, 2007. Tax years ending December 31, 2004 through December 31, 2006 are open for examination by the Internal Revenue Service (“IRS”).

Reinsurance.

In the normal course of business, the Company’s insurance and reinsurance subsidiaries reinsure certain risks above certain retention levels with other insurance enterprises. Reinsurance recoverables include claims paid by the Company and estimates of unpaid losses and loss adjustment expenses that are subject to reimbursement under reinsurance and retrocessional contracts. The method for determining reinsurance recoverables for unpaid losses and loss adjustment expenses involves reviewing actuarial estimates of gross unpaid losses and loss adjustment expenses to determine the Company’s ability to cede unpaid losses and loss adjustment expenses under its existing reinsurance contracts. This method is continually reviewed and updated and any resulting adjustments are reflected in earnings in the period identified. Reinsurance premiums, commissions and expense reimbursements are accounted for on a basis consistent with those used in accounting for the original policies issued and the term of the reinsurance contracts. Amounts recoverable from reinsurers for benefits and losses for which the Company’s insurance and reinsurance subsidiaries have not been relieved of their legal obligations to the policyholder are reported as assets.

Derivative Instruments.

Certain contracts underwritten by the Company have been determined to be derivatives and are, therefore, recorded at fair value with the changes in fair value reported in “Interest expense and other” in the Consolidated Statements of Income.

Supplemental Cash Flow Information.

Income taxes paid.

The Company paid income taxes of $31.2 million in 2007, $42.3 million in 2006 and $12.1 million in 2005. The Company recovered income taxes of $0.2 million in 2007.

Interest paid.

The Company paid interest on the junior subordinated debentures of $19.8 million, $12.5 million, and $8.6 million during 2007, 2006, and 2005, respectively. The Company paid interest on the revolving credit facility of $1.5 million during 2007. In 2006 (the initial year), the Company had not borrowed against the revolving credit facility.

Pending Accounting Pronouncements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” (“SFAS No. 157”) which defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. The adoption of SFAS No. 157 occurred on January 1, 2008, and did not have a material impact on the Company’s financial position or results of operations and financial condition.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. SFAS No. 159 is effective as of an entity’s first fiscal year that begins after November 15, 2007. At the effective date, the initial re-measurement of existing, eligible financial instruments will be reported as a cumulative-effect adjustment to the opening balance of retained earnings. Currently, there have been no financial assets or liabilities identified by management of the Company for which the fair value option has been elected. Management will continue to evaluate future financial assets acquired or liabilities assumed and apply SFAS No. 159 if applicable.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS No. 141(R)”). SFAS No. 141(R) replaces SFAS No. 141, “Business Combinations” (“SFAS No. 141”). SFAS No. 141(R) establishes principles and requirements for how the acquirer (a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; (b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and (c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. Under SFAS No. 141(R), assets acquired, liabilities assumed and any noncontrolling interest in the acquiree are required to be measured at the acquisition date at their fair values as of that date. Acquisition date is defined as the date the acquirer legally transfers the consideration, acquires the assets and assumes the liabilities. Adjustments to the provisional amounts initially booked can be recognized during the measurement period based on new information about facts and circumstances that if the information had existed at the acquisition date would have affected the initial measurement. The measurement period shall not exceed one year from the date of acquisition. Additionally, acquisition-related costs excluding costs to issue debt or equity securities shall be expensed as incurred. SFAS No. 141(R) is applicable for business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements an amendment of ARB No. 51” (“SFAS No. 160”). Effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008 with earlier adoption prohibited, SFAS No. 160 amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. SFAS 160 requires that (a) the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; (b) the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; (c) changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently; (d) when a subsidiary is deconsolidated, any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value; and (e) sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. The Company currently does not have any noncontrolling interests that will be impacted by SFAS No. 160.

2. PXRE-Argonaut Group Merger

On August 7, 2007, PXRE and Argonaut Group completed the Merger, and Argonaut Group became a wholly-owned subsidiary of PXRE. Each share of Argonaut Group common stock was exchanged for 6.4840 PXRE common shares (the “exchange ratio”). Immediately following the Merger, the number of PXRE common shares that Argonaut Group shareholders were entitled to receive was adjusted, proportionately among all PXRE common shareholders, upon completion of a 1-for-10 reverse share split. PXRE convertible preferred shares were converted to common shares at closing at a conversion price of $6.24. Common shares and additional paid-in capital in the Consolidated Balance Sheet were also restated to give effect to the difference in par value of the exchanged shares. Cash was paid in lieu of fractional shares of the Company’s common shares.

In connection with the Merger, the Company’s common shares were approved for listing on the NASDAQ Global Select Market and now trade under the symbol “AGII.”

The Merger was accounted for using the purchase method of accounting under SFAS No. 141. Under the purchase method of accounting, Argonaut Group is considered the acquirer of PXRE for accounting purposes and the total purchase price is allocated to the assets acquired and liabilities assumed from PXRE based on their fair values as of August 7, 2007. The acquired entity, PXRE, issued the equity interests, and this business combination met the criteria of a reverse acquisition.

Determination of Purchase Price

The stock price used in determining the purchase price was based on an average of the closing prices of PXRE common shares for the two trading days before through the two trading days after PXRE and Argonaut Group announced their Merger Agreement on March 14, 2007. The purchase price also includes the fair value of the PXRE share options, the fair value adjustment to PXRE’s preferred shares and other costs of the transaction. The purchase price was approximately $391.0 million, and was calculated as follows:

(in millions, except per share price)
Number of PXRE common shares outstanding as of August 7, 2007	72.6
PXRE’s average share price for the two trading days before through the two trading days after March 14, 2007, the day PXRE and Argonaut Group announced their merger	$4.64

Fair value of PXRE’s common shares outstanding as of August 7, 2007	$336.8
Fair value of approximately 0.9 million PXRE stock options outstanding as of August 7, 2007	—
Fair value of PXRE’s convertible preferred shares outstanding	43.2
Transaction costs of Argonaut Group	11.0

Purchase price	$391.0

Preliminary Purchase Price Allocation

The purchase price has been allocated as follows based on an estimate of the fair value of assets acquired and liabilities assumed as of August 7, 2007:

(in millions)
Net tangible assets acquired prior to fair value adjustments (1)	$477.6
Adjustments for fair value:
Reserves for losses and loss adjustment expenses (2)	(12.5)
Identifiable intangible assets (3)	3.2
Unamortized debt issuance costs (4)	(3.9)
Equity investment at fair value (5)	1.8
Other liabilities (6)	0.4

Fair value of net assets acquired	466.6
Purchase price	391.0

Negative goodwill prior to adjustment to non-financial assets	(75.6)
Adjustment to non-financial assets (7)
Write-off of fixed assets	3.2
Write-off of intangible assets	3.2
Write-off of equity method investments	2.9

Negative goodwill (8)	$(66.3)

(1)	Represents PXRE’s shareholders’ equity at the Merger date.
(2)	Represents an adjustment to record PXRE’s reserves for losses and loss adjustment expenses at fair value. The fair value adjustment of $12.5 million was based on management’s estimate of the nominal losses and loss adjustment reserves and reinsurance recoverables adjusted for the time value of money and the additional risk premium related to these reserves.
(3)	Represents identifiable intangible assets acquired.
(4)	Represents write-off of unamortized debt issuance costs to reflect subordinated debt at fair value.
(5)	Represents an adjustment to record equity investment in the Company’s Bermuda headquarters at fair value.
(6)	Represents adjustments to fair value.
(7)	In accordance with SFAS No. 141, these adjustments represent reductions of non-financial assets to reduce negative goodwill.
(8)	Represents negative goodwill which was recorded as an extraordinary gain upon completion of the Merger.

The excess of fair value of the net assets acquired over cost of $75.6 million was reduced by the write-off of $9.3 million of non-financial assets in accordance with SFAS No. 141. The remaining negative goodwill of $66.3 million was recorded as an extraordinary gain in the Consolidated Statements of Income for the year ended December 31, 2007. The foregoing allocation of the purchase price is preliminary and is based on information that was available to management at the time the consolidated financial statements were prepared. Accordingly, the allocation may change as additional information becomes available and the impact of the changes may be material.

The fair value of the assets acquired and liabilities assumed is summarized as follows:

(in millions)
Investments and cash	$1,001.3
Premiums receivable	58.8
Reinsurance recoverables	39.7
Other assets	37.1

Total assets acquired	$1,136.9

Reserves for losses and loss adjustment expenses	$403.1
Junior subordinated debentures	167.1
Accrued and other liabilities	109.4

Total liabilities assumed	$679.6

In connection with the Merger, the Company issued 22.4 million shares of its common stock and 1.1 million share options, in each case after giving effect to the 1-for-10 reverse stock split of the Company effected upon completion of the Merger, in exchange for the outstanding Argonaut Group common stock and Argonaut Group stock options, respectively. The consideration associated with the common stock and stock options was based on a formula set forth in the Merger Agreement that ultimately provided for each Argonaut Group share of common stock to be exchanged for 6.4840 of the Company’s common shares (0.6484 shares after giving effect to the 1-for-10 reverse stock split).

The fair value of the converted options, net of the fair value of unvested options, represents additional purchase consideration. Substantially all outstanding options issued to PXRE employees vested prior to the Merger, resulting in no additional purchase consideration. A total of 1.1 million Argo Group options held by 212 employees, after giving effect to the 1-for-10 reverse stock split of the Company effected upon completion of the Merger, were issued in exchange for 1.7 million outstanding Argonaut Group options. The fair value of these options was calculated using the Black-Scholes option pricing model. In accordance with SFAS No. 123(R), an additional fair value measurement of both the Argonaut Group options immediately prior to their conversion into options to acquire Argo Group common shares and the Argo Group options which replaced the Argonaut Group options held by employees was made as of the closing date of the Merger. The fair value of the Argo Group options was approximately equal to the fair value of the Argonaut Group options held by employees, resulting in no additional compensation expense.

Pro Forma Financial Information

The financial information in the table below summarizes the combined results of operations of the PXRE and Argonaut Group, on an unaudited pro forma basis, as though the companies had been combined as of the beginning of each of the periods presented. These results have been prepared by adjusting the historical results of Argonaut Group to include the historical results of PXRE and the impact of the preliminary purchase price allocation discussed above.

The following unaudited pro forma information is not necessarily indicative of what would have occurred had the acquisition and related transactions been made on the dates indicated or of future results of the Company.

	For the Twelve Months Ended December 31,
(in millions, except per share data)	2007	2006
	(unaudited)	(unaudited)
Revenue	$1,017.2	$1,076.5
Net income	$65.7	$134.5
Net income per common share (1)
Basic	$2.18	$4.66
Diluted	$2.15	$4.46

(1)	All per share information has been restated to reflect the 1-for-10 reverse stock split effected on August 7, 2007.

3. Sale of PXRE Reinsurance Company

On November 5, 2007, Argo Group executed an agreement to sell the stock of PXRE Reinsurance Company, the Company’s Connecticut domiciled reinsurance company. Argonaut Group (formerly PXRE Corporation of Delaware), the parent of PXRE Reinsurance Company, expects to receive an estimated dividend from PXRE Reinsurance Company in the amount of $75.0 million prior to closing which has been reflected as a reduction in cash and investments included in the total assets held for sale. The sales price is subject to final pricing and terms. The sale is expected to close at the end of the first quarter of 2008 and is subject to customary regulatory approval.

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” Argo Group has classified the assets and liabilities of PXRE Reinsurance Company as assets held for sale and liabilities held for sale, respectively, in the Consolidated Balance Sheet. PXRE Reinsurance Company was previously included in the Run-off Lines segment.

The assets and liabilities classified as held for sale are as follows:

(in millions)	2007
Investments	$173.5
Premiums receivable	18.3
Reinsurance recoverables (1)	35.0
Other receivables	29.8

Total assets held for sale	$256.6

Reserves for losses and loss adjustment expenses	$135.7
Ceded reinsurance payable, net	6.3
Deposit liabilities	50.8
Other liabilities	8.0

Total liabilities held for sale	$200.8

(1)	Includes $3.6 million reinsurance recoverable on paid losses.

4. Investments

The amortized cost, gross unrealized gains, gross unrealized losses and fair value of investments available-for-sale as of December 31 were as follows:

(in millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2007
Fixed maturities
U.S. Treasury securities	$67.6	$1.5	$—	$69.1
U.S. Government agencies	241.2	3.5	0.1	244.6
Obligations of states and political subdivisions	613.9	8.6	1.0	621.5
Corporate securities	476.8	4.1	6.1	474.8
Structured securities	1,167.2	10.8	8.6	1,169.4
Foreign government	15.5	0.3	0.1	15.7
Redeemable preferred stock	1.2	—	—	1.2
Other (1)	19.7	—	—	19.7

Total fixed maturities	2,603.1	28.8	15.9	2,616.0

Equity securities
Banks, trusts and insurance companies	39.2	9.2	2.3	46.1
Industrial, miscellaneous and all other	161.1	101.0	5.4	256.7

Total equity securities	200.3	110.2	7.7	302.8

Other investments	15.2	—	—	15.2
Short-term investments	621.6	—	—	621.6

Total invested assets	$3,440.2	$139.0	$23.6	$3,555.6

(1)	Securities yet to be identified for receipt of a future dividend (see Note 3 — Sale of PXRE Reinsurance Company). Fair value approximates cost.

(in millions)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
2006
Fixed maturities
U.S. Treasury securities	$51.0	$0.2	$0.5	$50.7
U.S. Government agencies	283.0	0.7	5.2	278.5
Obligations of states and political subdivisions	153.8	0.2	1.4	152.6
Corporate securities	610.9	4.0	11.4	603.5
Structured securities	937.1	2.1	16.4	922.8
Foreign government	15.6	0.1	0.2	15.5
Redeemable preferred stock	1.2	—	—	1.2

Total fixed maturities	2,052.6	7.3	35.1	2,024.8

Equity securities
Banks, trusts and insurance companies	27.1	16.7	0.2	43.6
Industrial, miscellaneous and all other	139.7	79.9	3.1	216.5

Total equity securities	166.8	96.6	3.3	260.1

Other investments	16.4	—	0.4	16.0
Short-term investments	213.2	—	—	213.2

Total invested assets	$2,449.0	$103.9	$38.8	$2,514.1

The amortized cost and fair values of fixed maturity investments as of December 31, 2007, by contractual maturity, were as follows:

(in millions)	Amortized Cost	Fair Value
Due in one year or less	$124.2	$123.8
Due after one year through five years	684.5	688.4
Due after five years through ten years	415.2	419.7
Thereafter	212.0	214.7
Structured securities	1,167.2	1,169.4

Total	$2,603.1	$2,616.0

The expected maturities may differ from the contractual maturities because debtors may have the right to call or prepay obligations without penalties.

Investment income and expenses for the years ended December 31 were as follows:

(in millions)	2007	2006	2005
Investment income:
Interest and dividends on fixed maturities	$114.2	$89.2	$72.5
Dividends on equity securities	7.6	6.2	5.2
Interest on short-term investments	17.9	10.5	4.9
Interest on other investments	0.6	1.2	4.6
Other	1.1	1.3	0.2

	141.4	108.4	87.4
Investment expenses	(7.1)	(3.9)	(3.5)

Net investment income	$134.3	$104.5	$83.9

Proceeds from sales of fixed maturity investments were $427.8 million, $79.3 million, and $112.2 million in 2007, 2006, and 2005, respectively. Proceeds from sales of equity securities were $31.8 million, $4.9 million, and $27.6 million in 2007, 2006, and 2005, respectively. Proceeds from sales of other investments were $7.0 million, $17.3 million, and $0.8 million in 2007, 2006, and 2005, respectively.

The following table presents the Company’s gross realized investment and other gains (losses):

(in millions)	2007	2006	2005
Realized gains
Fixed maturities	$1.1	$2.3	$0.8
Equity securities	9.0	1.1	4.4
Other investments	0.4	11.8	0.3
Short-term investments	1.9	0.2	—
Gain on sale of real estate	—	7.6	—

Gross realized gains	12.4	23.0	5.5
Realized losses
Fixed maturities	(4.4)	(0.7)	(1.5)
Equity securities	(1.0)	(0.7)	(0.7)
Other investments	(1.1)	(0.4)	—

Gross realized losses	(6.5)	(1.8)	(2.2)

Net realized investment and other gains	$5.9	$21.2	$3.3

On September 20, 2006, Argonaut Insurance Company, a subsidiary of Argonaut Group, sold the land and building located in Menlo Park, California, that served as Argonaut Insurance Company’s original headquarters. Cash proceeds of $7.7 million, net of closing costs, were received on the sale. The sale of the property met full gain recognition under SFAS No. 66, “Accounting for Real Estate Sales” and resulted in a pre-tax realized gain of $7.6 million.

Included in realized losses for the years ended December 31, 2007, 2006, and 2005 were write downs of approximately $2.3 million, $1.2 million and $1.0 million, respectively, from the recognition of other-than-temporary impairments on certain investment securities.

At December 31, 2007, the amortized cost and fair value of investments on deposit with various insurance regulatory agencies were $245.4 million and $245.6 million, respectively.

Additionally, securities with an amortized cost of $2.5 million (which approximated fair value) were pledged as collateral for surety bonds, which were issued to various states in lieu of depositing bonds. Investments with an amortized cost of $316.5 million and fair value of $318.8 million were pledged as collateral for various other reasons such as reinsurance.

Under the terms of certain reinsurance agreements, irrevocable letters of credit in the amount of $188.9 million were issued at December 31, 2007 in respect of reported loss and loss expense reserves.

An aging of unrealized losses on the Company’s investments in fixed maturities, equity securities and other investments at December 31, 2007 and 2006 is presented below:

2007

	Less Than One Year		One Year or Greater		Total
(in millions)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Fixed maturities
U.S. Treasury securities	$15.4	$—	$3.1	$—	$18.5	$—
U.S. Government agencies	—	—	28.1	0.1	28.1	0.1
Obligations of states and political subdivisions	31.2	0.2	68.2	0.8	99.4	1.0
Corporate securities	63.8	0.6	206.6	5.5	270.4	6.1
Structured securities	61.3	0.8	448.0	7.8	509.3	8.6
Foreign government	—	—	5.1	0.1	5.1	0.1

Total fixed maturities	171.7	1.6	759.1	14.3	930.8	15.9

Equity securities
Banks, trusts and insurance companies	9.2	2.3	—	—	9.2	2.3
Industrial, miscellaneous and all other	27.1	3.2	14.5	2.2	41.6	5.4

Total equity securities	36.3	5.5	14.5	2.2	50.8	7.7

Other investments	—	—	—	—	—	—

Total	$208.0	$7.1	$773.6	$16.5	$981.6	$23.6

2006

	Less Than One Year		One Year or Greater		Total
(in millions)	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Fixed maturities
U.S. Treasury securities	$16.8	$0.1	$15.6	$0.4	$32.4	$0.5
U.S. Government agencies	26.0	0.2	194.9	5.0	220.9	5.2
Obligations of states and political subdivisions	83.8	0.5	31.8	0.9	115.6	1.4
Corporate securities	63.7	0.5	363.1	10.9	426.8	11.4
Structured securities	175.9	1.2	541.4	15.2	717.3	16.4
Foreign government	—	—	7.1	0.2	7.1	0.2

Total fixed maturities	366.2	2.5	1,153.9	32.6	1,520.1	35.1

Equity securities
Banks, trusts and insurance companies	2.9	0.2	—	—	2.9	0.2
Industrial, miscellaneous and all other	19.0	1.9	15.4	1.2	34.4	3.1

Total equity securities	21.9	2.1	15.4	1.2	37.3	3.3

Other investments	5.6	0.4	—	—	5.6	0.4

Total	$393.7	$5.0	$1,169.3	$33.8	$1,563.0	$38.8

The Company holds a total of 2,817 securities, of which 358 were in an unrealized loss position for less than one year and 38 were in an unrealized loss position for a period one year or greater as of December 31, 2007. For substantially all equity securities with an unrealized loss greater than 12 months, such unrealized loss was less than 20% of the Company’s carrying value of each equity security. For investments in U.S. Treasury securities, obligations of states and political subdivisions, and foreign governments with an unrealized loss greater than 12 months, such unrealized loss was the result of interest rate fluctuations. As the Company has the ability and intent to hold these securities until a recovery of fair value, the Company does not consider those investments to be other-than-temporarily impaired at December 31, 2007.

The unrealized losses on the Company’s investment in direct obligations of United States government agencies were caused by interest rate increases. The contractual terms of these securities do not permit the issuer to settle the securities at a price less than the amortized cost of these investments. The Company has the ability and intent to hold these securities until a recovery of fair value, which may be maturity; therefore, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2007.

The unrealized loss on the Company’s corporate bond portfolio was primarily due to increased interest rates relative to the date securities were purchased, macroeconomic issues affecting market liquidity, and increases in credit spreads. Principally all corporate bonds were of investment grade as of December 31, 2007. The Company has the ability and intent to hold these securities until recovery, which may be maturity; therefore, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2007.

The Company’s portfolio of structured securities consists of investments in securities backed by the United States government, as well as those issued by corporations. The unrealized losses on these securities were caused by interest rate increases, as well as changes in market liquidity and increases in credit spreads. The underlying principal portions of the securities issued by agencies of the United States government are guaranteed by the governmental agency. Securities issued by corporate entities, though not guaranteed, were all of investment grade as of December 31, 2007. The contractual terms for the majority of these securities do not permit the issuer to settle the securities at a price where the Company would not recover substantially all of its amortized cost of these securities. As the decline in market value is attributable to changes in interest rates and market liquidity, and as the Company has the ability and intent to hold these securities until recovery, which may be maturity, the Company does not consider these securities to be other-than-temporarily impaired at December 31, 2007.

The Company evaluates its investments for impairment. In accordance with policy, the determination that a security has incurred an other-than-temporary decline in market value and the associated amount of any loss recognition requires the judgment of the Company’s management and a continual review of its investments. The Company reviews its investments in an unrealized loss position at each balance sheet date to determine whether a decline in fair value below the amortized cost basis is other-than-temporary. In general, the process for identifying other-than-temporary declines in fair value involves the consideration of several factors, including but not limited to, where the issuer has been downgraded to below investment-grade, the length of time in which there has been a significant decline in value, the liquidity, business prospects, and overall financial condition of the issuer, the nature and performance of the collateral or other credit support backing the security, the significance of the decline in value, and the Company’s intent and ability to hold the investment until the fair value is recovered. If consideration of the factors above yield a conclusion that the decline in fair value is other-than-temporary, the cost basis of the security is written down to fair value and the writedown is recorded as a realized loss. For securities in an unrealized loss position at December 31, 2007, management has evaluated the aforementioned factors and determined that the Company has the ability and intent to hold these investments until such time as their value recovers. Based on an evaluation of these factors, the Company has concluded that the declines in the fair values of the Company’s investments in equity and fixed income securities, as shown above, at December 31, 2007, are temporary.

5. Reinsurance

The Company reinsures certain risks with other insurance companies. Such arrangements serve to limit the Company’s maximum loss on catastrophes and large or unusually hazardous risks. The Company is liable for reinsurance ceded in the event its reinsurers do not meet their obligations. Thus, a credit exposure exists with respect to reinsurance ceded to the extent that any reinsurer is unable or unwilling to meet the obligations assumed under the reinsurance contracts. The Company’s reserves for uncollectible reinsurance balances receivable on paid losses and incurred claims were $18.9 million and $19.3 million as of December 31, 2007 and 2006, respectively. Under certain reinsurance agreements, collateral and letters of credit are held to secure performance of reinsurers in meeting their obligations. The amount of such collateral and letters of credit were $207.1 million and $155.4 million at December 31, 2007 and 2006, respectively.

The long-term nature of the reinsurance contracts creates a credit risk to the Company over time arising from potentially uncollectible reinsurance. To mitigate that counter-party risk, the Company evaluates its reinsurers to assess their financial condition. The factors that underlie these reviews include a financial risk assessment as well as an internal assessment of the capitalization and the operational risk of the reinsurer. As a result of these reviews, certain members of management make changes to the approved markets that are utilized in both its treaty and facultative reinsurance programs.

Estimated losses recoverable from reinsurers and the ceded portion of unearned premiums are reported as assets in the Consolidated Balance Sheets. Included in reinsurance recoverables are paid loss recoverables of $47.9 million and $53.2 million as of December 31, 2007 and 2006, respectively. Premiums earned and losses and loss adjustment expenses are reported net of reinsurance in the Consolidated Statements of Income.

Losses and loss adjustment expenses of $526.9 million, $477.6 million, and $427.2 million for the years ended December 31, 2007, 2006 and 2005, respectively, are net of amounts ceded to reinsurers of $230.5 million, $144.9 million, and $226.6 million, respectively.

The Company is required to accept certain assigned risks and other legally mandated reinsurance obligations. In previous years, the Company actively assumed various forms of casualty reinsurance for which it continues to maintain reserves for losses and loss adjustment expenses (see Note 16 — Run-off Lines). For such assumed reinsurance transactions, the Company engages in various monitoring steps that are common with assumed reinsurance such as ongoing underwriting and claims reviews. The Company currently assumes reinsurance primarily through its subsidiary, Peleus Re (see Note 15 — Segment Information).

Premiums for the years ended December 31, were as follows:

(in millions)	2007	2006	2005
Direct written premiums	$1,130.0	$1,112.0	$928.4
Reinsurance ceded to other companies	(326.7)	(308.6)	(286.3)
Reinsurance assumed from other companies	50.9	43.6	127.3

Net written premiums	$854.2	$847.0	$769.4

Direct earned premiums	$1,135.8	$1,031.5	$872.6
Reinsurance ceded to other companies	(332.7)	(302.5)	(264.4)
Reinsurance assumed from other companies	56.7	84.0	90.8

Net earned premiums	$859.8	$813.0	$699.0

Percentage of reinsurance assumed to net earned premiums	6.6%	10.3%	13.0%

The Company entered into a retroactive adverse loss development reinsurance agreement (the “ADC”) with Inter-Ocean N.A. Reinsurance Company, Ltd. effective December 31, 2002, for the workers compensation, commercial multiple peril, general liability and asbestos, environmental and other latent losses lines of business. Effective September 15, 2005, the Company commuted the ADC based on the most current actuarial data and the settlement of claims subject to the ADC subsequent to the ADC’s effective date. As a result of the commutation, the Company recognized a gain of $7.0 million, which was recorded as a reduction of losses and loss adjustment expenses in 2005.

Please refer to Note 17 — Derivative Instruments for further reinsurance disclosure.

6. Income Taxes

The Company is incorporated under the laws of Bermuda and, under current Bermuda law, is not obligated to pay any taxes in Bermuda based upon income or capital gains. The Company has received an undertaking from the Supervisor of Insurance in Bermuda pursuant to the provisions of the Exempted Undertakings Tax Protection Act, 1966, which exempts the Company from any Bermuda taxes computed on profits, income or any capital asset, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, at least until the year 2016.

The Company does not consider itself to be engaged in a trade or business in the United States and, accordingly, does not expect to be subject to direct U.S. income taxation.

The United States subsidiaries of the Company file two separate consolidated U.S. federal income tax returns. The Company also has operations in Barbados, Belgium, and Ireland, which are also subject to income taxes imposed by the jurisdiction in which they operate.

The Company’s income tax provision includes the following components:

(in millions)	2007	2006	2005
Current tax provision	$38.7	$49.5	$4.7
Deferred tax provision (benefit) related to:
Future tax deductions	3.6	(7.5)	13.7
Deferred alternative minimum tax provision	—	15.0	7.7
Valuation allowance change	—	—	(25.1)

Income tax provision	$42.3	$57.0	$1.0

In accordance with Internal Revenue Code Section 361, as the Merger qualified as a reorganization where property was exchanged solely for stock or securities, the Company was not required to record a provision on the $66.3 million extraordinary gain (for a discussion on the extraordinary gain, see Note 2 — PXRE-Argonaut Group Merger).

A reconciliation of the Company’s income tax provision to the provision which would have resulted if the tax had been computed at the expected rate is as follows:

(in millions)	2007	2006	2005
Income tax provision at expected rate	$44.4	$57.0	$28.5
Tax effect of:
Tax-exempt interest	(3.8)	(0.1)	(0.1)
Dividends received deduction	(1.4)	(1.0)	(0.9)
Valuation allowance change	—	—	(25.1)
Other permanent adjustments, net	2.3	1.1	(0.5)
State tax expense	0.8	—	(0.9)

Income tax provision	$42.3	$57.0	$1.0

Deferred taxes arise from temporary differences in the recognition of revenues and expenses for tax and financial reporting purposes. Net deferred tax assets as of December 31, 2007, 2006, and 2005 resulted from the tax-effected temporary differences shown in the following table. Due to changes in unrealized gains on available-for-sale investment securities, the net deferred tax asset balance decreased by $15.7 million and $6.9 million and increased by $13.7 million as of December 31, 2007, 2006 and 2005, respectively.

(in millions)	2007	2006	2005
Deferred tax liability:
Unrealized gains on equity securities	$(35.7)	$(32.7)	$(22.8)
Unrealized gains on fixed maturities and other investment securities	(2.8)	—	—
Deferred acquisition costs	(32.1)	(32.2)	(31.2)
Other	(4.0)	(3.3)	(4.6)

Deferred tax liability, gross	(74.6)	(68.2)	(58.6)

Deferred tax assets:
Unrealized losses on fixed maturities and other investment securities	—	9.9	6.9
Losses and loss adjustment expense reserve discounting	55.9	55.2	50.1
Unearned premiums	27.5	28.2	26.0
Alternative minimum tax	—	—	15.5
Allowance for bad debt	6.0	6.9	7.6
Net operating loss carryforward	18.9	0.3	0.4
Other	15.4	18.1	15.1

Deferred tax asset, gross	123.7	118.6	121.6

Deferred tax asset, net before valuation allowance	49.1	50.4	63.0
Valuation allowance	(18.8)	—	—

Deferred tax asset, net	$30.3	$50.4	$63.0

Realization of deferred tax assets is dependent upon the Company’s generation of sufficient taxable income in the future to recover tax benefits that cannot be recovered from taxes paid in the carryback period, generally two years. The Company has a total net deferred tax asset of $49.1 million prior to any valuation allowance as of December 31, 2007. Management has concluded that a full valuation allowance is required for the entire deferred tax asset of one of the Company’s U.S. subsidiary consolidated return groups due to the uncertainty with respect to the amount of future taxable income that will be generated by that consolidated return group. Accordingly, a valuation allowance of $18.8 million has been recorded. The net deferred tax asset is $30.3 million at December 31, 2007. Management regularly evaluates the recoverability of the deferred tax asset and makes any necessary adjustments to it based upon any changes in management’s expectations of future taxable income. As of December 31, 2007, the Company has a regular federal tax net operating loss carryforward of $54.1 million of which $0.5 million of the total net operating loss carryforward relates to the acquisition of the Front Royal Companies. This carryforward will expire if it is not utilized by December 31, 2009. The remaining $53.6 million net operating loss carryforward is attributable to PXRE Corporation. Due to the uncertainty with respect to the amount of future taxable income that will be generated by PXRE Corporation, management has concluded that a valuation allowance is required for the entire deferred tax asset of the U.S. consolidated return group of which PXRE Corporation is a member. The loss carryforward will expire if not utilized by December 31, 2026. The Company’s net deferred tax assets are supported by taxes paid in previous periods, the reversal of the taxable temporary differences and the recognition of future income.

The Company had no unrecognized tax benefit upon adoption of FIN 48 and has no unrecognized tax benefits as of December 31, 2007. Tax years ending December 31, 2004 through December 31, 2006 are open for examination by the IRS.

7. Reserves for Losses and Loss Adjustment Expenses

The following table provides a reconciliation of reserves for losses and loss adjustment expenses (“LAE”) for the years ended December 31, 2007, 2006 and 2005, respectively.

(in millions)	2007	2006	2005
Net beginning of the year	$1,530.5	$1,394.8	$1,060.8
Add:
Net reserves ceded — retroactive reinsurance contract (1)	—	—	175.7
Net reserves from acquiring companies (2)	368.4	—	—
Losses and LAE incurred during current calendar year, net of reinsurance
Current accident year	557.2	522.5	447.5
Prior accident years	(30.3)	(44.9)	(20.3)

Losses and LAE incurred during calendar year, net of reinsurance	526.9	477.6	427.2
Deduct:
Losses and LAE payments made during current calendar year, net of reinsurance:
Current accident year	105.2	106.3	85.8
Prior accident years	354.6	235.6	183.1

Losses and LAE payments made during current calendar year, net of reinsurance:	459.8	341.9	268.9
Retroactive reinsurance ceded	0.3	—	—
Foreign exchange adjustments	1.3	—	—

Net reserves — end of period	1,967.6	1,530.5	1,394.8
Deduct:
Net reserves held for sale	104.3	—	—

Net reserves — end of period, excluding held for sale	1,863.3	1,530.5	1,394.8
Add:
Reinsurance recoverable on unpaid losses and LAE, end of period	562.2	498.7	480.6

Gross reserves — end of period	$2,425.5	$2,029.2	$1,875.4

(1)	On September 15, 2005, the Company commuted the ADC (see Note 5 — Reinsurance). Reserves previously ceded under the contract net of the ADC cession activity are added back to net reserves for 2005.
(2)	Amount represents the fair value on the Merger date of reserves acquired from PXRE. Please refer to Note 2 — PXRE — Argonaut Group Merger for related disclosures.

Reserves for losses and loss adjustment expenses represent the estimated indemnity cost and related adjustment expenses necessary to investigate and settle claims. Such estimates are based upon individual case estimates for reported claims, estimates from ceding companies for reinsurance assumed, and actuarial estimates for losses which have been incurred but not yet reported to the insurer. Any change in probable ultimate liabilities is reflected in current operating results.

Net favorable loss development recognized in 2007 for prior accident years was a $30.3 million reduction to losses and LAE. The Excess and Surplus Lines segment had favorable development of $38.5 million which was caused by: 1) $24.3 million decrease to other liability and automobile reserves, 2) $5.3 million decrease to property reserves, 3) $2.9 million decrease to unallocated loss adjustment reserves and 4) $6.0 million reduction to reserves across other lines of business. The Select Markets segment had favorable development of $14.8 million caused by: 1) $7.2 million decrease to other liability and auto reserves, 2) $11.7 million decrease to workers compensation reserves, 3) $0.4 million decrease to property reserves and 4) unfavorable development of $4.5 million from the unwinding of workers compensation discount. The Run-off Lines segment had unfavorable development of $23.0 million mainly driven by: 1) $28.8 million increase to other liability reserves primarily driven by increased asbestos and environmental reserves, 2) $7.0 million increase to workers compensation reserves, and $10.4 million decrease to liability and automobile reserves from the Company’s risk management business, 3) $3.2 million favorable development in medical malpractice reserves and 4) $0.8 million of unfavorable development attributable to the write down of a ceded risk cover underwritten by PXRE.

Net favorable loss development recognized in 2006 for prior accident years was a $44.9 million reduction to losses and LAE. The Excess and Surplus Lines segment had favorable development of $33.7 million which was mainly caused by lower than expected loss emergence on the 2004 and 2005 accident years resulting from lower loss frequency. The Select Markets segment had $10.8 million of favorable development caused by the following: 1) $3.0 million reduction in lead paint reserves due to claims settlements, 2) $4.0 million of favorable loss development from ongoing actuarial reviews, 3) unfavorable development of $2.3 million from the unwinding of workers compensation discount and, 4) $0.6 million increase in unallocated loss adjustment expenses. In addition, the segment had $6.7 million of favorable development from casualty and property business related to public entity reserves. The Run-off Lines segment had $0.4 million of favorable development attributable to the following: 1) $12.2 million increase to other liability asbestos losses, 2) $4.7 million increase to unallocated loss adjustment expenses, 3) $7.0 million decrease to medical malpractice losses, 4) $9.6 million reduction to workers compensation reserves, and 5) $0.7 million decrease attributable to other lines.

Net favorable loss development recognized in 2005 for prior accident years was a $20.3 million reduction to losses and LAE. Activity related to the ADC resulted in an $8.6 million reduction to prior accident years’ loss expense. The ADC deferred gain amortization during the year prior to the commutation reduced prior accident years’ loss by $1.6 million. The netting of liabilities in excess of ceded balances recoverable resulting from the commutation reduced prior accident years’ loss by $7.0 million. The Excess and Surplus Lines segment had favorable development of $12.7 million consisting of a $5.1 million reduction for 2004 hurricane losses mainly for property lines, and a $7.6 million reduction spread across other lines as losses developed favorably. The Select Markets segment had $4.2 million of favorable development due to the following: 1) $3.8 million of favorable development related to favorable trends in public entity casualty and property lines of business, which is net of $2.0 million of adverse development on property losses for 2004 hurricanes and 2) $0.4 million favorable development resulting from regular and ongoing actuarial analyses. The Run-off Lines segment had $5.2 million in unfavorable development primarily due to the following: 1) $6.6 million of favorable development primarily driven by other liability losses from favorable trends on older accident years in the Company’s risk management business, partially offset by $5.5 million of unfavorable development in workers compensation, which was driven by $8.0 million of reduced ceded losses from a reinsurance commutation with Trenwick America Reinsurance Corporation, 2) unfavorable prior year development of $4.3 million due to an increase in asbestos and environmental unallocated loss adjustment expenses and $2.0 million primarily related to reduced ceded losses resulting from an increase to the reserve for doubtful accounts for unpaid ceded losses for certain reinsurance treaties.

In the opinion of management, the Company’s reserves represent the best estimate of its ultimate liabilities, based on currently known facts, current law, current technology, and assumptions considered reasonable where facts are not known. Due to the significant uncertainties mentioned above and related management judgments, there can be no assurance that future loss development, favorable or unfavorable, will not occur.

Pension-type reserves (tabular reserves) are indemnity reserves that are calculated using discounts determined with reference to actuarial tables, which incorporate interest and contingencies such as mortality, remarriage, inflation, or recovery from disability applied to a reasonably determinable payment stream. The Company discounted certain workers compensation pension-type reserves using a maximum interest rate of 3.5% in 2007, 2006 and 2005. The amount of unamortized discount was $40.0 million, $43.6 million, and $43.8 million at December 31, 2007, 2006 and 2005, respectively.

8. Junior Subordinated Debentures

During 2005, Argonaut Group Statutory Trust X (“Trust X”), a wholly-owned subsidiary of Argonaut Group, sold 30,000 Floating Rate Capital Securities (the “2005 Capital Securities”) (liquidation amount $1,000 per Capital Security) in a private sale for $30.0 million. The statutory trust is not consolidated with the Company as the primary beneficiaries are the investors of the floating rate securities. Trust X used the proceeds from this sale, together with the proceeds from its sale of 928 shares of Floating Rate Common Securities (liquidation amount $1,000 per Common Security) to Argonaut Group, to buy a series of Floating Rate Junior Subordinated Debentures (“2005 Debentures”) due 2035 from Argonaut Group. The 2005 Debentures have the same payment terms as the 2005 Capital Securities.

The initial interest rate on the 2005 Debentures and the 2005 Capital Securities issued by Trust X is fixed at 7.75% for the first 5 years. After 5 years, the interest rate is equal to 3-month LIBOR plus 3.40%, which is reset quarterly. The 2005 Debentures are unsecured and subordinated in right of payment to all of the Company’s existing and future senior indebtedness. After September 15, 2010, Argonaut Group will have the right to redeem the 2005 Debentures, in whole or in part, but in all cases in a principal amount in integral multiples of $1,000, at a price equal to 100% of the principal amount of the 2005 Debentures, plus accrued and unpaid interest to the date of redemption. Argonaut Group also has the right to redeem all of the Debentures prior to September 15, 2010 upon the occurrence of specified events at the greater of (i) 107.5% of the principal amount of the 2005 Debentures, plus accrued and unpaid interest to the date of redemption, or (ii) the sum of (a) the discounted present value of the principal amount of the 2005 Debentures, (b) the discounted present value of the interest payable on the 2005 Debentures during the fixed rate period remaining life, and (c) the accrued and unpaid interest on the 2005 Debentures through the redemption date.

During 2004, Argonaut Group, through a series of statutory trusts, sold $83.0 million of Floating Rate Capital Securities (the “2004 Capital Securities”) (liquidation amount $1,000 per Capital Security) in a series of private sales. In conjunction with the sales of the 2004 Capital Securities, the trusts sold $2.6 million of Floating Rate Common Securities to Argonaut Group. The trusts used the proceeds from these sales to purchase $85.6 million of Floating Rate Junior Subordinated Debentures (the “2004 Debentures”) from Argonaut Group. The interest rates on the 2004 Debentures and the 2004 Capital Securities are equal to the 3-Month LIBOR plus a margin ranging from 3.55% to 3.85%, reset quarterly. For selected 2004 Debentures, the interest rates are not to exceed 12.5% prior to the coupon cap date, which is approximately 5 years after the issuance date. The remaining 2004 Debentures have interest rates that are not to exceed the highest rate permitted by New York Law prior to the coupon cap date. The 2004 Debentures are unsecured and are subordinate in right of payment to all of the Company’s future senior indebtedness. The 2004 Debentures are due 30 years after issuance, but may be redeemed after the five-year anniversary at a price equal to 100% of the principal amount of the 2004 Debentures, plus accrued and unpaid interest on the date of redemption. The 2004 Debentures may be redeemed prior to the five-year anniversary date upon the occurrence of specific events at a price equal to from 107.5% to 101% plus accrued and unpaid interest to the date of redemption.

During 2003, Argonaut Group, through a series of statutory trusts, sold $27.0 million of Floating Rate Capital Securities (the “2003 Capital Securities”) (liquidation amount $1,000 per Capital Security) in a series of private sales. In conjunction with the sales of the 2003 Capital Securities, the trusts sold $0.8 million of Floating Rate Common Securities to Argonaut Group. The trusts used the proceeds from these sales to purchase $27.8 million of Floating Rate Junior Subordinated Debentures (the “2003 Debentures”) from Argonaut Group. The interest rates on the 2003 Debentures and the 2003 Capital Securities are equal to the 3-Month LIBOR plus a margin of 4.10%, reset quarterly. The interest rates are not to exceed 12.5% prior to the coupon cap date, which is approximately 5 years after the issuance date. The 2003 Debentures are unsecured and are subordinate in right of payment to all of the Company’s future senior indebtedness. The 2003 Debentures are due 30 years after issuance, but may be redeemed after the five-year anniversary at a price equal to 100% of the principal amount of the 2003 Debentures, plus accrued and unpaid interest on the date of redemption. The 2003 Debentures may be redeemed prior to the five-year anniversary date upon the occurrence of specific events at a price equal to 107.5% to 100.95% plus accrued and unpaid interest to the date of redemption.

During 2003, PXRE, through a series of statutory trusts, sold $62.5 million of Capital Securities (the “2003 PXRE Capital Securities”) (liquidation amount $1,000 per Capital Security) in a series of private sales. In conjunction with the sales of the 2003 PXRE Capital Securities, the trusts sold $1.9 million of Common Securities to PXRE. The trusts used the proceeds from these sales to purchase $64.4 million of Junior Subordinated Debentures (the “2003 PXRE Debentures”) from PXRE. The interest rate on the 2003 PXRE Debentures and the 2003 PXRE Capital Securities issued by PXRE Capital Trust III is fixed at 9.75% payable quarterly. The interest rates on the 2003 PXRE Debentures and the 2003 PXRE Capital Securities issued by the other trusts are fixed at rates ranging from 7.35% to 7.70% for the first five years. After five years, the interest rates are equal to the 3-Month LIBOR plus a margin ranging from 3.85% to 4.10%, reset quarterly. The 2003 PXRE Debentures are unsecured and are subordinate in right of payment to all of the Company’s future senior indebtedness. The 2003 PXRE Debentures are due 30 years after issuance, but may be redeemed after the five-year anniversary at a price equal to 104.875% to 100% of the principal amount of the Debentures, plus accrued and unpaid interest on the date of redemption. PXRE has the option to defer interest payments on the capital trust pass-through securities and redeem them earlier than the due dates, subject to limits and penalties as set out in the relevant indentures.

During 1997, PXRE Capital Trust I (“PXRE Capital Trust”), a Delaware statutory trust and a wholly-owned subsidiary (non-consolidated) of PXRE Delaware, issued $103.1 million principal amount of its 8.85% TRUPS due February 1, 2027 in an institutional private placement. Proceeds from the sale of these securities were used to purchase PXRE Delaware’s 8.85% Junior Subordinated Deferrable Interest Debentures due February 1, 2027 (the “Subordinated Debt Securities”). On April 23, 1997, PXRE Delaware and PXRE Capital Trust completed the registration with the SEC of an exchange offer for these securities and the securities were exchanged for substantially similar securities (the “1997 Capital Securities”). Distributions on the 1997 Capital Securities (and interest on the related Subordinated Debt Securities) are payable semi-annually, in arrears, on February 1 and August 1 of each year, commencing August 1, 1997. On or after February 1, 2007, PXRE Delaware has the right to redeem the Subordinated Debt Securities, in whole at any time or in part from time to time, subject to certain conditions, at call prices of 104.180% at February 1, 2007, declining to 100.418% at February 1, 2016, and 100% thereafter.

The majority of the net proceeds from the sales of the Debentures were used to increase the capital of Argonaut Group’s insurance and PXRE’s reinsurance subsidiaries and for general corporate purposes.

9. Borrowing Under Revolving Credit Facility

On March 6, 2006, Argonaut Group entered into a Credit Agreement (the “Credit Agreement”) with JPMorgan Chase Bank, N.A., as administrative agent, and the other lenders thereto. The Credit Agreement provides for an initial $75.0 million revolving credit facility, and the commitments thereunder shall expire on the third anniversary of the Credit Agreement. The borrower shall have the option to seek, up to three occasions, an increase in the facility to provide for an additional aggregate amount of availability of up to $50.0 million. Borrowings by Argonaut Group under the Credit Agreement may be used for general corporate purposes, including working capital and permitted acquisitions. The Credit Agreement contains certain affirmative and negative covenants.

On May 25, 2007, Argonaut Group entered into Amendment No. 1 to the Credit Agreement in order to permit Argonaut Group to merge with PXRE and pay dividends on its common stock. On June 6, 2007, the Board of Directors of Argonaut Group declared a special dividend of $1.65 per common share to its shareholders of record as of June 26, 2007. The special dividend, totaling $57.1 million, was paid to Argonaut Group’s shareholders on July 10, 2007. To fund this transaction, Argonaut Group drew $58.0 million on the Credit Agreement.

On December 28, 2007, Amendment No. 2 was entered into to affirm the merger of Argonaut Group and PXRE Corporation. The merger was effective December 31, 2007. PXRE Corporation was the surviving entity and was renamed Argonaut Group, Inc.

The interest rate on this borrowing is determined using the one-month LIBOR (rounded up to the nearest 1/16th of one percent) plus the Applicable Margin, based on the Company’s Leverage Ratio, as defined in the Credit Agreement. The interest rate is reset periodically in accordance with the terms of the Credit Agreement. The loan may be repaid at any time. The most recent reset occurred on February 11, 2008, at the rate of 3.6875%.

As of December 31, 2007, the Company was in compliance with all covenants under the Credit Agreement.

10. Shareholders’ Equity

The Company is authorized to issue 30 million shares of $1.00 par value preferred shares. As of December 31, 2007, no preferred shares were issued and outstanding.

The Company is authorized to issue 500 million shares of $1.00 par value common stock. As of December 31, 2007, the Company had 30,663,037 common shares issued and outstanding. As of December 31, 2007, the Company had the following authorized, unissued shares reserved for future issuance:

Reserve Name	Shares Reserved
Long-Term Incentive Plan	4,500,000
2007 Employee Stock Purchase Plan	500,000
Argonaut Group historical stock compensation plans	1,186,391
PXRE historical stock compensation plans	47,086

Total	6,233,477

Shares reserved under the Argonaut Group and PXRE historical plans represent all grants issued and outstanding as of December 31, 2007. (See Note 14 — Share-based Payments for further discussion.)

11. Earnings Per Share

The following table presents the calculation of net income per common share on a basic and diluted basis for the years ended December 31 (all balances have been adjusted to reflect the effects of the 6.4840 exchange ratio and the 1-for-10 reverse split):

(in millions, except number of shares and per share amounts)	2007	2006	2005
Computation of earnings per share — basic:
Income before extraordinary item	$77.5	$106.0	$80.5
Less preferred dividends	(0.1)	(1.0)	(2.2)

Income available to common shareholders	77.4	105.0	78.3
Extraordinary item	66.3	—	—

Net income available to common shareholders	$143.7	$105.0	$78.3

Weighted average common shares outstanding-basic	25,367,004	20,516,261	18,551,651
Earnings per common share — basic
Income before extraordinary item	$3.05	$5.12	$4.22
Extraordinary item	2.61	—	—

Net income	$5.66	$5.12	$4.22

Computation of earnings per share — diluted:
Income before extraordinary item	$77.5	$106.0	$80.5
Extraordinary item	66.3	—	—

Net income	$143.8	$106.0	$80.5

Weighted average common shares outstanding-basic	25,367,004	20,516,261	18,551,651
Weighted average preferred shares outstanding	105,520	1,046,993	1,755,306
Stock options and non-vested shares	301,107	417,811	280,249

Weighted average common shares outstanding-diluted	25,773,631	21,981,065	20,587,206

Earnings per common share — diluted
Income before extraordinary item	$3.01	$4.82	$3.91
Extraordinary item	2.57	—	—

Net income	$5.58	$4.82	$3.91

In 2007, options to purchase 705,335 shares of common stock were excluded from the computation of earnings per share, as these instruments were anti-dilutive. These instruments expire at various times from 2008 through 2016. In 2006, options to purchase 167,201 shares of common stock were not included in the computation of diluted earning per share because the options’ exercise price was greater than the average market price of the common shares. These options expire in 2009 through 2013. In 2005, options to purchase 16,372 shares of common stock were not included in the computation of diluted earnings per share because the options’ exercise price was greater than the average market price of the common shares. These options expire in 2007 through 2009.

12. Underwriting, Acquisition and Insurance Expenses

Underwriting, acquisition, and insurance expenses for the years ended December 31 were as follows:

(in millions)	2007	2006	2005
Commissions	$135.6	$139.2	$127.6
General expenses	169.7	129.6	131.0
Premium taxes, boards and bureaus	22.6	19.5	22.8

	327.9	288.3	281.4
Net amortization (deferral) of policy acquisition costs	0.2	(3.2)	(18.9)

Total underwriting, acquisition and insurance expenses	$328.1	$285.1	$262.5

The results of operations reflect those of Argonaut Group for the year ended December 31, 2007 and those of PXRE from the point of acquisition, August 7, 2007 to December 31, 2007.

During the twelve months ended December 31, 2007, general expenses included costs related to the acceleration of vesting on non-vested stock awards and stock option grants (see Note 14 — Share-Based Payments for related disclosures).

Net amortization expense of policy acquisition costs will not equal the change in the Consolidated Balance Sheet as $0.1 million of deferred acquisition costs was acquired in the Merger.

13. Pension Benefits

Argonaut Group sponsors a qualified defined benefit plan and a non-qualified unfunded supplemental defined benefit plan, both of which were curtailed effective February 2004. The following tables set forth the change in plan assets, change in projected benefit obligation, rate assumptions and components of net periodic benefit cost as of December 31 with respect to these plans. The measurement dates of the assets and liabilities of both plans were December 31 of the respective years presented.

(in millions)	2007	2006
Change in plan assets
Fair value of plan assets at beginning of year	$27.0	$28.2
Actual return on plan assets	1.4	1.2
Employer contributions	0.2	0.2
Benefits paid	(4.0)	(2.6)

Fair value of plan assets at end of year	$24.6	$27.0

(in millions)	2007	2006
Change in projected benefit obligation
Projected benefit obligation at beginning of year	$26.6	$27.4
Interest cost	1.3	1.5
Actuarial (gain) loss	(0.1)	0.3
Benefits paid	(4.0)	(2.6)

Projected benefit obligation at end of year	$23.8	$26.6

The Company adopted SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans, an amendment of FASB Statements No. 87, 88, 106, and 132(R),” for the year ended December 31, 2006. This statement requires an employer to recognize the overfunded or underfunded status of defined benefit postretirement plans as an asset or liability in its statement of financial position and recognize changes in the funded status in the year in which the changes occur. The Statement also requires an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, which is consistent with the Company’s current practices.

As of December 31, 2007, pension assets related to the overfunded plan were $2.9 million and other postretirement liabilities related to the unfunded plan were $2.1 million. These amounts were included in other assets and other liabilities, respectively, in the Consolidated Balance Sheets.

Assumptions used to determine benefit obligations at December 31:

	2007	2006
Weighted average discount rate	5.75%	5.50%
Expected rate of increase in future compensation levels	n/a	n/a

Assumptions used to determine net periodic benefit cost for the years ended December 31:

	2007	2006	2005
Weighted average discount rate	5.74%	5.50%	5.75%
Expected return on plan assets	5.74%	5.50%	5.75%
Expected rate of increase in future compensation levels	n/a	n/a	n/a

The expected return on plan assets has been ascertained using the Moody’s Aa Corporate Bond rate, rounded to the nearest 25 basis points, which management believes will conservatively approximate future earnings on current and expected investments.

Components of net periodic benefit costs for the years ended December 31 were as follows:

(in millions)	2007	2006	2005
Interest cost	$1.3	$1.5	$1.6
Expected return on plan assets	(1.4)	(1.5)	(1.7)
Settlement charge	0.6	0.3	0.6
Amortization of actuarial loss	0.1	0.1	0.1

Net periodic benefit cost	$0.6	$0.4	$0.6

The Company estimates that $0.1 million of unrecognized actuarial loss will be amortized from accumulated other comprehensive income into net periodic benefit costs during 2008.

The projected benefit obligation for the non-qualified unfunded supplemental defined benefit plan, with accumulated benefit obligations in excess of plan assets, was $2.1 million and $2.3 million as of December 31, 2007 and 2006, respectively. The fair value of plan assets for this plan was zero for these same periods. The accumulated benefit obligation for all defined benefit plans is equal to the projected benefit obligation for each of the years presented.

The Company’s weighted-average asset allocations, by asset category, as of December 31 were as follows:

Asset Category	2007	2006
Fixed income securities	27%	23%
Short-term investments	73%	77%

	100%	100%

As of December 31, 2006, the investments consisted primarily of short-term investments, as the portfolio’s long-term investments were allowed to mature without reinvestment in anticipation of appointment of an external advisor. The Company selected an advisor during the fourth quarter of 2007. As functional transfer of control to the appointed advisor did not occur until January 2008, at December 31, 2007, the investments continued to consist primarily of short-term investments. The targeted allocation to be used by the new advisor as approved by the Benefits Committee is 67% fixed maturity investments, 30% equity, of which 19% and 11% is allocated between U.S. and foreign equities, respectively, and 3% cash and short-term investments. The allocation percentages were selected based on risk diversification patterns and expected distribution patterns. Prior to 2006, the Company’s investment strategy was to invest in U.S. Government Agency securities and minimize exposure to the equity market in order to obtain above average short term yields while protecting the portfolio from rising interest rates.

Based on the current funding status of the pension plan, the effects of the curtailment, and expected changes in pension plan asset values and pension obligations, the Company does not believe any significant funding of the pension plan will be required during the year ended December 31, 2008.

The Company anticipates formally terminating the plans in the future; however, no definitive date has been determined. Absent the termination of the plan, the Company expects to make the following benefit payments:

(in millions)	Pension Benefits
2008	$1.9
2009	1.9
2010	1.8
2011	2.2
2012	2.1
Years 2013-2017	10.0

Substantially all employees of the Company are eligible to participate in employee savings plans. Under these plans, a percentage of an employee’s pay may be contributed to various savings alternatives including, under one plan, investment in the Company’s common stock. The plans call for the Company to match the employee’s contribution under several formulae. Charges to income related to such Company matching were $4.7 million in 2007, $3.7 million in 2006, and $4.8 million in 2005.

14. Share-Based Payments

In November 2007, the shareholders of Argo Group approved the 2007 Long-Term Incentive Plan (the “2007 Plan”), which provides for an aggregate of 4.5 million shares of the Company’s common stock which may be issued to certain executives and other key employees. The share awards may be in the form share options, share appreciation rights, restricted shares, restricted share units, performance units, performance shares or other share-based incentive awards. Shares issued under this plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased on the open market. Share options and share appreciation rights will count as one share for the purposes of the limits under the 2007 Plan; restricted shares, restricted share units, performance units, performance shares or other share-based incentive awards will count as 2.75 shares for purpose of the limits under the 2007 Plan.

Share options may be in the form of incentive share options, non-qualified share options and restorative options. Share options are required to have an exercise price which is not less than the fair market value on the date of grant. The Company is prohibited from repricing the options. The term of the share options cannot exceed seven years from the grant date. The plan provides for restorative options not to be issued prior to January 1, 2010.

With the closing of the Merger between PXRE and Argonaut Group in August 2007, all share-based compensation plans of the companies were frozen, resulting in no new grants being issued under these plans after the closing date of the Merger. All share-based payment awards outstanding as of the effective date of the Merger were converted into equivalent awards of Argo Group. Plans in effect prior to the Merger included the Argonaut Group, Inc. Amended and Restated Stock Incentive Plan, the Argonaut Group, Inc. Non-Employee Director Stock Option Plan, the PXRE Group Ltd. Incentive Bonus Compensation Plan, the PXRE Group Ltd. Director Equity and Deferred Compensation Plan and the PXRE Group Ltd. Director Stock Plan. Additionally, PXRE has awards outstanding resulting from plans that were no longer active: the Restated Employees Annual Incentive Plan (terminated in 2003), the 1992 Officer Incentive Plan and the 2002 Officer Plans. Pursuant to the Merger Agreement, non-vested stock awards and options to acquire shares of Argonaut Group common stock were converted into options to acquire a number of Company common shares equal to the exchange ratio under the Merger of 6.4840 shares of PXRE for each share of Argonaut Group (0.6484 shares of PXRE after adjustment for the effect of the 1-for-10 reverse stock split). Additionally, in accordance with the Merger Agreement, all share-based payment awards issued under the PXRE plans were adjusted for the 1-for-10 reverse split. Expenses under the former PXRE plan have been included in the results of operations from the closing date of the Merger through December 31, 2007.

The Company accounts for its equity compensation plans under the requirements of SFAS No. 123(R), which was adopted January 1, 2006. Under the terms of SFAS No. 123(R), the Company determines the fair value on the grant date of each instrument and recognizes that expense on a straight-line basis over the vesting period. The Company uses the Black-Scholes model to estimate the fair values on the date of grant for stock options. The Black-Scholes model uses several assumptions to value a stock option. The volatility assumption is based on the historical change in Argonaut Group’s stock price over the previous five years preceding the measurement date. The risk-free rate of return assumption is based on the five-year treasury constant maturity rate on the date of the options grant. The expected option life is based upon the average holding period over the history of the incentive plan. The dividend yield assumption is zero, as Argonaut Group suspended regular dividend payments in 2003 and PXRE has not made dividend payments on its common shares since November 2005. Argonaut Group paid a special dividend in July 2007 (see Note 9 — Borrowing Under Revolving Credit Facility); however, it was determined that it would not have an effect on the Black-Scholes fair values for options issued in the current period. The following table summarizes the assumptions used by Argo Group (for the post-merger period of 2007) and Argonaut Group (for the pre-Merger period of 2007) for the years ended December 31, 2007, 2006 and 2005:

	2007	2006	2005
Risk-free rate of return	3.57% to 5.07%	4.52% to 4.98%	3.80% to 4.47%
Expected dividend yields	0.00%	0.00%	0.00%
Expected option life (years)	4.45 to 4.81	4.46 to 7.00	4.59
Expected volatility	40.6% to 43.4%	43.2% to 45.8%	46.6% to 47.6%

The Company estimates forfeitures based on historical forfeitures patterns, thereby recognizing expense only for those awards that are expected to vest. The estimate of forfeitures is adjusted as actual forfeitures differ from the Company’s estimate, resulting in recognition of compensation expense only for those awards that actually vest.

On June 13, 2007, Argonaut Group’s Board of Directors (the “Board”) approved the acceleration of vesting of all outstanding stock options grants and non-vested stock awards for certain executive officers of Argonaut Group. In consideration for the acceleration of the unvested stock options and non-vested stock awards, each executive officer agreed to subject a substantial portion of the common stock they own to a lockup, restricting transfer of such stock for a period ending upon the earlier of June 13, 2010 or the occurrence of a change in control as defined in the agreements. Upon Board approval of the acceleration, 113,518 options vested, resulting in additional compensation expense of $1.3 million ($0.8 million net of tax) for the year ended December 31, 2007. Additionally, 220,248 non- vested stock awards were vested and issued, resulting in an additional $8.9 million ($5.8 million net of tax) in compensation expense for the year ended December 31, 2007. The number of shares of common stock subject to the lockup for each executive officer is equal in value to 150% of the net after-tax value of the accelerated unvested grants at the close of the market on June 12, 2007.

The compensation expense recognized under the share-based payment plans was $19.2 million inclusive of the expense from the acceleration discussed above ($12.5 net of tax), $8.7 million ($5.7 million net of tax) and $7.4 million ($4.8 million net of tax) for the years ended December 31, 2007, 2006 and 2005, respectively. The compensation expense is included in the “underwriting, acquisition and insurance expenses” line item in the accompanying Consolidated Statements of Income.

In accordance with the requirements of SFAS No. 123(R), the Company presents all tax benefits resulting from the exercise of stock options and vesting of non-vested shares as cash flows from financing activities. Excess tax benefits are realized tax benefits from tax deductions for exercised options and vested shares in excess of the deferred tax asset attributable to stock compensation costs for such options. For the year ended December 31, 2007 the Company recorded $3.3 million of financing cash inflow and, conversely, $3.3 million of operating cash outflow in the Consolidated Statement of Cash Flows, compared to $2.3 million of financing cash inflow and $2.3 million of operating cash outflow for the same period in 2006. The income tax benefit resulting from stock options exercises totaled $3.1 million, $1.8 million and $1.4 million for the years ended December 31, 2007, 2006 and 2005, respectively.

Prior to 2006, the Company accounted for stock awards under the intrinsic value method prescribed in APB No. 25. Under APB No. 25, no compensation expense was recognized related to stock options which were fixed and determinable on the date of grant as the exercise price of stock options equaled the fair market value of the underlying stock on the date of grant. The Company also granted stock options to certain executives and other key employees whose vesting was contingent upon the employee meeting defined performance measures. Upon meeting the performance measures, the options vest over a four-year term from the grant date. Due to timing differences between the grant date and the measurement date of the options, the Company applied variable accounting as required by FIN 44, “Accounting for Certain Transactions Involving Stock Compensation.” The Company recognized compensation expense for the difference between the exercise price of the option and the fair market value of the Company’s common stock as of the measurement date over the vesting period of these options.

Prior to 2006, the Company accounted for its non-vested stock awards under the provisions of APB No. 25. Upon granting of the non-vested stock, unearned compensation equivalent to the market value at the date of grant was charged to shareholders’ equity and subsequently amortized to expense ratably over the vesting period, except for grants subject to performance measures. These performance based shares were expensed under the accelerated expense attribution method under FIN 28, “Accounting for Stock Appreciation Rights and Other Variable Stock Option Award Plans.”

The following shows, on a pro forma basis, the effect on the Company’s net income and net income per share as if the provisions of SFAS No. 123(R) had been applied to all outstanding and unvested awards prior to January 1, 2006:

(in millions, except per share amounts)	December 31, 2005
Net income, as reported	$80.5
Add: Total stock compensation expense included in reported net income, net of taxes	4.8
Deduct: Total stock-based employee compensation determined under fair value based methods for all awards, net of tax	(4.2)

Pro forma net income	$81.1

Earnings per share
Basic — as reported	$4.22
Basic — pro forma	$4.25
Diluted — as reported	$3.91
Diluted — pro forma	$3.94

Argo Group’s 2007 Long-Term Incentive Plan

As of December 31, 2007, options to purchase 65,150 shares of Argo Group common stock were issued and outstanding, with a weighted averaged exercise price of $41.08 per share. The options will vest over a four-to-five year period. Weighted average grant date fair value of the options issued under this plan was $16.58 per share. Expense recognized for these options was not material.

As of December 31, 2007, 7,143 restricted share units were issued and outstanding under the 2007 Plan. The restricted share units will vest over three-to-four years. The weighted grant date fair value of these awards was $41.02 per share. Expense recognized related to the restricted share units was not material. As of December 31, 2007, there was $0.3 million of total unrecognized compensation cost related to restricted share units granted by the Company. The weighted-average period over which this unrecognized expense is expected to be recognized is 3.2 years.

Argonaut Group’s Amended and Restated Stock Incentive Plan

Argonaut Group’s Amended and Restated Stock Incentive Plan, as approved by the shareholders (the “Amended Plan”), provided for an aggregate of up to 6,250,000 shares of the Company’s common stock may be issued to certain executives and other key employees. The stock awards were issued in the form of non-qualified stock options and non-vested stock. The stock awards issued under the Amended Plan may be time-vested or have performance measures which must be met in order for the awards to vest, and generally vest over a two-to-five-year period. Grants under the Amended Plan have a legal life of seven to eleven years. Certain options and non-vested stock grants provide for accelerated vesting if there is a change in control, as defined by the Amended Plan.

A summary of option activity under the Amended Plan as of December 31, 2007, and changes during the year is as follows (share counts and exercise prices have been adjusted for the effects of the conversion and reverse split discussed above):

	2007
	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term	Aggregate Intrinsic Value
Outstanding at beginning of the year	1,364,664	$31.85
Granted	168,013	$43.50
Exercised	(480,025)	$28.09
Expired or forfeited	(55,177)	$39.19

Outstanding at end of the year	997,475	$35.22	4.9	8,569,629

Options vested or expected to vest as of year end	975,842	$35.09	4.9	8,497,734

Exercisable at end of year	596,407	$32.50	4.7	6,668,203

Included in the total options granted during 2007 are 148,526 options whose vesting is contingent on the employee meeting defined performance conditions. Employees have a specified time period in which to meet the performance condition (typically one year from the date of grant) and forfeit all or a pro rata portion of the grant if the performance conditions are not met in the specified time frame. The Company evaluates the likelihood of the employee completing the performance condition and includes this estimate in the determination of the forfeiture factor, which is adjusted quarterly, for the grants.

The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the quoted price of the Company’s common stock for those options where the exercise price was below the quoted price at December 31, 2007.

The weighted-average grant date fair value of options granted during the years ended December 31, 2007, 2006 and 2005 were $17.64, $24.17 and $15.50 respectively. Total intrinsic value of options exercised during the years ended December 31, 2007, 2005 and 2004 were $11.0 million, $6.2 million and $5.6 million, respectively.

For the year ended December 31, 2007, the Company received cash payments of $13.4 million (net of any related tax payments) related to the settlement of stock options exercised under the Amended Plan.

Under the Amended Plan, up to 1,250,000 shares (of the total shares authorized under the plan) may be issued as non-vested stock to officers and certain key employees. The shares vest in equal annual installments over a period of two to five years, subject to continued employment. The stock is not issued until the vesting requirements are met; therefore, participants in the plan are not entitled to any voting or dividend rights until the stock has been issued. A summary of the non-vested shares activity under the Amended Plan as of December 31, 2007, and changes during the year is as follows (share counts and exercise prices have been adjusted for the effects of the conversion and reverse split discussed above):

	2007
	Shares	Weighted-Average Grant Date Fair Value
Outstanding at beginning of the year	391,500	$46.96
Granted	116,369	$47.95
Vested and issued	(309,969)	$46.22
Expired or forfeited	(31,678)	$50.09

Outstanding at end of the year	166,222	$48.43

Included in the total shares granted during 2007 are 48,036 shares whose vesting is contingent on the employee meeting defined performance conditions. Employees have a specified time period in which to meet the performance condition (typically one year) and forfeit the grant in its entirety if the performance conditions are not met in the specified time frame. The Company evaluates the likelihood of the employee completing the performance condition and includes this estimate in the determination of the forfeiture factor for the grants.

As of December 31, 2007, there was $6.0 million of total unrecognized compensation cost related to non-vested stock compensation arrangements granted by the Company. The weighted-average period over which this unrecognized expense is expected to be recognized is 2.4 years. The total fair value of shares vested during the year ended December 31, 2007 was $14.4 million.

Argonaut Group’s Non-Employee Director Stock Option Plan

Argonaut Group’s Non-Employee Director Stock Option Plan, as approved by the shareholders (the “Director’s Plan”), provided for the issuance of options to purchase common stock to Directors of the Company who are not employees. The Company was permitted to issue up to 250,000 shares of common stock upon exercise of options issued under the Director’s Plan. All options have an exercise price equal to the fair market value as of the date of grant. The options vest on the first anniversary of the grant date. The options expire on the 7-year anniversary of the grant.

A summary of option activity under the Director’s Plan as of December 31, 2007, and changes during the year is as follows:

	2007
	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term
Outstanding at beginning of the year	103,741	$34.19
Granted	—	$0.00
Exercised	(81,047)	$29.23
Expired or forfeited	—	$0.00

Outstanding at end of the year	22,694	$51.87	5.3

Options vested or expected to vest as of year end	22,694	$51.87	5.3

Exercisable at end of year	22,694	$51.87	5.3

Aggregated intrinsic value of options outstanding under this plan was $0, as the options were underwater as of December 31, 2007. For the year ended December 31, 2007, the Company received cash payments of $2.4 million (net of any related tax payments) related to the settlement of stock options exercised under the Director’s Plan. The weighted-average grant date fair value of options granted during the years ended December 31, 2006 and 2005 were $28.13 and $17.23 respectively. Total intrinsic value of options exercised during the year ended December 31, 2007 was $1.6 million. No options under this plan were exercised in 2006 or 2005.

In December 2005, Argonaut Group adopted the Argonaut Deferred Compensation Plan for Non-Employee Directors, a non-funded and non-qualified deferred compensation plan. Under the Plan, non-employee directors could elect each year to defer payment of 50% or 100% of their cash compensation payable during the next calendar year. During the time that the cash compensation amounts were deferred, such amounts were credited with interest earned at a rate two (2) percent above the prime rate, to be re-set each May 1. In addition, the Plan called for the Company to grant a match equal to 150% of the cash compensation amounts deferred in the form of “Stock Units,” which provide directors with the economic equivalent of stock ownership and are credited as a bookkeeping entry to each director’s “Stock Unit Account.” Each Stock Unit was valued at the closing price of the Company’s common stock on the national exchange on which it is listed as of the date credited for all purposes under the Plan and fluctuate daily thereafter on that same basis. The Plan provided for a Stock Unit Account to be established for each non-employee director upon the effective date of the Plan and with credit for an initial bookkeeping entry for 1,333 Stock Units. As a result of the Merger between Argonaut Group and PXRE, the Plan was amended to allow the directors to choose between a cash or stock settlement, to be paid on February 7, 2008 (six-months after the closing date of the Merger). Under this plan, the Company recorded compensation expense of $0.8 million and $1.2 million for the years ended December 31, 2007 and 2006, respectively.

PXRE Employee Share-Based Payment Plans

All options issued and outstanding under the PXRE employee plans were fully vested prior to the completion of the Merger, and therefore, no compensation expense associated with these was included in the results of operations from the closing date of the Merger through December 31, 2007. Options granted under these plans have a term of 10 years from the date of grant. Activity under these plans for the period of August 7, 2007 (the close of the Merger) through December 31, 2007 was as follows:

	2007
	Shares	Weighted- Average Exercise Price	Weighted-Average Remaining Contractual Term
Options acquired in merger	54,430	$187.76
Granted	—	$0.00
Exercised	—	$0.00
Expired or forfeited	(38,032)	$180.30

Outstanding at end of the year	16,398	$205.04	4.0

Aggregated intrinsic value of options outstanding under this plan was $0, as all options outstanding were underwater as of December 31, 2007. No options were granted in 2007, 2006 or 2005.

Additionally, as of December 31, 2007, 13,719 shares of restricted stock were issued and outstanding under the PXRE plans. The stock has a grant date fair value of $49.00 per share and vests over four years. As of December 31, 2007, there was $0.5 million of total unrecognized compensation cost related to the restricted stock grants. The weighted-average period over which this unrecognized expense is expected to be recognized is 3.3 years.

PXRE Directors Share-Based Payment Plans

All options issued and outstanding under the Director plans were vested prior to the merger, and therefore, no compensation expense associated with these was included in the results of operations from the closing date of the Merger through December 31, 2007. Options granted under these plans have a term of 10 years from the date of grant. As of December 31, 2007, 30,688 options were issued and outstanding under these plans. The weighted average grant date exercise price was $203.14 per share. The weighted average contractual life of these options was 5.0 years.

Employee Stock Purchase Plans

At the annual shareholders meeting held in November 2007, the shareholders approved an employee stock purchase plan for eligible employees. Under this plan, shares of the Company’s common stock may be purchased over an offering period of three months at 85% of the lower of the fair market value on the first day of the offering period or on the designated purchase date at the end of the offering period. The first offering period began December 1, 2007. The employee stock purchase plans for both PXRE and Argonaut Group were terminated prior to the completion of the Merger.

15. Segment Information

The Company is primarily engaged in writing property and casualty insurance and reinsurance. Prior to the Merger (see Note 2 for further discussion regarding the Merger), Argonaut Group classified its business into two ongoing operating segments: Excess and Surplus Lines and Select Markets. PXRE classified its business prior to the Merger into two reportable property and casualty segments: Catastrophe and Risk Excess and Exited Lines.

Subsequent to the Merger, the Company evaluated its operating segments and management determined that the Company would have three ongoing operating segments: Excess and Surplus Lines and Select Markets segments (which were previously included in Argonaut Group’s ongoing operating segments), and the International Specialty segment. The International Specialty segment is comprised of the operations of Peleus Re, a Bermuda-based subsidiary of the Company that focuses on underwriting medium to small commercial property reinsurance risks on a pro rata and risk excess basis, and property catastrophe reinsurance risk on a controlled basis. Results of operations for Peleus Re are after the Merger. The International Specialty segment also includes international reinsurance programs that had previously been reported in Argonaut Group’s Excess and Surplus Lines and Select Markets segments. Amounts applicable to prior periods have been reclassified to conform to the presentation followed after the Merger.

During the second quarter of 2007, Argonaut Group evaluated its strategic direction with regards to the Select Market and Public Entity segments. Argonaut Group’s management determined that aggregating these two segments into one operating segment would better represent Argonaut Group’s distribution strategy and product offerings between the operating entities within this segment. As a result of this integration, Argonaut Group has aggregated the segment previously reported as Public Entity into the existing Select Markets segment. Amounts applicable to prior periods have been reclassified to conform to the presentation followed in 2007.

Additionally, the Company has liabilities associated with policies written in the 1960s, 1970s and 1980s, as well as risk management policies written prior to the sale of renewal rights to XL America, Inc. and other business previously written and classified by PXRE as property catastrophe, direct casualty, Lloyd’s of London, international casualty and finite. Results of operations for PXRE are after the Merger. The Company classifies these results as Run-off Lines for purposes of segment reporting. Previously, the policies written prior to the sale to XL America, Inc. were included in Argonaut Group’s Risk Management segment. Effective January 1, 2007, as the only activity currently related to the Risk Management segment is the servicing of policies previously written coupled with the administration of claims, Risk Management activity is presented in Run-off Lines. Amounts applicable to prior periods have been reclassified to conform to the presentation followed after the Merger.

The Company considers many factors, including the nature of each segment’s insurance products, production sources, distribution strategies and the regulatory environment, in determining how to aggregate operating segments.

In evaluating the operating performance of its segments, the Company focuses on core underwriting and investing results before the consideration of realized gains or losses from the sales of investments. Realized investment and other gains (losses) are reported as a component of the Corporate and Other segment, as decisions regarding the acquisition and disposal of securities reside with the executive management of the Company and are not under the control of the individual business segments. Identifiable assets by segment are those assets used in the operation of each segment. Identifiable assets for Run-off Lines are those that were formerly classified in the Risk Management segment and other business previously written and classified by PXRE as property catastrophe, direct casualty, Lloyd’s of London, international casualty and finite.

Revenue and income before income taxes and extraordinary item of each reporting segment for the years ended December 31 were as follows:

(in millions)	2007	2006	2005
Revenue:
Earned premiums
Excess and Surplus Lines	$542.6	$522.4	$374.9
Select Markets	302.2	270.0	253.3
International Specialty	18.1	5.2	—
Run-off Lines	(3.1)	15.4	70.8

Total earned premiums	859.8	813.0	699.0
Net investment income
Excess and Surplus Lines	54.5	43.6	30.0
Select Markets	27.2	21.8	19.2
International Specialty	5.6	—	—
Run-off Lines	43.1	33.7	31.9
Corporate and Other	3.9	5.4	2.8

Total net investment income	134.3	104.5	83.9
Realized investment and other gains, net	5.9	21.2	3.3

Total revenue	$1,000.0	$938.7	$786.2

(in millions)	2007	2006	2005
Income (loss) before income taxes and extraordinary item
Excess and Surplus Lines	$112.7	$101.4	$57.7
Select Markets	61.3	50.4	38.0
International Specialty	8.1	0.8	—
Run-off Lines	(6.9)	15.6	5.7

Total segment income before taxes and extraordinary item	175.2	168.2	101.4
Corporate and Other	(61.3)	(26.4)	(23.2)
Realized investment and other gains, net	5.9	13.6	3.3
Realized gain on sale of real estate, net	—	7.6	—

Total income before income taxes and extraordinary item	$119.8	$163.0	$81.5

Included in Corporate and Other for the year ended December 31, 2007 was $19.8 million in expenses related to the entities acquired in the Merger and $10.2 million in compensation expense due to the acceleration of the vesting of certain share-based payment awards.

The following table represents identifiable assets as of December 31, 2007 and 2006:

(in millions)	2007	2006
Excess and Surplus Lines	$1,973.9	$1,756.1
Select Markets	1,038.1	871.3
International Specialty	334.8	9.6
Run-off Lines	1,317.1	1,056.1
Corporate and Other	203.0	28.4
Assets held for sale	256.6	—

Total	$5,123.5	$3,721.5

The increase in Corporate and Other is primarily a result of dividend activity. Argonaut Insurance Company and Colony Insurance Company paid dividends of $46.0 million and $28.5 million, respectively, to Argonaut Group during December 2007. Additionally, the estimated dividend of $75.0 million from PXRE Reinsurance Company (see Note 3 — Sale of PXRE Reinsurance Company for additional information) is a component of Corporate and Other at December 31, 2007.

Included in identifiable assets as of December 31, 2007 and 2006, was allocated goodwill $68.3 million for the Excess and Surplus Lines segment and $38.0 million for the Select Markets segment.

16. Run-off Lines

The Company has discontinued active underwriting of certain lines of business, including those lines which were previously recorded in Argonaut Group’s Risk Management segment and business previously written and classified by PXRE as property catastrophe, direct casualty, Lloyd’s of London, international casualty and finite. All current activity within these lines is related to the management of claims and other administrative functions. Also included in Run-off Lines are other liability reserves, which include exposure to claims for asbestos and environmental liabilities and medical malpractice policies, written in past years. The other liability reserves are often characterized by long elapsed periods between the occurrence of a claim and ultimate payment to resolve the claim. The Company utilizes a specialized staff dedicated to administer and settle these claims.

The following table presents the Company’s gross reserves, excluding reserves classified as held for sale, as of December 31:

(in millions)	2007	2006
Asbestos and Environmental:
Reinsurance assumed	$117.7	$125.8
Other	39.5	41.0

Total Asbestos and Environmental	157.2	166.8
Risk management	461.2	513.7
PXRE run-off lines	198.5	—
Other run-off lines	24.9	28.6

Total Run-off Lines	841.8	709.1
Continuing lines	1,583.7	1,320.1

Total reserves	$2,425.5	$2,029.2

The following table presents the Company’s net underwriting results for the three years ended December 31:

(in millions)	2007	2006	2005
Asbestos and Environmental:
Reinsurance assumed	$(18.3)	$(12.1)	$(2.8)
Other	(3.4)	(4.8)	(3.5)

Total Asbestos and Environmental	(21.7)	(16.9)	(6.3)
Risk management	(15.7)	(8.2)	(13.7)
PXRE run-off lines	(7.9)	—	—
Other run-off lines	(3.9)	7.0	(6.2)

Total Run-off Lines	(49.2)	(18.1)	(26.2)
Continuing lines	94.8	87.2	46.5

Underwriting Income	45.6	69.1	20.3
Corporate and Other expenses	(40.8)	(18.8)	(11.0)

Total underwriting income	$4.8	$50.3	$9.3

The Company has received asbestos and environmental liability claims arising from other liability coverage primarily written in the 1960s, 1970s and into the mid-1980s. Asbestos and environmental claims originate from policies directly written by the Company and from reinsurance assumed during this period, including a portion assumed from the London market. The following table represents the total gross reserves for the Company’s asbestos exposure as of December 31:

(in millions)	2007	2006	2005
Direct written
Case reserves	$11.5	$11.8	$8.1
ULAE	3.3	2.9	2.4
IBNR	19.1	25.1	30.0

Total direct written reserves	33.9	39.8	40.5
Assumed domestic
Case reserves	34.2	33.9	32.4
ULAE	5.4	4.9	3.3
IBNR	39.1	41.0	35.3

Total assumed domestic reserves	78.7	79.8	71.0
Assumed London
Case reserves	10.8	11.0	11.9
ULAE	1.5	1.7	1.3
IBNR	11.7	11.0	16.5

Total assumed London reserves	24.0	23.7	29.7

Total asbestos reserves	$136.6	$143.3	$141.2

Reserves for asbestos and environmental claims cannot be estimated with traditional loss reserving techniques that rely on historical accident year loss development factors. The uncertainty in the asbestos and environmental reserves estimates arises from several factors including lack of historical data, inapplicability of standard actuarial projection techniques, uncertainty with regards to claim costs, coverage interpretations, and the judicial, statutory and regulatory provisions under which the claims may be ultimately resolved. It is impossible to predict how the courts will interpret coverage issues and these resolutions may have a material impact on the ultimate resolution of the asbestos and environmental liabilities. The Company uses a variety of estimation methods to calculate reserves as a whole; however, reserves for asbestos and environmental claims were determined primarily based on the report year method with some weight applied to other methods. The report year method relies most heavily on the Company’s historical claims and severity information. Other methods rely more heavily on industry information. The Company engages an outside consulting actuary to perform an annual analysis on the Company’s exposure. The consulting actuary provides its best estimate of ultimate losses and management evaluates that estimate in assessing the adequacy of the asbestos and environmental loss and loss adjustment expense reserves.

As of December 31, 2007, the Run-off Lines segment recognized unfavorable development on prior accident years of $23.0 million driven by a $28.8 million increase to other liability reserves, primarily asbestos and environmental, and $3.2 million favorable development in medical malpractice reserves. The Company’s run-off risk management business also experienced $10.4 million in favorable development in liability and automobile reserves as well as $7.0 million unfavorable development in workers compensation reserves. In addition, the segment had $0.8 million of unfavorable development primarily attributable to a write down of a ceded risk cover underwritten by PXRE. Based on 2007 actuarial analyses, management has recorded its best estimate of reserves. Although management has recorded its best estimate of loss reserves utilizing internal and consulting actuaries, due to the uncertainties of estimation of liabilities that may arise as discussed herein, further deterioration of claims could occur in the future.

The Company completed the 2006 analysis of loss and loss adjustment expense reserves related to its other liability lines which include asbestos and environmental claims during the third quarter and updated the analysis during the fourth quarter of 2006. As a result of this analysis, the Company recorded an additional $12.2 million in reserves. Additionally, the Company strengthened its unallocated loss and loss adjustment expense reserves by $4.7 million based on this analysis. Partially offsetting these increases was a reduction to medical malpractice reserves of $7.0 million. In addition, the segment experienced a $9.6 million reduction to prior accident year’s workers compensation reserves in the Company’s risk management business as well as a $0.7 million decrease attributable to other lines.

A similar analysis related to its other liability lines which include asbestos and environmental claims was completed in the third quarter of 2005, and as a result of this analysis the Company recorded an additional $4.3 million increase to reserves, primarily for unallocated loss and loss adjustment expense reserves and $2.0 million increase primarily related to reduced ceded losses resulting from an increase to the reserve for doubtful accounts for unpaid ceded losses for certain reinsurance treaties. In addition, the segment had $6.6 million of favorable development primarily driven by other liability losses from favorable trends on older accident years in the Company’s risk management business, partially offset by $5.5 million of unfavorable development in workers compensation, which was driven by $8.0 million of reduced ceded losses from a reinsurance commutation with Trenwick America Reinsurance Corporation.

17. Derivative Instruments

Prior to the Merger, PXRE entered into an agreement that provided collateralized catastrophe protection with A&W II, a special purpose Cayman Islands reinsurance company which was funded through a catastrophe bond transaction. This coverage provided the Company with second event coverage arising from hurricanes in the Eastern and Gulf coasts of the United States, windstorms in northern Europe and earthquakes in California. The coverage is based on a modeled loss trigger. Upon the occurrence of a loss event, if the modeled loss exceeds the attachment point for the peril, the coverage is activated. Upon the occurrence of a second loss event during the same calendar year, if the modeled loss exceeds the attachment point, the Company will receive a recovery under the agreement. The recovery is based on modeled losses and is not limited to the Company’s ultimate net loss from the loss event. The coverage provided $125.0 million of protection for the period from January 1, 2007 to December 31, 2008. In 2007, PXRE entered into agreements for the periods from July 1, 2007 to December 31, 2007 and January 1, 2008 to December 31, 2008, through which it sold catastrophe protection to a third party mirroring this collateralized facility.

The Company records these derivative contracts at fair value and such fair value is included in “Other assets” and “Other liabilities” in the Company’s Consolidated Balance Sheet with any changes in the value on or after August 7, 2007 reflected in “Interest expense and other” in the Consolidated Statement of Income. Included in “Interest expense and other” for the year ended December 31, 2007 was a $3.5 million expense which consists of the net change in fair value relating to these contracts. As there is no quoted market value available for these derivatives, the fair value is estimated by management taking into account changes in the market for catastrophe bond reinsurance contracts with similar economic characteristics and potential for recoveries from events preceding the valuation date. The amounts recognized could be materially different from the actual recoveries received or paid under these contracts.

A&W II, the counterparty to the catastrophe bond transaction, is a variable interest entity under the provisions of FIN 46-R. The Company is not the primary beneficiary of this entity and is, therefore, not required to consolidate it in its consolidated financial statements.

18. Commitments and Contingencies

Between May 3, 2006 and June 16, 2006, several class action lawsuits were filed against PXRE Group Ltd. (now Argo Group) and certain former officers of PXRE Group Ltd. on behalf of a putative class of plaintiffs consisting of investors who purchased PXRE Group Ltd. securities traded on the NYSE under the ticker symbol “PXT” between September 11, 2005 and February 22, 2006. On March 30, 2007, these lawsuits were consolidated into one proceeding before the United States District Court for the Southern District

of New York and are now the subject of an Amended Class Action Complaint filed on June 15, 2007 (the “Amended Complaint”). The Amended Complaint alleges that during the purported class period PXRE fraudulently understated the full impact of hurricanes Katrina, Rita and Wilma on PXRE’s business and that certain PXRE executives made a series of materially false and misleading statements or omissions about PXRE’s business, prospects and operations in violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”), and Rule 10b-5 promulgated under the 1934 Act. The Amended Complaint alleges that the above acts and omissions caused investors to purchase PXRE’s securities at artificially inflated prices during the purported class period and seeks an unspecified amount of damages, as well as attorneys’ fees and costs. A motion to dismiss the Amended Complaint was filed on August 15, 2007, and is now actively pending before the Court following submission of final briefs by the parties.

PXRE and certain of its former officers have entered into a Tolling and Standstill Agreement with certain institutional investors in connection with potential claims arising out of the Private Placement of Series D Perpetual Non-voting Preferred Shares of PXRE that were sold pursuant to the Private Placement Memorandum dated on or about September 28, 2005. Potential claims covered by Tolling and Standstill Agreement would include those based on allegations similar in nature to those described above. Under the terms of an agreed extension between the parties, the Tolling and Standstill Agreement will expire on May 15, 2008.

Although the Company has received no notice of any other potential lawsuits or other proceedings relating to the alleged facts and circumstances described above, it is possible that the Company could be the subject of additional litigation or regulatory inquiries regarding such matters in the future.

At this early stage, the Company is unable to determine with any reasonable certainty the specific claims, litigants, or alleged damages which ultimately may be associated with the pending securities litigation or any other future proceedings regarding the alleged facts and circumstances described above, nor can the Company currently predict the timing of any rulings, trials or other significant events relating to such proceedings. Given these limitations and the inherent difficulty of projecting the outcome of litigated disputes, the Company is unable to reasonably estimate the possible loss, range of loss or legal costs which are likely to arise out of the pending securities litigation or any future proceedings relating to the above matters at this time.

Based on all information available to the Company at this time, management of the Company believes that PXRE’s reserving practices, financial disclosures, public filings and securities offerings in the aftermath of the 2005 hurricanes complied fully with all applicable regulatory and legal requirements. However, if unfavorable outcomes in the class action lawsuits were to occur and result in the payment of substantial damages or fines or criminal penalties, this could have a material adverse effect on the Company’s business, cash flows, results of operations, financial position and prospects.

The subsidiaries of the Company are parties to other legal actions incidental to their business. Based on the advice of counsel, management of the Company believes that the resolution of these matters will not materially affect the Company’s financial condition or results of operations.

19. Leases

The Company has entered into a fifteen-year capital lease agreement for the home office of one of its subsidiaries. Under the terms of this lease, the Company has the option to purchase the property at any time during the lease for a scheduled price equal to all of the remaining fixed payments discounted at 8.5%, including a required payment of $2.5 million at the end of the lease term. If the Company fails to exercise such option, the lessor may require the Company to purchase the property for $2.5 million at the conclusion of the lease. For financial reporting purposes, the lease asset has been recorded in other assets, net of depreciation and in other liabilities at its present value using a discount rate of 8.5%. The future minimum rental payments required under this lease are as follows:

(in millions)	Amount Due
2008	$0.7
2009	0.7
2010	0.7
2011	0.7
2012	2.5
Thereafter	—

Total	$5.3

The Company leases additional office space and equipment under lease agreements that expire at various intervals and are subject to renewal options at market rates prevailing at the time of renewal. At December 31, 2007, future minimum payments under non-cancelable operating leases are as follows:

(in millions)	Amount Due
2008	$8.2
2009	7.8
2010	6.6
2011	5.7
2012	3.6
Thereafter	5.9

Total	$37.8

20. Statutory Accounting Principles

As an insurance holding company, the Company is largely dependent on dividends and other permitted payments from its insurance and reinsurance subsidiaries to pay cash dividends to its shareholders, for debt service and for its operating expenses. The ability of the Company’s insurance and reinsurance subsidiaries to pay dividends to the Company is subject to certain restrictions imposed by the jurisdictions of domicile that regulate the Company’s insurance and reinsurance subsidiaries and each jurisdiction has calculations for the amount of dividends that an insurance and reinsurance company can pay without the approval of the insurance regulator.

The Company’s insurance and reinsurance subsidiaries file financial statements prepared in accordance with statutory accounting principles prescribed or permitted by insurance regulatory authorities of the state in which they are domiciled. The differences between statutory-based financial statements and financial statements prepared in accordance with GAAP vary between jurisdictions. The principal differences are that for statutory-based financial statements, deferred policy acquisition costs are not recognized, a portion of the deferred federal income tax assets is recorded, bonds are generally carried at amortized cost, certain assets are non-admitted and charged directly to surplus, a liability for a provision for reinsurance is recorded and charged directly to surplus, and outstanding losses and unearned premium are presented net of reinsurance.

The payment of dividends by Peleus Re is limited under the Insurance Act 1978, amendments thereto and Related Regulations of Bermuda (collectively, the “Insurance Act”). Peleus Re is prohibited from declaring or paying any dividends during any financial year it is in breach of its minimum solvency margin or minimum liquidity ratio or if the declaration or payment of such dividends would cause it to fail to meet such margin or ratio. As of December 31, 2007, Peleus Re’s solvency and liquidity margins and statutory capital and surplus were in excess of the minimum levels required by the Insurance Act. As of December 31, 2007, the unaudited statutory capital and surplus of Peleus Re was estimated to be $1.2 billion and the amount required to be maintained was estimated to be $100.0 million. The unaudited statutory net income was estimated to be $9.6 million. As of December 31, 2007, Peleus Re had assets on its statutory balance sheet of approximately $729.0 million which consists of investments in subsidiaries as well as amounts due from its parent company, Argo Group.

As an intermediate insurance and reinsurance holding company, Argonaut Group is largely dependent on dividends and other permitted payments from its insurance and reinsurance subsidiaries to service its debt, to fund operating expenses and to pay dividends to PXRE Holdings (Ireland) Limited. The statutory policyholders’ surplus and net income for the years ended December 31, 2007, 2006, and 2005, of Argonaut Group’s principal insurance and reinsurance subsidiaries, Argonaut Insurance Company, Colony Insurance Company and PXRE Reinsurance Company (results of PXRE Reinsurance Company are included in the 2007 year only) included in those companies’ respective filings with regulatory authorities are as follows:

(in millions)	2007	2006	2005
	(unaudited)	(audited)	(audited)
Net income (loss)	$109.4	$72.5	$(14.2)
Surplus	$947.0	$768.3	$548.1

Various state insurance laws restrict the amount that may be transferred to Argonaut Group from its subsidiaries in the form of dividends without prior approval of regulatory authorities. In addition, that portion of the insurance subsidiaries’ net equity that results from the difference between statutory insurance principles and GAAP would not be available for dividends. On December 28, 2007,

Argonaut Insurance Company paid its sole shareholder, Argonaut Group, an ordinary dividend of $46.0 million, and also on December 28, 2007, after receiving approval from the Virginia Bureau of Insurance, Colony Insurance Company paid its sole shareholder, Argonaut Group, an extraordinary dividend of $28.5 million. In addition, in December 2007, PXRE Reinsurance Company filed notice with the Connecticut Insurance Department that PXRE Reinsurance Company intends to pay an extraordinary cash dividend of $75.0 million to its parent, Argonaut Group, concurrent with the sale of PXRE Reinsurance Company. The sale is pending regulatory approval and expected to close in the first quarter of 2008. The Connecticut Insurance Department approved the dividend contingent on the closing of the sale and thus is not reflected in the results of PXRE Reinsurance Company included in the above table. No dividends were paid in 2006 or 2005.

Argonaut Insurance Company is a direct subsidiary of Argonaut Group and is regulated by the Illinois Department of Insurance (effective December 31, 2006, upon redomestication from California). Under Illinois Insurance Regulations, Argonaut Insurance Company is permitted to pay dividends in 2008 up to $23.9 million to Argonaut Group. Colony Insurance Company, a direct subsidiary of Argonaut Group, is regulated by the Virginia Bureau of Insurance. Under Virginia Insurance Regulations, Colony Insurance Company is permitted to pay dividends in 2008 up to $3.0 million to Argonaut Group. Each department of insurance may require prior approval for the payment of all dividends, based on business and regulatory conditions of the insurance companies.

21. Disclosures about Fair Value of Financial Instruments

Cash and short-term investments.

For those short-term investments, the carrying amount approximates fair value.

Investment securities.

For securities held as investments, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. Fair value of these is reflected in the Consolidated Balance Sheets.

Premiums receivable and reinsurance recoverables.

The carrying value of current receivables approximates fair value. At December 31, 2007 and 2006, the carrying values of premiums receivable over 90 days were $7.4 million and $7.0 million, respectively, and the carrying values of reinsurance recoverables over 90 days were $33.4 million and $33.6 million, respectively. The Company’s methodology for establishing its reserves for doubtful accounts includes specifically identifying all potential uncollectible balances regardless of aging. Any of the over 90 day balances, where collectibility was deemed questionable, have been included in the reserves. At December 31, 2007 and 2006, the reserves for doubtful accounts for premiums receivable were $7.0 million and $8.9 million, respectively, and the reserves for doubtful accounts for reinsurance recoverables were $18.9 million and $19.3 million, respectively. Further, as of December 31, 2007 and 2006, premiums receivable over 90 days were secured by collateral in the amount of $0.2 million and $1.1 million respectively. The carrying value of aged receivables, net of reserves for doubtful accounts and collateral security, also approximates fair value due to the short duration of the expected turnover period.

Long-term debt.

The Company has $311.4 million and $144.3 million of Floating Rate Junior Subordinated Debentures outstanding as of December 31, 2007 and 2006, respectively (see Note 8—Junior Subordinated Debentures). The carrying amount of the Debentures approximates fair value.

Revolving Credit Facility.

The Company has $58.0 million outstanding under its revolving credit facility as of December 31, 2007 (see Note 9 — Borrowing Under Revolving Credit Facility). The interest rate on this borrowing is reset approximately every thirty days. Accrued interest becomes due and payable at each reset date. The carrying amount of the borrowing approximates fair value.

22. Insurance Assessments

The Company participates in statutorily created insolvency guarantee and weather-related loss protection associations in all states where it is authorized to transact business. These associations were formed for the purpose of paying the claims of insolvent companies. The Company is assessed its pro-rata share of such claims based upon its premium writings, subject to a maximum annual assessment per line of insurance. Certain of these assessments can be recovered through premium tax offsets or policy surcharges. The Company does not believe that assessments on current insolvencies will have a material impact on its financial condition or results of operations. The Company has accrued assessments of $14.1 million at December 31, 2007.

APPENDIX IV

ADDITIONAL INFORMATION

1. Responsibility

1.1 The Argo Acquisition Directors, whose names are set out in Paragraph 2.1 below, accept responsibility for all information in this document, other than the information for which responsibility is taken pursuant to Paragraph 1.3 below. To the best of the knowledge and belief of the Argo Acquisition Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.2 The Argo Directors, whose names are set out in Paragraph 2.2 below, accept responsibility for all information in this document, other than the information for which responsibility is taken pursuant to Paragraph 1.3 below. To the best of the knowledge and belief of the Argo Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

1.3 The Heritage Directors, whose names are set out in Paragraph 2.3 below, accept responsibility for all the information contained in this document relating to Heritage, the Heritage Group, the opinions of Heritage and the Heritage Group, the Heritage Directors and members of their immediate families, related trusts and any other persons whose interests in relevant securities (as defined below) a Heritage Director is taken to be interested in pursuant to Part 22 of the Companies Act 2006 and related regulations. To the best of the knowledge and belief of the Heritage Directors (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

2. Directors of Argo Acquisition, Argo and Heritage

2.1 The Argo Acquisition Directors and their respective positions are as follows:

Name	Position
Mark E. Watson III	Chairman
Andrew Carrier	Director

The registered office of Argo Acquisition is 20 Blackfriars Lane, London EC4V 6HD.

2.2 The Argo Directors and their respective positions are as follows:

Name	Position
Gary V. Woods	Chairman
F. Sedgwick Browne	Director
H. Berry Cash	Director
Bradley Cooper	Director
Hector De Leon	Director
David Hartoch	Director
Mural Josephson	Director
Frank Maresh	Director
Philip McLoughlin	Director
John R. Power, Jr.	Director
Fayez S. Sarofim	Director
Mark E. Watson III	President and Chief Executive Officer

The registered office of Argo is 110 Pitts Bay Road, Pembroke, HM08 Bermuda.

2.3 The Heritage Directors and their respective positions are as follows:

Name	Position
John Kavanaugh	Chairman
Richard Pexton	Chief Executive Officer
Nicholas Denniston	Chief Financial Officer
Barry Cook	Non-Executive Director
Miriam Greenwood	Non-Executive Director
James Hays	Non-Executive Director
Christopher Garth James	Non-Executive Director
Simon Shaw	Non-Executive Director

The registered office of Heritage is 3rd Floor, Knollys House, 47 Mark Lane, London EC3R 7QQ.

3. Market quotations

The following table shows the closing middle market quotations of Heritage Shares, as derived from the AIM Appendix to the Daily Official List on the following dates:

(a)	the first Business Day of each of the six months immediately before the date of this document;

(b)	4 December 2007, being the last Business Day before the commencement of the Offer Period; and

(c)	15 April 2008, being the latest practicable date prior to the posting of this document.

Date	Price per Heritage Share (pence)
1 October 2007	109.5
1 November 2007	117.0
3 December 2007	112.5
4 December 2007	109.5
2 January 2008	136.0
1 February 2008	116.5
3 March 2008	116.5
15 April 2008	151.5

4. Disclosure of interests and dealings in shares

Definitions

4.1 For the purposes of this Appendix IV:

(a)	“acting in concert” has the meaning attributed to it in the City Code;

(b)	“arrangement” includes any indemnity or option arrangements, and any agreement or understanding, formal or informal, of whatever nature, relating to relevant securities which may be an inducement to deal or refrain from dealing;

(c)	“associate” of any company means:

(i)	its parent (if any), subsidiaries and fellow subsidiaries, their associated companies, and companies of which any such parent, subsidiaries, fellow subsidiaries or associated companies are associated companies (for this purpose, ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of “associated company” status);

(ii)	its connected advisers (including connected advisers covered in (i) above) and persons controlling, controlled by or under the same control as such connected advisers;

(iii)	its directors and the directors of any company covered in (i) above (together in each case with any person whose interests in shares such directors are taken to be interested in pursuant to Part 22 of the Companies Act 2006);

(iv)	its pension funds or the pension funds of a company covered in (i) above;

(v)	any employee benefit trust of a company covered in (i) above;

(d)	“connected adviser” has the meaning attributed to it in the City Code;

(e)	“control” means an interest, or interests, in shares carrying in aggregate 30 per cent. or more of the voting rights attributable to the share capital of a company which are currently exercisable at a general meeting, irrespective of whether such interest, or interests give de facto control;

(f)	“dealing” or “dealt” includes the following:

(i)	the acquisition or disposal of relevant securities, of the right (whether conditional or absolute) to exercise or direct the exercise of voting rights attached to relevant securities, or of general control of relevant securities;

(ii)	the taking, granting, acquisition, disposal, entering into, closing out, termination, exercise (by either party) or variation of an option (including a traded option contract) in respect of any relevant securities;

(iii)	subscribing or agreeing to subscribe for relevant securities;

(iv)	the exercise or conversion, whether in respect of new or existing relevant securities, of any relevant securities carrying conversion or subscription rights;

(v)	the acquisition of, disposal of, entering into, closing out, exercise (by either party) of any rights under, or variation of, a derivative referenced, directly or indirectly, to relevant securities;

(vi)	entering into, terminating or varying the terms of any agreement to purchase or sell relevant securities; and

(vii)	any other action resulting, or which may result, in an increase or decrease in the number of relevant securities in which a person is interested or in respect of which he has a short position;

(g)	“derivative” includes any financial product whose value in whole or in part is determined directly or indirectly by reference to the price of an underlying security;

(h)	“disclosure date” means 15 April 2008, being the latest practicable date prior to the posting of this document;

(i)	“disclosure period” means the period commencing on 5 December 2006, being the date twelve months prior to the commencement of the Offer Period, and ending on the disclosure date;

(j)	“exempt principal trader” or “exempt fund manager” have the meanings attributed to them in the City Code;

(k)	being “interested” in relevant securities includes where a person has long economic exposure, whether absolute or conditional, to changes in the price of those relevant securities (and a person who only has a short position in relevant securities is not treated as interested in those relevant securities) and in particular being “interested” in relevant securities includes where a person:

(i)	owns relevant securities;

(ii)	has the right (whether conditional or absolute) to exercise or direct the exercise of the voting rights attaching to relevant securities or has general control of them;

(iii)	by virtue of any agreement to purchase, option or derivative, has the right or option to acquire relevant securities or call for their delivery or is under an obligation to take delivery of them, whether the right, option or obligation is conditional or absolute and whether it is in the money or otherwise; or

(iv)	is party to any derivative whose value is determined by reference to its price and which results, or may result, in his having a long position in it;

(l)	“paragraph 1 associate” means, in relation to a company, its parent, subsidiaries and fellow subsidiaries, their associated companies, and companies of which such parent, subsidiaries, fellow subsidiaries or associated companies are associated companies (for this purpose, ownership or control of 20 per cent. or more of the equity share capital of a company is regarded as the test of “associated company” status);

(m)	“relevant Argo Acquisition securities” means shares in Argo Acquisition (or derivatives referenced thereto) and securities convertible into, rights to subscribe for and options (including traded options) in respect thereof;

(n)	“relevant Argo securities” means shares in Argo (or derivatives referenced thereto) and securities convertible into, rights to subscribe for and options (including traded options) in respect thereof;

(o)	“relevant Heritage securities” means shares in Heritage (or derivatives referenced thereto) and securities convertible into, rights to subscribe for and options (including traded options) in respect thereof;

(p)	“relevant securities” means relevant Heritage securities, relevant Argo securities or relevant Argo Acquisition securities; and

(q)	“short position” means any short position (whether conditional or absolute and whether in the money or otherwise) including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery.

Interests in relevant Heritage securities

4.2 At the close of business on the disclosure date, the interests, rights to subscribe and short positions of the Heritage Directors (and any person whose interests in relevant Heritage securities a Heritage Director is taken to be interested in pursuant to Part 22 of the Companies Act 2006 and related regulations), all of which are beneficial unless otherwise stated, in relevant Heritage securities (excluding interests under the Heritage Share Schemes which are disclosed in Paragraph 4.3, below) were as follows:

Name	Number of Heritage Shares
John Kavanaugh	589,644
Richard Pexton	612,276
Nicholas Denniston	357,516
Barry Cook*	173,975
Miriam Greenwood	16,262
James Hays+	10,585,592
Christopher Garth James	50,954
Simon Shaw**	95,000

Note:

+	Included within James Hays’ interests are the interests of his connected persons being The Hays Group, Inc. (7,804,113 Heritage Shares); Waters Investments LLC (1,397,050 Heritage Shares); and Waters Investments II LLC (701,429 Heritage Shares).

*	Barry Cook is the representative of HCC, which is interested in 7,345,100 Heritage Shares.
**	Simon Shaw is the representative of EEA Fund Management Limited which is interested in 4,712,000 Heritage Shares.

4.3 As at the close of business on the disclosure date, the interests in, and rights to subscribe for, relevant Heritage securities of the Heritage Directors under the Heritage Share Schemes, all of which are beneficial, were as follows:

Name	Heritage Share Scheme	Date of Grant (dd/mm/yy)	Number of Heritage Shares under option	Exercise Price per share (Pence)
John Kavanaugh	2002 Approved Scheme	23/03/04	42,857	70
	2002 Unapproved Scheme	23/03/04	7,143	70
	2002 Unapproved Scheme	01/04/05	50,000	70

			100,000

Richard Pexton	2002 Approved Scheme	23/03/03	50,000	60
	2002 Unapproved Scheme	23/03/03	10,000	60
	2002 Unapproved Scheme	23/03/04	350,000	70
	2002 Unapproved Scheme	01/04/05	400,000	70
	2006 Unapproved Scheme	06/07/06	330,000	75

			1,140,000

Nicholas Denniston	2002 Approved Scheme	30/06/04	42,857	70
	2002 Unapproved Scheme	30/06/04	82,143	70
	2002 Unapproved Scheme	01/04/05	175,000	70
	2006 Unapproved Scheme	06/07/06	190,000	75

			490,000

4.4 As at the close of business on the disclosure date, the interests of any connected adviser to Heritage or to a paragraph 1 associate of Heritage or to a person acting in concert with Heritage or of any person controlling, controlled by or under the same control as any such connected adviser of Heritage (except an exempt principal trader or an exempt fund manager) were as follows:

Richard Hines is the beneficial owner of 19,000 Heritage Shares registered in the name of Pershing Keen Nominees Limited. Richard Hines is a director and principal shareholder in Hines Associates, Heritage’s joint financial adviser.

KBC Peel Hunt, Heritage’s joint financial adviser, has warrants to subscribe for 5,000,000 Heritage Shares at 75 pence per share. The terms of this warrant are constituted by an instrument, dated 3 July 2006, and are summarised in Paragraph 5.2 below.

4.5 The following dealings in relevant Heritage securities by Argo Acquisition and any other person acting in concert with Argo Acquisition have taken place during the disclosure period:

Date	Nature of Transaction	Number of Heritage Shares	Price per Heritage Share (pence)
2 April 2008	Acquisition of Heritage Shares	7,285,072	154
2 April 2008	Acquisition of Heritage Shares	60,000	153
3 April 2008	Acquisition of Heritage Shares	346,631	154

4.6 As at the close of business on the disclosure date, Argo Acquisition held 7,691,703 Heritage Shares.

4.7 As at the close of business on the disclosure date, Argo Acquisition had an interest in those relevant Heritage securities subject to an irrevocable undertaking, details of which are set out at Paragraph 8 of this Appendix IV.

4.8 As at the close of business on the disclosure date, save as disclosed in this Paragraph 4:

(a)	except as set out in Paragraphs 4.5, 4.6 and 4.7 above, neither Argo nor Argo Acquisition had any interest in or right to subscribe for, nor had any short position in relation to, any relevant Heritage securities, nor had either of them dealt in any relevant Heritage securities during the disclosure period;

(b)	none of the Argo Acquisition Directors nor the Argo Directors nor the directors of any other member of the Argo Group (including any members of such directors’ respective immediate families, related trusts or any other persons whose interests in relevant Heritage securities an Argo Acquisition Director or an Argo Director or any other such director is taken to be interested in pursuant to Part 22 of the Companies Act 2006 and related regulations) had an interest in or a right to subscribe for, or had any short position in relation to, any relevant Heritage securities, nor had any such person dealt in any relevant Heritage securities during the disclosure period;

(c)	no person acting in concert with Argo Acquisition had an interest in or a right to subscribe for, or had any short position in relation to, any relevant Heritage securities, nor had any such person dealt in any relevant Heritage securities during the disclosure period;

(d)	no person with whom Argo Acquisition or any person acting in concert with Argo Acquisition has any arrangement had an interest in or a right to subscribe for, or had any short position in relation to, any relevant Heritage securities, nor had any such person dealt in any relevant Heritage securities during the disclosure period;

(e)	none of the Heritage Directors (including any members of such directors’ respective immediate families, related trusts or any other persons whose interests in relevant Heritage securities a Heritage Director is taken to be interested in pursuant to Part 22 of the Companies Act 2006 and related regulations) had any interest in or a right to subscribe for, or had any short position in relation to, any relevant Heritage securities nor had any such person dealt in any relevant Heritage securities during the period between the start of the Offer Period and the disclosure date;

(f)	no paragraph 1 associate of Heritage had any interest in or right to subscribe for, or had any short position in relation to, any relevant Heritage securities, nor had any such person dealt in any relevant Heritage securities during the period between the start of the Offer Period and the disclosure date;

(g)	no pension fund of Heritage or of a paragraph 1 associate of Heritage had any interest in or right to subscribe for, or had any short position in relation to, any relevant Heritage securities, nor had any such person dealt in any relevant Heritage securities during the period between the start of the Offer Period and the disclosure date;

(h)	no employee benefit trust of Heritage or of a paragraph 1 associate of Heritage had any interest in or right to subscribe for, or had any short position in relation to, any relevant Heritage securities, nor had any such person dealt in any relevant Heritage securities during the period between the start of the Offer Period and the disclosure date;

(i)	no connected adviser to Heritage or to a paragraph 1 associate of Heritage or to a person acting in concert with Heritage, nor any person controlling, controlled by or under the same control as any such connected adviser (except for an exempt principal trader or exempt fund manager) had any interest in or a right to subscribe for, or had any short positions in relation to, any relevant Heritage securities nor had any such person dealt in any relevant Heritage securities during the period between the start of the Offer Period and the disclosure date;

(j)	save as described in Paragraphs 4.5, 4.6 and 4.7 of this Appendix IV, no person who has an arrangement with Heritage or with a paragraph 1 associate of Heritage had any interest in or right to subscribe for, or had any short position in relation to, any relevant Heritage securities, nor had any such person dealt in any relevant Heritage securities during the period between the start of the Offer Period and the disclosure date;

(k)	neither Heritage nor any of the Heritage Directors (including any members of such directors’ respective immediate families, related trusts or any other persons whose interests in relevant Argo securities or relevant Argo Acquisition securities a Heritage Director is taken to be interested in pursuant to Part 22 of the Companies Act 2006 and related regulations) had any interest in or right to subscribe for, or had any short position in relation to, any relevant Argo securities or any relevant Argo Acquisition securities, nor had any such person dealt in any relevant Argo securities or any relevant Argo Acquisition securities during the period between the start of the Offer Period and the disclosure date;

(l)	neither Heritage nor any person acting in concert with Heritage had borrowed or lent any relevant Heritage securities, save for any borrowed shares which have either been on-lent or sold;

(m)	neither Argo Acquisition, nor Argo nor any person acting in concert with Argo Acquisition had borrowed or lent any relevant Heritage securities, save for any borrowed shares which have either been on-lent or sold;

(n)	there were no arrangements which existed between Heritage or any associate of Heritage and any other person; and

(o)	save for the irrevocable undertakings (details of which are set out in Paragraph 8 of this Appendix IV), there were no arrangements which existed between Argo, Argo Acquisition or any person acting in concert with Argo or Argo Acquisition, and any other person.

4.9 Heritage has not redeemed or purchased any relevant Heritage securities during the disclosure period.

4.10 Richard Pexton and Nicholas Denniston have undertaken that, subject to the Offer becoming or being declared wholly unconditional and Argo offering a proposal to the holders of options under the 2006 Unapproved Share Option Scheme under which such holders would have the opportunity upon exercise of their options under such scheme ultimately to acquire Argo Shares, they will accept such a proposal provided that the terms of such proposal allow the relevant option holder to acquire such number of Argo Shares as have an aggregate market value, on the date on which the Offer becomes or is declared wholly unconditional, equal to the number of Heritage Shares subject to the relevant option under the 2006 Unapproved Share Option Scheme multiplied by the Offer Price.

5. Material contracts

The Argo Group

5.1 The following, along with the Inducement Fee Agreement described in Paragraph 6 of Part II of this document, are the only contracts which have been entered into by any member of the Argo Group otherwise than in the ordinary course of business since 5 December 2005 (the date two years prior to the commencement of the Offer Period) which are or may be material:

(a)	Agreement and Plan of Merger

An Agreement and Plan of Merger (“Merger Agreement”) dated 14 March 2007, as amended and restated on 8 June 2007, between PXRE Group Ltd. (now Argo Group International Holdings, Ltd.), PXMS, Inc. and Argonaut Group, Inc. pursuant to which Argonaut Group, Inc. and PXMS, Inc. merged, with the surviving entity being called Argonaut Group, Inc. Under the Merger Agreement:

•	the By-laws of PXMS, Inc. became the By-laws of the surviving corporation;

•

Argonaut Group, Inc.’s shareholders received rights to a percentage of PXRE Group Ltd. shares (based on a formula incorporating contingent events) in exchange for Argonaut Group, Inc shares (PXRE Group Ltd. being the 100% shareholder of PXMS, Inc.);

•	PXRE Group Ltd. shares were reduced by way of a 10 to 1 reverse stock split but remained at a par value of $1; and

•	each PXMS Inc. share held by PXRE Group Ltd. was converted into one new share in the surviving corporation.

As part of the transaction the vesting of the stock options and restricted stock of six executive officers of Argonaut Group, Inc. was accelerated. Each of those executive officers in turn entered into lock-up agreements with Argonaut Group, Inc. restricting disposition of an agreed-upon number of their resulting vested shares for a period of time equivalent to the accelerated vesting period.

The Merger Agreement is governed by and construed in accordance with the laws of the State of Delaware.

(b)	Credit Agreement

A Credit Agreement (the “Credit Agreement”) dated 6 March 2006 between Argonaut Group, Inc., JP Morgan Chase Bank, N.A. as Administrative Agent, Wachovia Bank, N.A. as Syndication Agent and J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger, in the amount of $75,000,000. The terms of the Credit Agreement allow Argonaut Group, Inc. to enter into a revolving facility of either Alternative Base Rate (“ABR”) loans or Eurodollar loans, in multiples of $1,000,000 with a minimum of $1,000,000. During the term of availability of the commitments, commencing on the effective date of the contract and ending on 15 March 2009, the lenders agree to provide revolving loan facilities to Argonaut Group, Inc. so long as the borrowing conditions are met and on the terms and interest rate as set forth in the Credit Agreement.

The interest rate on borrowings under the Credit Agreement is determined using the one-month LIBOR (rounded up to the nearest 1/16th of one percent) plus the Applicable Margin, based on the Argonaut Group’s Leverage Ratio, (each as defined in the Credit Agreement). The interest rate is reset periodically in accordance with the terms of the Credit Agreement. Borrowings by Argonaut Group Inc under the Credit Agreement may be used for general corporate purposes, including working capital and permitted acquisitions. Argonaut Group, Inc. is permitted to make prepayments on the revolving facilities, and agrees to the offering of collateral of its assets and that of its subsidiaries.

Argonaut Group, Inc. is subject to negative covenants which limit it, amongst other things, to a maximum indebtedness under trust preferred securities of not greater than $144,334,000, indebtedness, including permitted purchase money indebtedness of $1,000,000, and any other indebtedness not exceeding $5,000,000. Additionally, customary restrictions on business limitations, fundamental changes, including merger and consolidation, apply and non-permitted asset dispositions are also prohibited under the Credit Agreement.

The Credit Agreement is governed by and construed in accordance with the laws of the State of New York.

On 25 May 2007, the parties entered into Amendment No. 1 to the Credit Agreement in order to permit Argonaut Group, Inc. to merge with PMXS, Inc. and pay dividends on its common stock. On December 28, 2007, Amendment No. 2 was entered into to affirm the merger of Argonaut Group, Inc. and PXMS, Inc. The merger was effective on 31 December 2007. On 27 March 2008, as modified on 31 March 2008, the parties entered into Amendment No. 3 and Waiver to Credit Agreement which permitted certain intercompany loans for the purpose of funding the Offer.

The Heritage Group

5.2 The following, along with the Inducement Fee Agreement described in Paragraph 6 of Part II of this document, are the only contracts which have been entered into by any member of the Heritage Group otherwise than in the ordinary course of business since 5 December 2005 (the date two years prior to the commencement of the Offer Period) which are or may be material:

(a)	EUR 12,000,000 Floating Rate Notes due 2035

(i)	Pursuant to a note purchase agreement, dated 6 September 2005, between Heritage (1) and Dekania Europe CDP I plc (2), Heritage issued to HSBC Global Custody Nominee (UK) Limited, as nominee for HSBC, on 7 September 2005 EUR 12,000,000 Floating Rate Notes due 2035 (the “Dekania I Notes”) as amended on 15 April 2006 and 27 June 2006.

(ii)	The Dekania I Notes bear interest from (and including) 15 December 2005. The first interest payment date was 22 May 2006. Thereafter, interest is payable quarterly in arrears on each date (each an “Interest Payment Date”) which falls three months after the preceding Interest Payment Date.

(iii)	Interest payable on the Dekania I Notes is at a variable rate of interest, determined by Dekania Europe CDP I plc or Heritage in accordance with the provisions of the conditions to the note purchase agreement, equal to a rate for three month deposits in Euro as appears on Telerate Page 248 (the “Screen Rate”), plus a margin of 4.0 per cent. per annum.

(iv)	Heritage will redeem the Dekania I Notes at their principal amount on the Interest Payment Date falling in September 2035. Prior to that date Heritage may:

A) redeem all the Dekania I Notes for taxation reasons, if on the next Interest Payment Date Heritage would be required to pay additional amounts in respect of taxation and the requirement cannot be avoided by Heritage taking reasonable measures available to it; or

B) redeem at its option, all or some only of the Dekania I Notes on the Interest Payment Date falling in September 2010 or on any following Interest Payment Date provided notice is given to the noteholders; or

C) at any time purchase the Dekania I Notes in any manner and at any price provided that if purchases are made by tender, tenders must be available to all noteholders alike.

(v)	The Dekania I Notes are direct and (subject to certain provisions as provided in the conditions to the note purchase agreement) unsecured obligations of Heritage and rank pari passu without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of Heritage, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights.

(b)	KBC Peel Hunt Loan Notes

On 3 July 2006, Heritage executed a deed poll to create and authorise the issue of a maximum aggregate principal amount of £7,500,000 floating rate subordinated unsecured loan notes 2008. On that date, the loan notes were issued to KBC Peel Hunt. Unless previously redeemed or purchased, Heritage was required to redeem these loan notes at par together with accrued but unpaid interest on 30 June 2008. The loan notes ranked junior to the floating rate notes issued by Heritage and Heritage’s then existing bank overdraft facilities but in priority to the rights of other creditors of Heritage. All of these loan notes were repaid by Heritage on 22 November 2006.

(c)	KBC Peel Hunt Warrants

On 3 July 2006, Heritage executed a warrant instrument (the “KBC Peel Hunt Warrant Instrument”), under which Heritage created 5,000,000 warrants to subscribe for Heritage Shares at 75 pence per share. The subscription rights are exerciseable on any business day between 1 August 2006 and 30 June 2009. The subscription rights are subject to adjustment in the event of certain corporate actions by Heritage described in the warrant instrument, if the auditors of Heritage report that adjustments are necessary for the purposes of ensuring that the effective commercial value of the subscription rights are not reduced as a result of such corporate actions.

(d)	July 2006 Placing Agreement

Under a placing agreement, dated 18 July 2006, between Heritage (1); each of the directors of Heritage at that time (the “2006 Heritage Directors”) (2); and KBC Peel Hunt (3):

(i)	KBC Peel Hunt agreed:

(A)	to act as Heritage’s nominated adviser for the purpose of the AIM Rules in relation to Heritage’s admission to AIM (“Admission”), a placing (the “Placing”) and an offer for subscription (the “Offer for Subscription”) (together the “AIM Flotation”);

(B)	to act as Heritage’s broker for the purposes of the AIM Rules in relation to the AIM Flotation; and

(C)	to use reasonable endeavours to procure subscribers for 20,000,000 new Heritage Shares at a price of 75 pence per share (the “Placing Price”);

(ii)	Heritage agreed to pay the costs of the AIM Flotation and gave KBC Peel Hunt certain warranties relating to the Heritage Group and an indemnity to KBC Peel Hunt and its affiliates in respect of certain liabilities and claims that may arise or be made against them in connection with the AIM Flotation;

(iii)	each 2006 Heritage Director gave KBC Peel Hunt certain warranties relating to the Heritage Group and himself;

(iv)	each 2006 Heritage Director gave a lock-in undertaking under which, subject to certain exceptions, each 2006 Heritage Director agreed not to dispose of the Heritage Shares held by him (or under his control) before the first anniversary of Admission;

(v)	each 2006 Heritage Director gave an orderly marketing undertaking under which, subject to the same exceptions, each 2006 Heritage Director agreed not to dispose of Heritage Shares between the first and second anniversaries of Admission, and then at any time afterwards (for so long as KBC Peel Hunt remains nominated adviser or broker to Heritage for the purposes of the AIM Rules), in each case, other than through KBC Peel Hunt; and

(vi)	Heritage agreed to pay a fee to KBC Peel Hunt and agreed to pay total commissions to KBC Peel Hunt equal to four per cent of the aggregate value, at the Placing Price, of all new Heritage Shares subscribed under the Placing by persons other than the 2006 Heritage Directors, certain senior employees of the Heritage Group and persons procured by them who subscribed for new Heritage Shares in the Placing and two per cent of the aggregate value, at the Placing Price, of all new Heritage Shares subscribed for under the Offer for Subscription.

(e)	EUR 10,500,000 Floating Rate Notes due 2036

(i)	Pursuant to a note purchase agreement, dated 31 October 2006, between Heritage (1) and Dekania Europe CDO II plc (2), Heritage issued to HSBC Global Custody Nominee (UK) Limited, as nominee for HSBC, on 2 November 2006 EUR 10,500,000 Floating Rate Notes due 2036 (the “Dekania II Notes”).

(ii)	The Dekania II Notes bear interest from (and including) 1 November 2006. The first interest payment date was 22 November 2006. Thereafter, interest is payable quarterly in arrears on each date (each an “Interest Payment Date”) which falls three months after the preceding Interest Payment Date.

(iii)	Interest payable on the Dekania II Notes is at a variable rate of interest, determined by Dekania Europe CDO II plc or Heritage in accordance with the provisions of the conditions to the note purchase agreement, equal to a rate for three month deposits in Euro as appears on Telerate Page 248, plus a margin of 4.0 per cent. per annum.

(iv)	Heritage will redeem the Dekania II Notes at their principal amount on the Interest Payment Date falling in November 2036. Prior to that date Heritage may:

A) redeem all the Dekania II Notes for taxation reasons, if on the next Interest Payment Date Heritage would be required to pay additional amounts in respect of taxation and the requirement cannot be avoided by Heritage taking reasonable measures available to it; or

B) redeem at its option, all or some only of the Dekania II Notes on the Interest Payment Date falling in November 2011 or on any following Interest Payment Date provided notice is given to the noteholders; or

C) at any time purchase the Dekania II Notes in any manner and at any price provided that if purchases are made by tender, tenders must be available to all noteholders alike.

(v)	The Dekania II Notes are direct and (subject to certain provisions as provided in the conditions to the note purchase agreement) unsecured obligations of Heritage and rank pari passu without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of Heritage, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights.

(f)	US$ 10,000,000 Floating Rate Notes due 2036

(i)	Pursuant to a note purchase agreement, dated 2 November 2006, between Heritage (1) and Alesco Preferred Funding XI, Ltd. (2), Heritage issued to Embassy and Co., on behalf of Alesco Preferred Funding XI, Ltd., on 2 November 2006 US$ 10,000,000 Floating Rate Notes due 2036 (the “Dekania III Notes”).

(ii)	The Dekania III Notes bear interest from (and including) 1 November 2006. The first interest payment date was 15 January 2007. Thereafter, interest is payable semi-annually in arrear on 15 January and 15 July of each year (each an “Interest Payment Date”).

(iii)	Interest payable on the Dekania III Notes is at a variable rate of interest, determined by Alesco Preferred Funding XI, Ltd. or Heritage in accordance with the provisions of the conditions to the note purchase agreement, equal to a rate for six month deposits in U.S. Dollars as appears on Telerate Page 3750, plus a margin of 4.0 per cent. per annum.

(iv)	Heritage will redeem the Dekania III Notes at their principal amount on the Interest Payment Date falling in January 2036. Prior to that date Heritage may:

A) redeem all the Dekania III Notes for taxation reasons, if on the next Interest Payment Date Heritage would be required to pay additional amounts in respect of taxation and the requirement cannot be avoided by Heritage taking reasonable measures available to it; or

B) redeem at its option, all or some only of the Dekania III Notes on the Interest Payment Date falling in January 2011 or on any following Interest Payment Date provided notice is given to the noteholders; or

C) at any time purchase the Dekania III Notes in any manner and at any price provided that if purchases are made by tender, tenders must be available to all noteholders alike.

(v)	The Dekania III Notes are direct and (subject to certain provisions as provided in the conditions to the note purchase agreement) unsecured obligations of Heritage and rank pari passu without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of Heritage, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights.

(g)	November 2006 Placing Agreement

Under a placing agreement, dated 24 November 2006, between Heritage (1); and KBC Peel Hunt (2), KBC Peel Hunt agreed to use reasonable endeavours to procure subscribers for 16,000,000 new Heritage Shares at a price of 91 pence per share (the “2006 Placing Price”). Under the agreement, Heritage agreed to pay the costs of the placing and gave KBC Peel Hunt certain warranties relating to the Heritage Group and an indemnity to KBC Peel Hunt and its affiliates in respect of certain liabilities and claims that may arise or be made against them in connection with the placing. Heritage also agreed to pay total commissions to KBC Peel Hunt equal to four per cent. of the aggregate value, at the 2006 Placing Price, of all the Heritage Shares subscribed under the placing.

(h)	EUR 12,000,000 Floating Rate Notes due 2037

(i)	Pursuant to a note purchase agreement, dated 8 June 2007, between Heritage (1) and Dekania Europe CDO III plc (2), Heritage issued to HSBC Global Custody Nominee (UK) Limited, as nominee for HSBC, on 8 June 2007 EUR 12,000,000 Floating Rate Notes due 2037 (the “Dekania IV Notes”).

(ii)	The Dekania IV Notes bear interest from (and including) 15 June 2007. The first interest payment date was 15 September 2007. Thereafter, interest is payable quarterly in arrears on 15 March, 15 June, 15 September and 15 December of each year (each an “Interest Payment Date”).

(iii)	Interest payable on the Dekania IV Notes is at a variable rate of interest, determined by Dekania Europe CDO III plc or Heritage in accordance with the provisions of the conditions to the note purchase agreement, equal to a rate for three month deposits in Euro as appears on Reuters services EURIBOR01, plus a margin of 3.90 per cent. per annum.

(iv)	Heritage will redeem the Dekania IV Notes at their principal amount on the Interest Payment Date falling in September 2037. Prior to that date Heritage may:

A) redeem all the Dekania IV Notes for taxation reasons, if on the next Interest Payment Date Heritage would be required to pay additional amounts in respect of taxation and the requirement cannot be avoided by Heritage taking reasonable measures available to it; or

B) redeem at its option, all or some only of the Dekania IV Notes on the Interest Payment Date falling in June 2012 or on any following Interest Payment Date provided notice is given to the noteholders; or

C) at any time purchase the Dekania IV Notes in any manner and at any price provided that if purchases are made by tender, tenders must be available to all noteholders alike.

(v)

The Dekania IV Notes are direct and (subject to certain provisions as provided in the conditions to the note purchase agreement) unsecured obligations of Heritage and rank pari passu without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of Heritage, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights.

(i)	EUR 1,500,000 Floating Rate Notes due 2037

(i)	Pursuant to a note purchase agreement, dated 8 June 2007, between Heritage (1) and Dekania Europe CDO II plc (2), Heritage issued to HSBC Global Custody Nominee (UK) Limited as nominee for HSBC on 8 June 2007 EUR 1,500,000 Floating Rate Notes due 2037 (the “Dekania V Notes”).

(ii)	The Dekania V Notes bear interest from (and including) 15 June 2007. The first interest payment date was 15 September 2007. Thereafter, interest is payable quarterly in arrears on 15 March, 15 June, 15 September and 15 December of each year (each an “Interest Payment Date”).

(iii)	Interest payable on the Dekania V Notes is at a variable rate of interest, determined by Dekania Europe CDO II plc or Heritage in accordance with the provisions of the conditions to the note purchase agreement, equal to a rate for three month deposits in Euro as appears on Reuters service EURIBOR01, plus a margin of 3.90 per cent. per annum.

(iv)	Heritage will redeem the Dekania V Notes at their principal amount on the Interest Payment Date falling in September 2037. Prior to that date Heritage may:

A) redeem all the Dekania V Notes for taxation reasons, if on the next Interest Payment Date Heritage would be required to pay additional amounts in respect of taxation and the requirement cannot be avoided by Heritage taking reasonable measures available to it; or

B) redeem at its option, all or some only of the Dekania V Notes on the Interest Payment Date falling in June 2012 or on any following Interest Payment Date provided notice is given to the noteholders; or

C) at any time purchase the Dekania V Notes in any manner and at any price provided that if purchases are made by tender, tenders must be available to all noteholders alike.

(v)	The Dekania V Notes are direct and (subject to certain provisions as provided in the conditions to the note purchase agreement ) unsecured obligations of Heritage and rank pari passu without any preference among themselves, with all other outstanding unsecured and unsubordinated obligations of Heritage, present and future, but, in the event of insolvency, only to the extent permitted by applicable laws relating to creditors’ rights.

(j)	Merger of Syndicates 1200 and 3245

A proposal, dated 21 June 2007, was sent by HMA to the members of, and the members’ agents pooling arrangement managers with participations on, the 2007 underwriting year of account of syndicates 1200 and 3245 and to all supporting members’ agents and corporate advisers. The proposal set out details of the proposed merger of syndicates 1200 and 3245. The proposal also gave notice to both members of syndicate 1200 and to members of syndicate 3245 of extraordinary general meetings of both of those syndicates for the purpose of considering and if thought fit passing a resolution approving the proposed merger of syndicates 1200 and 3245 into the Heritage Syndicate 1200 for, and with the effect from the commencement of, the 2008 year of account. These meetings were held on 23 July 2007 following which Lloyd’s approved the merger of syndicates 1200 and 3245 into syndicate 1200 with effect from the 2008 year of account.

(k)	Agency Agreement

Under an agency agreement, dated 9 October 2007, between Heritage (1); Citibank N.A. (2); and Citigroup Global Markets Deutschland AG & Co. KGaA (3), Heritage has agreed to appoint Citibank N.A. as fiscal agent principal paying agent, calculation party and transfer agent and Citigroup Global Markets Deutschland AG & Co. KGaA as registrar in relation to all Floating Rate Notes issued by Heritage.

(l)	November 2007 Placing Agreement

Under a placing agreement, dated 22 November 2007, between Heritage (1); and KBC Peel Hunt (2), KBC Peel Hunt agreed to use reasonable endeavours to procure subscribers for 2,757,274 new Heritage Shares at a price of 110 pence per share (the “2007 Placing Price”). Under the agreement, Heritage agreed to pay the costs of the placing and gave KBC Peel Hunt certain warranties relating to the Heritage Group and an indemnity to KBC Peel Hunt and its affiliates in respect of certain liabilities and claims that may arise or be made against them in connection with the placing. Heritage also agreed to pay total commissions to KBC Peel Hunt equal to four per cent. of the aggregate value, at the 2007 Placing Price, of all the Heritage Shares subscribed under the placing by persons other than the Heritage Directors, The Hays Group, Inc. or HCC (collectively “the Heritage Introduced Placees”) and one per cent. of the aggregate value, at the 2007 Placing Price, of all the Heritage Shares subscribed under the placing by the Heritage Introduced Placees.

6. Directors’ Service Contracts

6.1 Heritage Executive Directors

The key terms of the existing service agreements of the executive Heritage Directors are as follows:

(a)	Richard Pexton

Richard Pexton entered into a service agreement, dated 5 April 2004, with HGSL, a subsidiary of Heritage, (although his continuous employment dates from 1 December 2002), the terms of which continue until terminated by either party giving to the other not less than twelve months’ notice. His service agreement provides that in, the event of a change of control of Heritage his service agreement may be terminated on 24 months’ notice by either HGSL or Richard Pexton within a period of 180 days of such event occurring.

Richard Pexton is currently Chief Executive Officer of Heritage.

Under the service agreement he is entitled, amongst other things, to receive a salary which is reviewable annually. With effect from January 2008 and for future years, the remuneration committee of Heritage decided that the annual salary review of all employees of the Heritage Group, including the executive and non-executive Heritage Directors, would take place in March as opposed to January, and, for 2008 only, any increase in salary would be backdated to 1 January 2008. Accordingly, under a letter dated 26 March 2008 Richard Pexton’s salary increased from £330,000 to £342,500 per annum with effect from 1 April 2008 and he received a payment of £3,125 representing his salary increase as from 1 January 2008. Richard Pexton is also entitled to be considered for an annual bonus at Heritage’s discretion. In respect of the financial year ended 31 December 2007, Richard Pexton was entitled to a bonus of £630,130.

Richard Pexton is entitled to receive certain benefits pursuant to his service agreement including: (i) 30 days’ annual leave plus bank and public holidays in each calendar year; (ii) a contribution of a sum equal to not less than 20 per cent of his salary to the Scottish Widows Heritage Group Personal Pension; (iii) Heritage Group employees’ dependents’ pension of 44.4% of salary; (iv) his salary for any period of incapacity of up to a total of 26 weeks in any 52 week period and thereafter, subject to the scheme rules, permanent health insurance of 75% of his salary; (v) permanent life assurance equal to 4 times his salary; (vi) private medical insurance for him, his spouse and children, to include travel insurance; and (vii) critical illness insurance of 2 times his salary, subject to the scheme rules.

(b)	Nick Denniston

Nick Denniston entered into a service agreement with HGSL which became effective on 1 June 2004, the terms of which continue until terminated by either party giving to the other not less than six months’ notice. His service agreement provides that in, the event of a change of control of Heritage his service agreement may be terminated on 12 months’ notice by either HGSL or Nick Denniston within a period of 180 days of such event occurring.

Nick Denniston is currently Chief Financial Officer of Heritage.

Under the service agreement he is entitled, amongst other things, to receive a salary (which with effect from January 2008 is reviewable in March each year) which under a letter dated 8 January 2008 increased from £190,000 to £225,000 per annum with effect from 1 January 2008. Nick Denniston is also entitled to be considered for an annual bonus at Heritage’s discretion. In respect of the financial year ended 31 December 2007, Nick Denniston was entitled to a bonus of £296,588.

Nick Denniston is entitled to receive certain benefits pursuant to his service agreement including: (i) 30 days’ annual leave plus bank and public holidays in each calendar year; (ii) a contribution of a sum equal to not less than 15 per cent of his salary to the Scottish Widows Heritage Group Personal Pension; (iii) Heritage Group employees’

dependents’ pension of 44.4% of salary; (iv) his salary for any period of incapacity of up to a total of 26 weeks in any 52 week period and thereafter, subject to the scheme rules, permanent health insurance of 75% of his salary; (v) permanent life assurance equal to 4 times his salary; (vi) private medical insurance for him, his spouse and children, to include travel insurance; and (vii) critical illness insurance of 2 times his salary, subject to the scheme rules.

6.2 Non-Executive Directors

The key terms of the letters of appointment of the non-executive Heritage Directors are as follows:

(a)	John Kavanaugh

John Kavanaugh has letters of appointment with Heritage dated 23 July 2003 (relating to Heritage) and 27 June 2003 (relating to HMA) in respect of his role as a non-executive Director and Chairman of Heritage and of HMA respectively. It is a term of these letters of appointment that such appointments are terminable upon three months’ notice by either party. John Kavanaugh is entitled to a director’s fee which, under a letter dated 2 April 2008, increased from £100,000 to £104,000 per annum with effect from 1 January 2008 in respect of his appointments to the board of Heritage and to the board of HMA.

(b)	James Hays

James Hays has a letter of appointment with Heritage, dated 19 December 2005, in respect of his role as a non-executive Director of Heritage. It is a term of this letter of appointment that such appointment is terminable upon not less than one months’ notice in writing by either party. James Hays is entitled to a director’s fee which, under a letter dated 2 April 2008, increased from £25,000 to £26,000 per annum with effect from 1 January 2008.

(c)	Christopher Garth James

Christopher Garth James has letters of appointment with Heritage, dated 30 November 2004 (relating to Heritage) and 3 February 2006 (relating to HMA), in respect of his role as a non-executive Director of Heritage and of HMA. It is a term of these letters of appointment that such appointments are terminable upon not less than one months’ notice in writing by either party. Christopher Garth James is entitled to a director’s fee which, under a letter dated 2 April 2008, increased from £49,000 to £50,960 per annum with effect from 1 January 2008.

(d)	Simon Shaw

Simon Shaw has a letter of appointment with Heritage, dated 2 February 2005, in respect of his role as a non-executive Director of Heritage. It is a term of this letter of appointment that such appointment is terminable upon not less than one months’ notice in writing by either party. Simon Shaw is entitled to a director’s fee which, under a letter dated 2 April 2008, increased from £31,000 to £32,240 per annum with effect from 1 January 2008.

(e)	Barry Cook

Barry Cook has a letter of appointment with Heritage, dated 19 December 2005, in respect of his role as a non-executive Director of Heritage. It is a term of this letter of appointment that such appointment is terminable upon not less than one months’ notice in writing by either party. Barry Cook is entitled to a director’s fee which, under a letter dated 2 April 2008, increased from £25,000 to £26,000 per annum with effect from 1 January 2008.

(f)	Miriam Greenwood

Miriam Greenwood has a letter of appointment with Heritage, dated 8 November 2006, in respect of her role as a non-executive Director of Heritage. It is a term of this letter of appointment that such appointment is terminable upon not less than one months’ notice in writing by either party. Miriam Greenwood is entitled to a director’s fee which, under a letter dated 2 April 2008, increased from £31,000 to £32,240 per annum with effect from 1 January 2008. Her fees are paid to Brewin Dolphin Securities Limited.

6.3 Save as disclosed in Paragraphs 6.1 and 6.2:

(a)	there are no service contracts in force between any Heritage Director or proposed director of Heritage or any of its subsidiaries;

(b)	no such service contracts were entered into during the six months preceding the date of this document, nor have any amendments been made to any such service contract during that period.

6.4 As permitted under section 234 of the Companies Act 2006 and Heritage’s articles of association, all of the Heritage Directors entered into deeds of indemnity with Heritage, dated 4 January 2008, pursuant to which Heritage agreed to indemnify and keep indemnified each Heritage Director against certain permitted liabilities that may be incurred by such director in the exercise of his or her duties as a director or officer of Heritage or a company within the Heritage Group. Each deed of indemnity is a qualifying third party indemnity provision for the purposes of section 234 of the Companies Act 2006.

6.5 All of the non-executive Heritage Directors have agreed, if required by Argo Acquisition, to resign from the Board of Heritage upon the Offer becoming or being declared unconditional in all respects and they will be paid in full in respect of their notice periods.

7. Bases of calculations and sources of information

7.1 The value attributed to the entire issued ordinary share capital of Heritage is based upon the 77,693,974 Heritage Shares in issue as at the date of this document.

7.2 The value attributed to the fully diluted ordinary share capital of Heritage is based upon the 77,693,974 Heritage Shares in issue at the date of this document and no more than 5,772,172 Heritage Shares that may be issued on exercise of options under the Heritage Share Schemes and 5,000,000 Heritage Shares that may be issued upon exercise of the Heritage Warrants.

7.3 Unless otherwise stated, the financial information concerning Heritage has been extracted from the audited annual report and accounts for Heritage for the year ended 31 December 2007 which was sent to Heritage shareholders on 27 March 2008.

7.4 Heritage Share prices have been derived from the AIM Appendix to the Daily Official List and represent the Closing Prices on the relevant date.

7.5 All references to a percentage of issued Heritage Shares are based on the number of Heritage Shares in issue as set out in Paragraph 7.1 above.

8. Irrevocable undertakings to accept the Offer

Argo Acquisition has received the following irrevocable undertakings to accept the Offer:

Name	Number of Heritage Shares	Number of Options over Heritage Shares
Heritage Directors
John Lawrence Kavanaugh	589,644	100,000
Richard Anthony Pexton	612,276	1,140,000
Nicholas Geoffrey Alastair Denniston	357,516	490,000
Barry John Cook	173,975	NIL
Miriam Valerie Greenwood	16,262	NIL

James Charles Hays	683,000	NIL
Christopher Garth James	50,954	NIL
Simon Andrew Shaw	95,000	NIL
Other Heritage Shareholders
AXA Framlington Investment Management Limited	10,064,274	NIL
Gartmore Investment Limited	7,761,198	NIL
Jupiter Asset Management Limited	7,383,091	NIL
EEA Fund Management Ltd	4,712,000	NIL
The Hays Group, Inc.	7,804,113	NIL
Waters Investments LLC	1,397,050	NIL
Waters Investments II LLC	701,429	NIL
HCC	7,345,100	NIL

8.1. The irrevocable undertakings given by the Heritage Directors:

(a)	also extend to Heritage Shares issued to the relevant Heritage Director on the exercise of options under the Heritage Share Schemes (but, for these purposes, excluding any shares to be acquired under a HM Revenue & Customs approved employee share scheme) following the Offer becoming or being declared unconditional in all respects or otherwise in accordance with the rules of the relevant Heritage Share Scheme;

(b)	require the relevant Heritage Director, if so directed by Argo Acquisition, to transfer to Argo Acquisition (or as it may direct), all Heritage Shares held by that Heritage Director, in consideration for the payment in cash of an amount per share equal to the Offer Price; and

(c)	will remain binding in the event of any competing offer being made for Heritage.

8.2. All the irrevocable undertakings will cease to be binding immediately upon the Offer lapsing or being withdrawn.

8.3. The irrevocable undertakings given by the other Heritage Shareholders will also cease to be binding: (a) if a Competing Offer is made which values the Heritage Shares at a price per share being at least 10 per cent. higher than 160 pence (being an amount equal to the aggregate of the Offer Price plus the Final Dividend) as at the date on which such third party offer is announced; or (b) after such time as an acceptor would be entitled to withdraw his acceptance of the Offer pursuant to Rule 34 of the City Code, provided that a Competing Offer which values the Heritage Shares at a price per share being at least 10 per cent. higher than 160 pence has at that time been or is subsequently announced.

9. Other Information

9.1 Save as disclosed in this document, neither Argo nor Argo Acquisition is a party to any agreement or arrangement which relates to circumstances in which it may or may not invoke or seek to invoke a condition to the acquisition of Heritage.

9.2 Save as disclosed in this document, there has been no material change in the financial or trading position of the Heritage Group since 31 December 2007, being the date to which Heritage’s last audited accounts were prepared.

9.3 Save as disclosed in this document, there has been no material change to the financial position of the Argo Group since 31 December 2007, being the date to which Argo’s last audited accounts were prepared.

9.4 Save as disclosed in this document, there has been no material change in information previously published by or on behalf of Argo or Argo Acquisition or Heritage since 5 December 2007 (the date of commencement of the Offer Period).

9.5 HSBC has given and not withdrawn its written consent to the issue of this document with the inclusion of the references to its name in the form and context in which they appear.

9.6 KBC Peel Hunt has given and not withdrawn its written consent to the issue of this document with the inclusion of the references to its name in the form and context in which they appear.

9.7 Hines Associates has given and not withdrawn its written consent to the issue of this document with the inclusion of the references to its name in the form and context in which they appear.

9.8 Save as disclosed in Paragraph 4.10 of this Appendix IV, no agreement, arrangement or understanding (including any compensation arrangement) exists between Argo or Argo Acquisition or any person acting in concert with either of them for the purposes of the Offer and any of the Heritage Directors or recent directors, shareholders or recent shareholders of Heritage, or any person interested or recently interested in shares of Heritage, having any connection with, or dependence upon, the Offer.

9.9 Save as disclosed in this document, there is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Heritage Shares to be acquired by Argo Acquisition pursuant to the Offer will be transferred to any other person, save that Argo Acquisition reserves the right to transfer any such Heritage Shares to any member of the Argo Group.

9.10 Save as disclosed in Paragraph 6 of this Appendix IV, no proposal exists in connection with the Offer that any payment or other benefit shall be made or given by Argo or Argo Acquisition to any Heritage Director as compensation for loss of office or as consideration for, or in connection with, his retirement from office.

10. Documents available for inspection

Copies of the following documents will be available for inspection during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the offices of Mayer Brown International LLP, 11 Pilgrim Street, London EC4V 6RW, until the end of the Offer Period:

10.1 the memorandum and articles of association of Argo Acquisition and the memorandum of association and bye-laws of Argo;

10.2 the memorandum and articles of association of Heritage;

10.3 the audited consolidated accounts of Heritage for each of the three years ended 31 December 2005, 31 December 2006 and 31 December 2007;

10.4 the audited consolidated accounts of Argo for each of the three financial years ended 31 December 2005, 31 December 2006 and 31 December 2007;

10.5 the material contracts referred to in Paragraph 5 of this Appendix IV, including the Inducement Fee Agreement referred to in Part II of this document;

10.6 the service contracts and/or letters of appointment of the Heritage Directors summarised in Paragraph 6 of this Appendix IV;

10.7 copies of the irrevocable undertakings referred to in Paragraph 8 of this Appendix IV;

10.8 the consent letters referred to in Paragraph 9 of this Appendix IV; and

10.9 this document and the pro forma Form of Acceptance.

17	April 2008

APPENDIX V

DEFINITIONS

In this document and the accompanying Form of Acceptance, unless the context requires otherwise, the following expressions shall have the following meanings:

“AIM Rules”	the rules published by the London Stock Exchange governing admission to, and operation of, AIM

“AIM”	AIM, a market operated by the London Stock Exchange

“Argo Acquisition”	Argo Acquisition, Limited, a company incorporated in England and Wales with registered number 06543704 and with its registered office at 20 Blackfriars Lane, London EC4V 6HD

“Argo Acquisition Directors” or “Directors of Argo
Acquisition”	the directors of Argo Acquisition at the date of this document

“Argo Directors” or “Directors of Argo”	the directors of Argo at the date of this document

“Argo Group”	Argo and its subsidiary undertakings

“Argo Shares”	ordinary shares of $1.00 each in the capital of Argo

“Argo”	Argo Group International Holdings, Ltd, a company incorporated in Bermuda with registered number 26538 and with its registered office at 110 Pitts Bay Road, Pembroke, HM08 Bermuda

“Australia”	the Commonwealth of Australia, its territories and possessions and all areas subject to its jurisdiction and any political sub-division thereof

“BMA”	the Bermuda Monetary Authority

“Board”	as the context requires, the board of directors of Heritage or the board of directors of Argo or Argo Acquisition and the terms “Heritage Board”, “Argo Board” and “Argo Acquisition Board” shall be construed accordingly

“Business Day”	a day not being a Saturday or Sunday when banks generally are open in the City of London and in Hamilton, Bermuda for the transaction of general business

“Canada”	Canada, its territories and possessions and all areas subject to its jurisdiction and any political sub-division thereof

“certificated form” or “in
certificated form”	a share or other security which is not in uncertificated form (that is, not in CREST)

“City Code”	the City Code on Takeovers and Mergers

“Closing Price”	the closing middle market quotation of a Heritage Share as derived from the AIM Appendix to the Daily Official List

“Companies Acts”	the Companies Act 1985 (as amended) and (to the extent in force) the Companies Act 2006

“Competing Offer”	a third party announcing under Rule 2.5 of the City Code an offer or scheme of arrangement to acquire the whole of the issued share capital of Heritage by not later than 12.00 noon on the fourteenth day following the posting of the Offer Document;

“Conditions”	the conditions to the implementation of the Offer which are set out in Part A of Appendix I to this document

“Council of Lloyd’s”	the council constituted by Section 3 of the Lloyd’s Act 1982;

“Crest Manual”	the CREST Manual issued by Euroclear

“CREST member”	a person who has been admitted by Euroclear as a system-member (as defined in the Regulations)

“CREST participant”	a person who is, in relation to CREST, a system-participant (as defined in the Regulations)

“CREST payment”	has the meaning given to that term in the CREST manual

“CREST sponsor”	a CREST participant admitted to CREST as a CREST sponsor

“CREST sponsored member”	a CREST member admitted to CREST as a sponsored member

“CREST”	the relevant system (as defined in the Regulations) operated by Euroclear in accordance with which securities may be held or transferred in uncertificated form

“Daily Official List”	the Daily Official List of the London Stock Exchange

“Electronic Acceptance”	the inputting and settling of a TTE instruction which constitutes or is deemed to constitute an acceptance of the Offer on the terms set out in this document

“ESA instruction”	an Escrow Account Adjustment Input (AESN), transaction type “ESA” (as described in the CREST Manual)

“Escrow Agent”	Computershare Investor Services PLC in its capacity as escrow agent (as described in the CREST Manual)

“Euroclear”	Euroclear UK & Ireland Limited, the operator of CREST

“Exchange Act”	the United States Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder

“Final Dividend”	the final dividend in respect of the year ended 31 December 2007, of 6.0 pence per Heritage Share, announced on 11 March 2008 and payable to Heritage Shareholders on the register at the close of business on 28 March 2008

“First Closing Date”	8 May 2008

“Form of Acceptance”	the form of acceptance and authority relating to the Offer accompanying this document, which should only be completed by holders of Heritage Shares in certificated form

“FSA”	the Financial Services Authority and any successor body

“FSMA”	the Financial Services and Markets Act 2000

“Further Terms”	the further terms of the Offer set out in Part B of Appendix I to this document

“Hays Investors”	The Hays Group, Inc., Waters Investments LLC and Waters Investments II LLC

“HCC”	HCC Insurance Holdings Inc.

“HDL”	Heritage Direct Limited

“Heritage” or the
“Company”	Heritage Underwriting Agency plc

“Heritage Articles”	the articles of association of Heritage from time to time

“Heritage Directors”	the directors of Heritage at the date of this document

“Heritage Group”	Heritage and its subsidiary undertakings

“Heritage Preference Shares”	the A preference shares of 10 pence each in the capital of Heritage

“Heritage Share Schemes”	any or all of the Heritage Unapproved Share Option Scheme; the Heritage Approved Share Option Scheme 2002; the Heritage Unapproved Share Option Scheme 2006; and the Heritage Approved Share Option Scheme 2006

“Heritage Shareholders”	the holders of Heritage Shares

“Heritage Shares”	ordinary shares of 10 pence each in the capital of Heritage

“Heritage Warrants”	the 5,000,000 warrants to subscribe for Heritage Shares at 75 pence per share constituted by an instrument dated 3 July 2006

“HGSL”	Heritage Group Services Limited

“Hines Associates”	Hines Associates Limited, whose registered office is at 42 Carlyle Square, London, SW3 6HA

“HMA”	Heritage Managing Agency Limited

“holder”	a registered holder

“HSBC”	HSBC Bank Plc, whose registered office is at 8 Canada Square, London, E14 5HQ

“Japan”	Japan, its territories and possessions and all areas subject to its jurisdiction and any political sub-division thereof

“KBC Peel Hunt”	KBC Peel Hunt Ltd, whose registered office is at 111 Old Broad Street, London, EC2N 1PH

“Lloyd’s”	the Society and Corporation of Lloyd’s incorporated by the Lloyd’s Act of 1871

“London Stock Exchange”	London Stock Exchange plc

“member account ID”	the identification code or number attached to any member account in CREST

“Offer”	the offer, recommended by the Heritage Directors, to acquire the entire issued and to be issued ordinary share capital of Heritage on the terms and subject to the conditions set out or referred to in this document and, in relation to any Heritage Shares in certificated form, the Form of Acceptance (including, where the context admits, any subsequent revisions, variations, extensions or renewals thereof)

“Offer Document”	this document

“Offer Period”	the period commencing on (and including) 5 December 2007 and ending on whichever of the following dates shall be the latest: (i) 1:00 p.m. on the First Closing Date; (ii) the date on which the Offer lapses; and (iii) the date on which the Offer becomes or is declared unconditional in as to acceptances

“Offer Price”	154 pence per Heritage Share

“Overseas Person”	any person who is not resident in the United Kingdom, or who is a citizen, resident or national of a jurisdiction outside the United Kingdom, or who is otherwise subject to the laws of any jurisdiction other than the United Kingdom, or who is a nominee of, or custodian or trustee for, any citizen, resident or national of any country other than the United Kingdom

“Overseas Shareholder”	a Heritage Shareholder who is an Overseas Person

“Panel”	the Panel on Takeovers and Mergers

“participant ID”	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant

“Receiving Agent” or
“Registrars”	Computershare Investor Services PLC

“Regulations”	the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755)

“Regulatory Information
Service”	as defined in the AIM Rules

“Relevant Authority”	any central bank, government, government department or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority (including any national or supranational antitrust or merger control authority), court, tribunal, stock exchange, trade agency, professional association or institution, environmental body or any other such person or body whatsoever in any jurisdiction

“Restricted Jurisdiction”	Canada, Australia, Japan or any other jurisdiction where local law or regulations may restrict the release, publication or distribution of information concerning the Offer or result in a significant risk of civil, regulatory or criminal exposure or prosecution if information concerning the Offer is sent or made available to Heritage Shareholders in that jurisdiction

“Shares” or “Heritage
Shares”	includes:

(a) the existing unconditionally allotted or issued and fully paid ordinary shares of 10 pence each in the capital of Heritage; and

(b) any further ordinary shares of 10 pence each in the capital of Heritage which are unconditionally allotted or issued and fully paid before the Offer closes or before such earlier date as Argo Acquisition (subject to the City Code) may determine, not being earlier than the date on which the Offer becomes or is declared unconditional as to acceptances but excludes any such shares held as treasury shares on such date as Argo Acquisition may determine before the Offer closes (which may be a different date to the date referred to above)

“TFE instruction”	a transfer from escrow instruction (as described in the CREST Manual)

“TTE instruction”	a transfer to escrow instruction (as described in the CREST Manual)

“UK” or “United Kingdom”	the United Kingdom of Great Britain and Northern Ireland (and its dependent territories)

“uncertificated” or “in
uncertificated form”	in relation to a share or other security, a share or other security title to which is recorded on the relevant register of the share or security concerned as being held in uncertificated form in CREST and, by virtue of the Regulations, may be transferred by means of CREST

“US Person(s)”	has the meaning ascribed to it by Regulation S under the Securities Act

“US Securities Act” or
“Securities Act”	the United States Securities Act of 1933, as amended, and the rules and regulations promulgated under that act

“US” or “United States”	the United States of America, its territories and possessions, any State of the United States and the District of Columbia

“US business day”	any day excluding any Saturday, Sunday or US federal holiday, and shall consist of the time period from 12:01 a.m. through 12:00 midnight US Eastern time and be determined in accordance with Rule 14d-1(g) under the Exchange Act.

All references to time in this document are to London time except where otherwise stated.

Words importing the singular shall include the plural and vice versa, and words importing the masculine gender shall include the feminine or neutral gender.

Terms defined in the CREST Manual shall have the same meanings where used in this document.

For the purposes of this document, “subsidiary”, “subsidiary undertaking”, “associated undertaking” and “undertaking” have the meanings given to them by the Companies Act 2006 (but for this purpose ignoring paragraph 19(1)(b) of The Large and Medium-Sized Companies and Groups (Accounts and Reports) Regulations 2008) and “substantial interest” means a direct or indirect interest in 20 per cent. or more of the equity share capital (as defined in that Act) of any undertaking. References to “£”, “sterling”, “p” and “pence” are to the lawful currency of the United Kingdom and references to “$”, “dollar”, “c” and “cents” are to the lawful currency of the United States of America.

Amounts shown in both sterling and dollars have been translated for convenience at a rate of $2 equals £1.